As filed with the Securities and Exchange Commission on February 9, 1996


                                                      Registration No. 333-00173
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                AMENDMENT NO. 1


                                   FORM S-1
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            OAKHURST COMPANY, INC.
                      (formerly Oakhurst Capital, Inc.)
            (Exact name of registrant as specified in its charter)

           Delaware                   5013                 25-1655321
       (State or Other         (Primary Standard        (I.R.S. Employer
         Jurisdiction              Industrial           Identification No.)
     of Incorporation or      Classification Code
        Organization)               Number)


           1001 Santerre Drive, Grand Prairie, Texas (214) 660-4499
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                                Mark Auerbach
        Chairman of the Board of Directors and Chief Executive Officer
                            Oakhurst Company, Inc.
                             1001 Santerre Drive
                             Grand Prairie, Texas
                                (214) 660-4499
                   (Name, address, including zip code, and
         telephone number, including area code, of agent for service)

                               with copies to:
                   Roger M. Barzun         Roger D. Feldman
                     P.O. Box 767        Bingham, Dana & Gould
                  Concord, MA 01742       150 Federal Street
                    (508) 287-4275         Boston, MA 02110
                                            (617) 951-8000



      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                     CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------
Title of               Amount to be     Proposed Maximum       Proposed Maximum      Amount of
Securities to          Registered       Offering  Price        Aggregate Offering    Registration Fee
be Registered                           Per Share*             Price*

------------------------------------------------------------------------------------------------------
Common  Stock,         987,451 shares   $1.50                  $1,481,176.50        $511.00**
$.01 par value
per share
------------------------------------------------------------------------------------------------------


* Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sale prices reported in the consolidated trading system of the Nasdaq Small-Cap Market on January 9, 1996.


**    Previously paid.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            Oakhurst Company, Inc.

Cross Reference Sheet between Items in Part I of Form S-1 and the Prospectus pursuant to Item 501(b) of Regulation S-K


     Form S-1
     Item Number and Caption                                   Caption in Prospectus
     -----------------------                                   ---------------------

1.   Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus..................  Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of
     Prospectus.............................................  Inside Front and Outside Back Cover Pages
                                                              of Prospectus; Available Information

3.   Summary Information; Risk Factors; and Ratio of
     Earnings to Fixed Charges..............................  Prospectus Summary; Risk Factors; Not Applicable

4.   Use of Proceeds........................................  Prospectus Summary; Use of Proceeds

5.   Determination of Offering Price........................  Outside Front Cover Page of Prospectus

6.   Dilution...............................................  Not Applicable

7.   Selling Security Holders...............................  Principal Stockholders; Selling Stockholders

8.   Plan of Distribution...................................  Outside Front and Inside Front Cover Page of
                                                              Prospectus; Plan of Distribution

9.   Description of Securities to be Registered.............  Outside Front Cover Page of Prospectus; Prospectus
                                                              Summary; Dividend Policy; Description of Capital Stock;
                                                              Capitalization; Price Range of Common Stock

10.  Interests of Named Experts and Counsel.................  Legal Matters; Experts

11.  Information with Respect to Registrant.................  Outside Front and Inside Front Cover Pages of Prospectus;
                                                              Prospectus Summary; Risk Factors; The Company; Dividend
                                                              Policy; Capitalization; Selected Financial Data; Management's
                                                              Discussion and Analysis of Financial Condition and Results of
                                                              Operations; Business; Management; Certain Transactions; Principal
                                                              Stockholders; Selling Stockholders; Description of Capital Stock;
                                                              Consolidated Financial Statements

12.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities.........................  Not Applicable


                             Dated February 9, 1996


                            Oakhurst Company, Inc.
                                  PROSPECTUS

                                987,451 Shares
                         Common Stock, $.01 par value
                          --------------------------

      This Prospectus ("Prospectus") of Oakhurst Company, Inc. (formerly Oakhurst Capital, Inc.), a Delaware corporation (the "Company" or "Oakhurst"), relates to up to 987,451 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), being sold by certain stockholders of the Company, including certain directors and executive officers of the Company (the "Selling Stockholders"), for their respective accounts. See "Description of Capital Stock," "Principal Stockholders" and "Selling Stockholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


      The Common Stock of the Company is traded on the Nasdaq Small-Cap Market under the symbol OAKC. On February 7, 1996 the last reported sale price of the Common Stock on the Nasdaq Small-Cap Market was $1.50 per share. See "Price Range of Common Stock."


--------------------------------------------------------------------------------------
                      Price to Public      Underwriting         Proceeds to Selling
                                           Discounts and        Stockholders
                                           Commissions
--------------------------------------------------------------------------------------
Per Share             (1)                  (1)(2)               (1)(2)
--------------------------------------------------------------------------------------
Total                 (1)                  (1)(2)               (1)(2)
--------------------------------------------------------------------------------------

      (1) The sale or distribution of the Shares may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) or (i) on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

      All of the 266,667 shares of Common Stock being sold by Anthony N. Puma are subject to restrictions on transfer and sale for the period from October 20, 1994 to October 19, 1996 and 133,334 of such shares are subject to restrictions on transfer and sale until October 19, 1997, all pursuant to a Stock Agreement, dated as of October 20, 1994, between the Company and Anthony N. Puma. See "Selling Stockholders" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

      Certain of the underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course.

      See "Plan of Distribution", "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Selling Stockholders."


      (2) The Company has agreed to prepare and file this Prospectus and the related Registration Statement and supplements and amendments thereto required by the Securities Act with the Securities and Exchange Commission, to register and qualify the Common Stock if required under applicable Blue Sky laws, and to deliver copies of the Prospectus to the Selling Stockholders. The expenses incurred in connection with the same, estimated at $88,511, will be borne by the Company. The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which expenses will be borne by the Selling Stockholder.


For a Discussion of Certain Factors that should be Considered by Prospective Investors See "Risk Factors."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed rates. In addition, the Company's Common Stock is listed on the Nasdaq Small-Cap Market, and reports, proxy statements, information statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. The Registration Statement can be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20006, and copies may be obtained therefrom upon payment of the fees prescribed by the Commission.

      Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any information that was incorporated by reference in the Prospectus (other than exhibits to documents, unless such exhibits are specifically incorporated by reference into the information incorporated by reference in the Prospectus). The Company will also provide upon specific request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all documents filed from time to time by the Company with the Commission pursuant to the Exchange Act. Requests for such copies should be directed to Karen Stempinski, Vice President and Treasurer, Oakhurst Company, Inc., 1001 Santerre Drive, Grand Prairie, Texas 75050, (214) 660-4448.

      The Company intends to furnish its stockholders with annual reports containing audited financial statements and with quarterly reports for the first three fiscal quarters of each year containing certain unaudited interim financial information.

                              PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements (including notes thereto) appearing elsewhere in this Prospectus.


                                 The Company

      Oakhurst Company, Inc., formerly known as Oakhurst Capital, Inc. and prior to that as Hallwood Holdings Incorporated ("Oakhurst" or the "Company"), is a holding company which was formed as a result of a merger transaction in July 1991, in which Steel City Products, Inc. ("SCPI") became a majority-owned subsidiary of Oakhurst. In accordance with the merger, Oakhurst owns 10% of the outstanding common stock of SCPI and all of the SCPI Series A Preferred Stock, with the result that the aggregate fair market value of SCPI's common stock and Series A Preferred Stock owned by Oakhurst is equal to approximately 90% of the aggregate fair market value of all the issued and outstanding capital stock of SCPI, and represents 90% of the voting stock of SCPI.

      Under the trade name "Steel City Products," SCPI is engaged in the distribution of automotive parts and accessories to independent retailers from a facility in Pittsburgh, Pennsylvania. This business has been owned by the Company or its predecessors since 1969.

      In January 1994, Oakhurst acquired all the outstanding capital stock of H&H Distributors, Inc., d/b/a Harry Survis Auto Center ("H&H"), a
Pittsburgh-based company involved in the distribution and installation of automotive accessories, including stereos, alarms and cellular phones.

      In August 1994, Oakhurst acquired all the outstanding capital stock of Dowling's Fleet Service Co., Inc. ("Dowling's"), a distributor of automotive radiators based in Mt. Vernon, New York that operates six facilities in New York, Connecticut and New Jersey.

      In October 1994, Oakhurst acquired all the outstanding capital stock of Puma Products, Inc. ("Puma"), a distributor of accessories to the van and light truck conversion industry, based in Grand Prairie, Texas.


     The Company conducts all of its operations through its subsidiaries and has no significant assets other than the shares of, or inter-company advances to and from, such subsidiaries.


      The Company was incorporated in Delaware in 1991. Its principal executive offices are located at 1001 Santerre Drive, Grand Prairie, Texas 75050, and its telephone number is (214) 660-4499.

      In March 1995, the Company formed a wholly-owned subsidiary, Oakhurst Management Corporation, to coordinate the provision of corporate administrative services to the Company and its subsidiaries. Certain existing employees and officers of the Company are now paid and are provided benefits by Oakhurst Management Corporation.

      In August 1995, Oakhurst Holdings, Inc. was formed to hold and manage intangible investments, including without limitation, investments in stocks, bonds, notes and other debt obligations, patents, patent applications, trademarks, trade names and similar intangible assets on behalf of SCPI, H&H, Dowling's and Puma. As of the date of this Prospectus, all of the issued and outstanding capital stock of Oakhurst Holdings, Inc. was owned of record by SCPI, Dowling's, H&H and Puma which stock was issued to each in consideration of the contribution of certain intangible assets and investments by each to Oakhurst Holdings, Inc.

                                 The Offering

Common Stock offered by the Selling Stockholders            987,451 shares

Common Stock outstanding at December 1, 1995......          3,195,235 shares(1)



Use of Proceeds by the Company...................           The Company will not receive any proceeds
                                                            from the sale of the shares of the Common
                                                            Stock offered hereby by the Selling
                                                            Stockholders

Nasdaq Small-Cap Market Symbol..................            OAKC


(1) Excludes as of December 1, 1995, (i) 561,074 shares of Common Stock issuable upon exercise of stock options outstanding at exercise prices per share ranging from $2.75 to $3.875, (ii) 16,348 shares of Common Stock reserved for issuance under the 1994 Omnibus Stock Option Plan and 28,000 shares of Common Stock reserved for issuance under the 1994 Non-Employee Director Stock Option Plan, and (iii) 120,346 shares of Common Stock issuable upon conversion of convertible debt issued to certain executives of Dowling's in connection with the Company's acquisition of Dowling's. See "Management-Stock Option Plans" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                             OAKHURST COMPANY, INC.
                       SUMMARY CONSOLIDATED AND UNAUDITED
                         PRO FORMA FINANCIAL INFORMATION
                      (In thousands, except per share data)





                        Nine       Thirty-nine                                  Fiscal      Fiscal     Fiscal       Fiscal
                       Months        Weeks                                       Year        Year       Year         Year
                       Ended         Ended                                       Ended       Ended      Ended        Ended
                      November      November       Fiscal Year Ended            February    February   February      March
                        30,            26,         February 28, 1995              26,         27,         29,          2,
                       1995          1994(2)     Actual(2) Pro Forma(1)           1994        1993       1992         1991
                      -------       -------      ---------------------           -------     -------    -------      -------
                                                            (Unaudited)


Operating results:
Sales                 $38,122       $31,089      $43,142      $53,219           $32,386     $33,584    $29,893      $29,255
                      =======       =======      =======      =======           =======     =======    =======      =======
Income (loss) from
   continuing
   operations         $(3,084)      $ 1,058      $  819       $ 1,157           $  439       $  742    $   99       $  (38)

Income (loss) on
   disposal of
   discontinued
   operations              -             90          90            -                 -         (44)       130       (3,362)
                      ------        -------      ------       ------            ------       ------    ------      -------

Net income (loss)    $(3,084)       $ 1,148      $  909       $1,157            $  439       $  698     $  229      $(3,400)
                      ======        =======      ======       ======            ======       ======     ======     ========

Per share amounts:
Income (loss) from
   continuing
   operations         $(0.97)       $  0.34     $ 0.27       $ 0.36             $ 0.16      $ 0.27     $ 0.03       $(0.01)

Income (loss) from
   discontinued
   operations              -           0.03       0.03            -                  -      (0.02)      0.05        (1.31)
                      ------        -------     ------       ------             ------     ------     ------       ------

Net income (loss)     $(0.97)       $  0.37     $ 0.30       $ 0.36             $ 0.16     $ 0.25     $ 0.08       $(1.32)
                      ======        =======     ======     ========             ======     ======     ======       ======






                          Pro Forma                   Actual
                                            ------------------------------
                         November 30,       November 30,        February 28,
                            1995 (3)           1995               1995
                         ------------       ----------        -------------
Balance sheet data:
Total assets               $27,253           $27,923            $33,301
Long-term obligations        2,354             1,869              5,627
Creditor notes(4)(5)         1,048             1,048              1,323
Stockholders' equity        11,885            11,793             14,835


(1) Gives effect to (i) the acquisition of Dowling's in August 1994 and (ii) the acquisition of Puma in October 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


(2) The results of operations for the fiscal year ended February 28, 1995 and the thirty-nine weeks ended November 26, 1994 include the results of operations of Dowling's and Puma from dates of acquisitions in August 1994 and October 1994, respectively.

(3) Gives effect to changes in liabilities associated with the Dowling's and Puma acquisitions and the related effect on the excess of cost over net assets acquired in respect of Dowling's. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.")


(4) In September 1990, SCPI completed the sale of its Retail Division to RAC as discussed in Note 8 to the Consolidated Financial Statements. The loss on the sale was recorded in the fiscal year ended March 3, 1990. SCPI remained contingently liable for most mortgage debt, and for many lease obligations of the Retail Division following the sale. RAC went into bankruptcy in March 1991. RAC's Reorganization Plan (the "RAC Plan") contained provision for releases in favor of SCPI together with an injunction against further actions by contingent creditors against SCPI. Accordingly, SCPI was released from further liability except for payment of the Creditor Notes as further described in Notes 6 and 8 of the Consolidated Financial Statements.

(5) These amounts represent the discounted value of the Creditor Notes, which were issued by SCPI pursuant to the RAC Plan. See Notes 6 and 8 to the Consolidated Financial Statements.

                                  RISK FACTORS

      An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors in addition to the other information set forth in this Prospectus before purchasing the shares of Common Stock offered hereby.

      Competition. The automotive parts and accessories distribution industry is highly competitive, with many similar companies operating in the Company's various market niches.

      Steel City Products, Inc. Several distributors compete with SCPI, and many of SCPI's suppliers also offer their products directly to SCPI's customers. SCPI competes on the basis of breadth of merchandise offered, price, levels of service, order fill rates and order turn-around times, supported by the product expertise of its field and headquarters personnel. There can be no assurance that SCPI will continue to compete effectively or maintain its current market position.


      H&H Distributors, Inc. In its automotive accessories business, H&H competes with other distributors of such products and with manufacturers that offer their products directly to H&H's customers. There can be no assurance that H&H will be able to continue to compete effectively or retain its market position. In its cellular phone business, where H&H acts as an agent for Bell Atlantic Mobile Systems ("BAMS"), H&H competes with other agents for BAMS, with direct sales by BAMS salespeople and BAMS retail sales, and with sales by AT&T Wireless Communications (formerly "Cellular One") and its agents. The significant growth in the cellular phone industry has resulted in a proliferation of retailers attempting to satisfy customers for these services and there can be no assurance that H&H will be able to maintain its competitive position. In addition, although H&H has entered into a five year agency agreement with BAMS, there can be no assurance that such agency agreement will not be terminated nor that the economic terms thereof will not be changed. The loss of the BAMS agency agreement would have a material adverse effect on H&H.

      Dowling's Fleet Service Co., Inc. Many distributors compete with Dowling's in its business of supplying automotive radiators to radiator repair shops, although most competitors are smaller than Dowling's, and many operate as "multi-tier" resources (supplying dealers, jobbers and retail customers, as well as radiator repair shops), a practice which Dowling's avoids so as not to compete with its own customers. Dowling's competes on the basis of wide product selection, quality radiator products (featuring "Modine," a high quality after-market radiator), price and service (including twice-daily deliveries to customers, using Dowling's own vehicle fleet) and the economies of scale it is able to achieve in buying and in operations. There can be no assurance that Dowling's will continue to compete effectively or that competitors will not attract Dowling's customers or open facilities within Dowling's current market area. In fact, several competitors have opened new facilities in recent years, and in the first quarter of fiscal 1996, Dowling's encountered several new competitors in one of its markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Significant Events and Trends".

      Puma Products, Inc. In its business supplying vehicle converters and other customers with accessories for the van and light truck markets, Puma competes with a large number of manufacturers and distributors. Puma generally competes on the basis of innovative, high-quality products, many of which are manufactured to its own specifications, thus providing Puma with the ability to supply a range of products to converters seeking a single resource. There can be no assurance that Puma will continue to compete effectively or maintain its current market position.


      Dependence on Key Personnel. The Company is dependent upon a number of key management personnel, at both the Company and subsidiary levels. The loss of the services of one or more of these key individuals may have a material adverse effect upon the Company or its subsidiaries. The Company's success will also depend on its ability to attract and retain other highly qualified management personnel. The Company faces strong competition for such personnel and there can be no assurance that the Company will be able to attract or retain such personnel. See "Management."


      In addition, the Company and its subsidiaries are dependent on a large number of employees. All warehouse and certain office employees of SCPI are represented by Local 636 of the International Brotherhood of Teamsters. Renewal negotiations related to the union agreement have continued beyond its expiration on November 30, 1995. Employees of the Company and its other subsidiaries are not represented by any unions. In the past, neither the Company nor its subsidiaries has encountered significant labor relations difficulties, but there can be no assurance that this will continue to be the case. See "Business - Dowling's Fleet Service Company, Inc. - Employees."


      Product Liability. The marketing and sale of automobile products entails an inherent risk of allegations of product defects or other product liability claims and there can be no assurance that such allegations will not be asserted against the Company and/or its subsidiaries. The Company and each of its subsidiaries is covered by a limited amount of product liability insurance, and although neither the Company nor, to the best of its knowledge, any of its subsidiaries, has encountered significant product liabilities in the past, there can be no assurance that the Company or its subsidiaries has, or will be able to maintain, sufficient insurance or will have sufficient resources to satisfy any liability resulting from any potential claims. Any successful products liability claim made against the Company and/or its subsidiaries in excess of insurance coverage could substantially reduce any stockholders' equity in the Company and could have a material adverse effect on the Company and/or its subsidiaries.

      Net Operating Tax Loss Carryforwards. The Company currently enjoys the benefit of substantial Net Operating Tax Loss Carryforwards (the "Tax Benefits"), which shelter most of the Company's income from federal income taxes, and are expected by the Company to continue to do so for several years. A change of control (as defined in the applicable Internal Revenue Service regulations) in the ownership of Oakhurst or SCPI could result in the loss of most of the Tax Benefits. While there can be no assurance that such a change of control will not occur with regard to either Oakhurst or SCPI, management has taken steps to help preclude such an event through limitations on the transfer of shares (see "Description of Capital Stock - Delaware Law and Certain Charter and By-Law Provisions"). Loss of the Tax Benefits could have a material adverse effect on the Company's net income. The Company believes that the registration of the shares offered by the Selling Stockholders pursuant to this registration will not result in a change of control.

      Effect of Certain Charter and By-Law Provisions. The Company's Certificate of Incorporation contains provisions designed to limit the transferability of shares of the Company's capital stock in order to preserve the Tax Benefits. Such provisions may, in certain cases, have the effect of decreasing the liquidity of shares of the Company's Common Stock and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may also discourage acquisition bids for the Company by limiting the number of shares that potential acquirors would be able to purchase. Shares of Preferred Stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company. See "Description of Capital Stock - Delaware Law and Certain Charter and By-Law Provisions."

      Recent Acquisition of H&H Distributors, Inc., Dowling's Fleet Service Co., Inc. and Puma Products, Inc. The Company acquired H&H in January 1994; Dowling's in August 1994; and Puma in October 1994. There can be no assurance that any or all of these companies will be successfully integrated into the Company's operation or that past financial results of any or all of these companies will continue under Oakhurst's ownership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources," "Business - Acquisition of Operating Subsidiaries" and "Business Legal Proceedings."

      Sources of Supply. SCPI and H&H acquire merchandise from a number of different suppliers, none of which accounts for more than 15% of their respective revenues.

      H&H's cellular phone business is dependent on the continuation of its relationship with BAMS or the development of an alternative relationship with AT&T Wireless Communications. The current five-year BAMS agency agreement was entered into in 1993.

      Approximately 60% of the radiators sold by Dowling's are acquired from a single supplier, Modine Manufacturing Company ("Modine"), and while Dowling's has had a business relationship with Modine for many years and believes that it is one of Modine's largest customers, there can be no assurance that this relationship will continue. However, the Company believes that other sources are available should Modine for any reason be unable to satisfy Dowling's needs.


      Approximately 60% of the products sold by Puma have in the past been obtained from a single foreign source and there can be no assurance that such products will remain available to Puma at favorable prices or that Puma will not be adversely affected in the event that these products cease to be available. In addition, changes in the currency exchange rate with regard to the foreign source's country could result in changes in the prices Puma pays for such products.


      In addition, from time to time, market or seasonal conditions may affect the availability of certain merchandise, which changes in availability may individually or in the aggregate have a material adverse effect on the Company or any one or more of its subsidiaries.


      Customer Base. SCPI's customers are continually affected by changes in the retail environment, including the recent competitive pressures facing regional mass merchandisers and the growing influence of automotive specialty chains. These changes have led to fluctuations in the level of business that SCPI enjoys with individual customers. For example, in recent years, SCPI has lost some significant customers principally due to the financial difficulties of those customers, and has suffered reductions in business as certain customers have closed stores in the face of competition or have reduced their automotive merchandise selection. Furthermore, some customers have changed their buying practices to acquire certain merchandise direct from manufacturers rather than through distributors such as SCPI. In fiscal 1994, SCPI's three largest customers (those individually representing more than 10% of SCPI's sales) accounted for 49% of Oakhurst's sales; in fiscal 1995, such customers, numbering two, accounted for 24% of Oakhurst's sales. In October, 1995 one of these large customers, Jamesway, filed for bankruptcy protection and immediately ceased buying from SCPI, and the other, Forest City, advised SCPI that it would change its source of supply over the succeeding months. See "Management's Discussion & Analysis of Financial Condition and Results of Operations - Significant Events and Trends" and "Business - Steel City Products, Inc. - Customer Base."



      Continuing efforts to develop new revenue sources have enabled SCPI to replace some of the lost business, but its profitability has been adversely affected. There can be no assurance that SCPI will be able to continue to replace the lost business or that it will not again be faced with customer losses. SCPI has recently decided to add non-food pet supplies to its merchandise selection, in an effort to increase sales to existing customers that also sell pet supplies, and to add new customers. There can be no assurance that these efforts will be successful.


      There can be no assurance that the Company's other operating subsidiaries will not face customer losses.

      Certain customers ("converters") of Puma Products are dependent on supplies of new vehicles from the major automobile manufacturers. Such supplies can be affected by industry demand for new vehicles. Since March 1995, many of Puma Products' converter customers have received many fewer vehicles than in the past, with the result that such customers have since March 1995 severely curtailed their purchases of accessories from Puma, and Puma has encountered increased competition and price pressure for such accessories.


      Working capital. The Company and its subsidiaries require adequate levels of inventory to support their various businesses. In the past, Oakhurst has maintained adequate levels of working capital from operating cash flow and bank lines of credit. While the Company believes that its current and proposed future banking agreements provide adequate working capital, there can be no assurance that this will continue to be the case if operating cash flow is insufficient to meet seasonal needs, to support sales growth or to finance capital expenditure requirements and debt repayments. Much of the projected operating cash flow for the next few years from the businesses acquired in 1994 will be required to repay bank debt, seller loans and earn-outs. Furthermore, the limitations on a change of control of the Company may inhibit the raising of capital through the sale of stock by Oakhurst. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations - Liquidity and Financial Resources."

                                    The Company

      Oakhurst Company, Inc., formerly known as Oakhurst Capital, Inc. and prior to that as Hallwood Holdings Incorporated, ("Oakhurst" or "the Company") is a holding company which was formed as a result of a merger transaction in July 1991, in which Steel City Products, Inc. ("SCPI") became a majority-owned subsidiary of Oakhurst. In accordance with the merger, Oakhurst owns 10% of the outstanding common stock of SCPI and all of the SCPI Series A Preferred Stock, with the result that the aggregate fair market value of SCPI's common stock and Series A Preferred Stock owned by Oakhurst is equal to approximately 90% of the aggregate fair market value of all the issued and outstanding capital stock of SCPI, and represents 90% of the voting stock of SCPI.

      Under the trade name "Steel City Products," SCPI is engaged in the distribution of automotive parts and accessories to independent retailers from a facility in Pittsburgh, Pennsylvania. This business has been owned by the Company or its predecessor since 1969.

      In January 1994, Oakhurst acquired all the outstanding capital stock of H&H Distributors, Inc., d/b/a Harry Survis Auto Center ("H&H"), a
Pittsburgh-based company involved in the distribution and installation of automotive accessories, including stereos, alarms and cellular phones.

      In August 1994, Oakhurst acquired all the outstanding capital stock of Dowling's Fleet Service Co., Inc. ("Dowling's"), a distributor of automotive radiators based in Mt. Vernon, New York that operates six facilities in New York, Connecticut and New Jersey.


      In October 1994, Oakhurst acquired all the outstanding capital stock of Puma Products, Inc., a distributor of accessories to the van and light truck conversion industry, based in Grand Prairie, Texas.

      The Company conducts all of its operations through its subsidiaries and has no significant assets other than the shares of, or inter-company advances to and from, such subsidiaries.

      The Company was incorporated in Delaware in 1991. Its principal executive offices are located at 1001 Santerre Drive, Grand Prairie, Texas, and its telephone number is (214) 660-4499.


      In March 1995, the Company formed a wholly-owned subsidiary, Oakhurst Management Corporation, to coordinate the provision of corporate administrative services to the Company and its subsidiaries. Certain existing employees and officers of the Company are now paid and are provided benefits by Oakhurst Management Corporation.

      In August 1995, Oakhurst Holdings, Inc. was formed to hold and manage intangible investments, including without limitation investments in stocks, bonds, notes and other debt obligations, patents, patent applications, trademarks, trade names and similar intangible assets on behalf of SCPI, H&H, Dowling's and Puma. As of the date of this Prospectus, all of the issued and outstanding capital stock of Oakhurst Holdings, Inc. was owned of record by SCPI, Dowling's, H&H and Puma which stock was issued to each in consideration of the contribution of certain intangible assets and investments by each to Oakhurst Holdings, Inc.


                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling Stockholders.

                                 DIVIDEND POLICY

      The Company has not paid cash dividends since its inception. The Company currently intends to retain all of its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                            PRICE RANGE OF COMMON STOCK

      The Company's Common Stock is listed and traded on the Nasdaq Small-Cap Market under the symbol OAKC.

      The following table sets forth, for the period indicated, the range of the high and low bid prices for the Company's Common Stock as reported by Nasdaq:



                   Fiscal Year Ended February 28, 1995         Fiscal Year Ended February 29, 1996
                   -----------------------------------         -----------------------------------
Quarter                 High         Low                                High        Low
-------                 ----         ---                                ----        ---
First                   $3.75       $2.50                              $3.75       $2.50

Second                  $4.75       $3.13                              $2.625      $1.875

Third                   $4.94       $3.50                              $2.25       $1.375

Fourth (1)              $3.88       $3.13                              $1.50       $1.00

(1) For the fiscal year ended February 29, 1996, the high and low bid prices for the Company's Common Stock as reported by nasdaq for the period December 1, 1995 to February 7, 1996.

      The stock price ranges represent the high and low bid quotations on the Nasdaq Small-Cap Market and reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.


      At the close of business on February 28, 1995, there were 3,300 holders of record of the Common Stock. On February 7, 1996, the closing sale price of the
Common Stock, as reported by the Nasdaq Small-Cap Market, was $      per share.

                                  CAPITALIZATION

                           (Dollar amounts in thousands
                              except per share data)



      The following table sets forth the capitalization of the Company at November 30, 1995. This information should be read in conjunction with the Company's consolidated financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."



                                                        Actual          Pro Forma (B)
                                                       November 30,    November 30,
                                                           1995            1995
                                                       ------------    -----------
Long-term debt and creditor notes, excluding
 current portion....................................    $   2,506       $   2,991
                                                        ---------       ----------
Stockholders' equity:
  Preferred  stock,  par value $0.01 per share;
    authorized 1,000,000 shares; none issued........            -               -
  Common stock, par value $0.01 per share;
    authorized 14,000,000 shares; issued
    3,195,235 [Per 11/30/95 Balance Sheet]
    (A) shares. ....................................           32              32
  Additional paid-in capital........................       46,522          46,522
  Deficit (reorganized on August 26, 1989)..........      (34,760)        (34,668)
  Treasury stock, at cost, 207 common shares........           (1)             (1)
                                                         --------       ---------
Total stockholders' equity..........................       11,793          11,885
                                                        ---------       ---------
Total capitalization................................    $  14,299       $  14,876
                                                        =========       =========



(A) As of November 30, 1995, excludes (i) 561,074 shares of Common Stock issuable upon exercise of stock options outstanding at exercise prices per share ranging from $2.75 to $3.875, (ii) 16,348 shares of Common Stock reserved for issuance under the 1994 Omnibus Stock Option Plan and 28,000 shares of Common Stock reserved for issuance under the 1994 Non-Employee Director Stock Option Plan, and (iii) 120,346 shares of Common Stock issuable upon conversion of convertible debt issued to certain executives of Dowling's in connection with the Company's acquisition of Dowling's. See "Management - Stock Option Plans" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(B) Gives effect to changes in liabilities associated with the Dowling's and Puma acquisitions and the related effect on the excess of cost over net assets acquired in respect of Dowling's. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.")

    SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA FINANCIAL DATA



The selected historical consolidated financial data set forth below as of February 28, 1995 (actual), February 26, 1994 and for each of the three years in the period ended February 28, 1995 (actual), are derived from the Company's consolidated financial historical statements included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, the Company's independent auditors. The selected historical consolidated financial data set forth below as of February 27, 1993, February 29, 1992 and March 2, 1991 and for the years ended February 29, 1992 and March 2, 1991 have been derived from the Company's audited consolidated financial statements which are not included herein. The selected consolidated financial data set forth below as of and for the nine months ended November 30, 1995 and as of and for the thirty-nine weeks ended November 26, 1994 are derived from the Company's unaudited consolidated financial statements which have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the results of operations for such periods. Operating results for the nine months ended November 30, 1995 are not necessarily indicative of the results that may be expected for the year ending February 29, 1996. The selected pro forma consolidated financial data set forth below are derived from the Company's unaudited consolidated financial statements included elsewhere in this Prospectus. The following table sets forth selected financial and other data of the Company and its subsidiaries and should be read in conjunction with the Company's consolidated financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.


                     OAKHURST COMPANY, INC. AND SUBSIDIARIES
               (Dollar amounts in thousands except per share data)





                                                Thirty-nine                           Fiscal    Fiscal     Fiscal     Fiscal
                                                   Weeks                               Year      Year       Year      Year
                                     Nine Months   Ended         Fiscal Year Ended    Ended      Ended     Ended      Ended
                                       Ended      November          February 28,     February   February  February    March
                                        1995       26,                1995             26,       27,        29,       2,
                                       Actual     1994(5)    Pro Forma(1)   Actual     1994      1993      1992(2)    1991
                                     ---------    ------    -----------------------    -----     -----     --------   -----
                                    (Unaudited) (Unaudited) (Unaudited)


Operating results:
Sales                                  $38,122    $31,089      $53,219   $43,142     $32,386   $33,584  $29,893    $29,255
                                       =======    =======      =======   =======     =======   =======  =======    =======
Income (loss)
  from continuing
  operations                           $(3,084)    $1,058       $1,157    $  819      $  439    $  742   $   99     $  (38)

Income (loss)
  from discontinued
  operations(3)                             -          90           -        90           -      (44)     130       (3,362)
                                       ------     -------      -------   -------     -------   -------   ------    -------

Net income (loss)                     $(3,084)      $1,148      $1,157    $  909      $   439   $  698   $  229     $(3,400)
                                       ======       ======      ======    ======      =======   =======  =======    =======



Per share amounts:

Income (loss) from
  continuing
  operations                          $(0.97)     $  0.34      $  0.36   $ 0.27  $   0.16    $   0.27  $  0.03   $  (0.01)

Income (loss) from
  discontinued
  operations                              -          0.03          -       0.03         -       (0.02)    0.05       (1.31)
                                     ------      --------     ------   --------     -----    --------  -------    --------

Net income (loss)                    $(0.97)     $   0.37   $   0.36   $   0.30  $   0.16    $   0.25   $   0.08   $  (1.32)
                                     ======      ========   ========   ========  ========    ========   ========   ========

Balance sheet     November 30, 1995
data:                Pro Forma (6)
                     -----------
                     (Unaudited)

Total assets           $27,253      $27,923       $34,028               $33,301   $18,767     $14,632    $14,508    $15,494
Long-term
  obligations            2,354        1,869         4,233                 5,627        85         143        305        266
Creditor  notes
  (3)(4)                 1,048        1,048         1,383                 1,323     1,653       1,883      1,904          -

Stockholders'
  equity                11,885       11,793        17,224                14,835    11,344       5,670      4,862      5,035
Book  value  per
  share of
  Common Stock            3.72         3.69          5.41                  4.65      4.39        2.20       1.88       1.95



(1) Gives effect to (i) the acquisition of Dowling's in August 1994 and (ii) the acquisition of Puma in October 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(2) Oakhurst was formed as a result of a merger transaction on July 5, 1991. The merger resulted in a restructuring of SCPI such that it became a majority-owned subsidiary of Oakhurst. This has been accounted for as a corporate reorganization of entities under common control. See Note 1 to the Consolidated Financial Statements.


(5) The results of operations for the fiscal year ended February 28, 1995 and the thirty-nine weeks ended November 26, 1994 include the results of operations of Dowling's and Puma from dates of acquisitions in August 1994 and October 1994, respectively.

(6) Gives effect to changes in liabilities associated with the Dowling's and Puma acquisitions and the related effect on the excess of cost over net amounts acquired in respect of Dowling's. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.")

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

      The following is management's analysis of the significant factors that have influenced the Company's financial position and results of operations during the periods included in the accompanying consolidated financial statements.

Liquidity and Capital Resources

      Management believes that the corporate structure resulting from the merger transaction, whereby SCPI became a special, limited purpose, majority-owned subsidiary of Oakhurst, will facilitate capital formation by Oakhurst while permitting Oakhurst and SCPI to file consolidated tax returns so that both may utilize the Tax Benefits (including approximately $148 million of net operating loss carryforwards) attributable to SCPI. SCPI is expected to concentrate on its historical line of business, the distribution of automotive parts and accessories to independent retailers while future growth and expansion opportunities are expected to be pursued by Oakhurst or its other subsidiaries. Through Oakhurst's ownership of SCPI, primarily in the form of preferred stock, Oakhurst retains the value of SCPI, and receives substantially all of the benefit of SCPI's operations through dividends on such preferred stock. Oakhurst's ownership of SCPI facilitates the preservation and utilization of SCPI's Tax Benefits.

      Until 1994, Oakhurst's principal business, which is conducted by SCPI under the trade name "Steel City Products," was the distribution of automotive parts and accessories to independent retailers from a facility in Pittsburgh, Pennsylvania.

      In January 1994, Oakhurst acquired all the outstanding capital stock of H&H, a Pittsburgh-based company that distributes and installs automotive accessories, including car stereos, car alarms and cellular phones. The purchase price of approximately $1.4 million consisted of approximately $1.2 million in cash (funded by a loan from SCPI) and a note payable to the seller for the balance, which was paid in July 1994. In addition, Oakhurst incurred acquisition costs of approximately $50,000.


      In August 1994, Oakhurst acquired all the outstanding capital stock of Dowling's, a New York-headquartered distributor of automotive radiators and related products. The purchase price of approximately $5.5 million consisted of $4 million in cash, a note payable to the seller of $700,000 bearing interest at prime and due in two annual installments commencing with the first anniversary of the closing date, earn-out payments which were estimated at $300,000 and payable over a period of up to three years, convertible debt of $500,000 that was issued to certain executives of Dowling's, which accrues interest at 6% and is convertible at the executives' option to 120,346 shares of Oakhurst common stock on August 1, 1997, and acquisition costs of approximately $260,000. Pursuant to the terms of a settlement agreement (the "Settlement Agreement") entered into on February 5, 1996 between Oakhurst, Dowling's and the seller, the parties agreed, inter alia, to a reduction in the total amount
                            ----- ----
payable under the $700,000 note and $300,000 earn-out to $175,000, which amount was paid on February 6, 1996, and the elimination of all interest on the $700,000 note and accrued salary. See "Business - Legal Proceedings." The settlement will be accounted for in the Company's fourth quarter results.


      The cash portion of the purchase price of Dowling's was funded by Series A Preferred stock dividends of $4.8 million from SCPI (funded by the Term Loan, see below), by advances from SCPI and by advances under the Credit Agreement (see below).


      In October 1994, Oakhurst acquired all the outstanding capital stock of Puma, a Texas-based distributor of after-market products to the light truck and van conversion industry. The purchase price of approximately $4.5 million consisted of $1.2 million in cash, a note payable to the seller of $600,000 bearing interest at prime plus 1%, and was originally due in two annual installments commencing with the first anniversary of the closing date, a 120-day note payable to the seller of approximately $737,000 bearing interest at prime plus 1%, earn-out payments currently estimated at $1,100,000 payable over a period of up to five years and the issuance of 266,667 shares of Oakhurst's common stock and acquisition costs of approximately $170,000. The purchase agreement provides for bonus earn-out payments to be made to the former shareholder over five years in the event that earnings exceed historical levels, to a maximum payout of $500,000. If such payment is ultimately made, the purchase price will be adjusted accordingly.

      During fiscal 1996 the payment terms relating to both installments of the $600,000 note payable were modified to provide for five annual installments of $120,000 each, payabale in March 1998 through March 2002, and the interest rate through March 1998 was reduced to prime minus 1%. Additionally, the 120-day note was amended to be paid in installments through February 1996.


      The cash portion of the acquisition price of Puma was funded by available cash and by borrowings under the Credit Agreement.

      The capital stock of the various subsidiaries acquired in these transactions is pledged as additional collateral under Oakhurst's Credit Agreement.


      The notes payable outstanding appearing in the November 30, 1995 Balance Sheet relating to the above acquisitions include the two-year Dowling note payable of $700,000, the two-year Puma note payable of $600,000 and a short-term Puma note payable with a balance at November 30, 1995 of approximately $90,000. The pro forma Balance Sheet for November 30, 1995 reflects the reduction in the $700,000 Dowling's note payable and the elimination of accrued interest, pursuant to the Settlement Agreement, and the deferral of payments on the $600,000 Puma note.



      The earn-out payments for the acquisitions of Dowling's and Puma reflected in the November 30, 1995 Balance Sheet were estimated at approximately $1.3 million, the current portion of which was estimated at $60,000. The pro forma Balance Sheet for November 30, 1995 reflects the elimination of the Dowling's earn-out payment, pursuant to the Settlement Agreement.

      These acquisitions resulted from Oakhurst's program of diversification and expansion, which was adopted in early 1994, with the intention of improving Oakhurst's profit potential. H&H, Dowling's and Puma have been historically profitable and, despite lower than expected operating results by these subsidiaries to date in fiscal 1996 (see "Significant Events and Trends" below), are expected to be profitable in the future. Although the acquisitions resulted in a significant use of available cash and in the issuance of long-term and short-term debt, the earnings potential of these new subsidiaries is expected to enhance Oakhurst's liquidity and financial position in the future, and to be sufficient to satisfy the acquisition obligations as amended, and the Company believes such earnings will be sheltered from federal income taxes by the Tax Benefits.


      Further acquisitions may be limited by the Company's available cash, by its borrowing ability and by limitations on the amount of stock which the Company may issue without jeopardizing the Tax Benefits.

Term Loan and Line of Credit

      In August 1994, SCPI obtained a four year term loan that was issued in connection with Oakhurst's acquisition of Dowling's, in the amount of $2,560,000 (the "Term Loan"), that is secured by a mortgage on SCPI's real estate, guaranteed by Oakhurst and its subsidiaries, and supported by a pledge of the capital stock of Oakhurst's subsidiaries. The Term Loan provides for monthly repayments beginning in September 1994 and bears interest at a fixed rate of 9.25%.


      In August 1994, Oakhurst entered into a two year revolving credit agreement (the "Credit Agreement") that, until its amendment, provided for maximum borrowings of $3 million and carried an interest rate of prime plus 1%. Borrowings may be limited by the borrowing base, as defined in the Credit Agreement, which is calculated according to the level of Oakhurst's subsidiaries' accounts receivable. At current and expected levels of accounts receivable, any such limitation is not expected to reduce the borrowing base below the maximum. The Credit Agreement permits Oakhurst to make advances from time to time to each of its subsidiaries. At November 30, 1995, the amount outstanding under the Credit Agreement was $2,500,000.


      The Term Loan and the Credit Agreement are cross-collateralized, and contain various financial covenants.


      The Credit Agreement was amended during the third quarter of the current fiscal year to provide for maximum borrowings of $4 million, subject to the borrowing base, and to eliminate all of the financial covenants except for certain amended subsidiary and consolidated net worth requirements. The Term Loan was also amended to reflect such revised covenants. Borrowings under the amended Credit Agreement bear interest at prime plus 1.5%, and are secured by the accounts receivable, inventory and capital stock of Oakhurst's subsidiaries.


      At November 30, 1995, Oakhurst did not meet the consolidated net worth covenant, as amended, and requested a modification of such covenant. The modification was granted by the bank on January 3, 1996 in exchange for Oakhurst's and SCPI's agreement to accelerate the maturity date of the Term Loan to July 31, 1996, and to increase the interest rates on borrowings under the Credit Agreement and on the Term Loan by 1% and 1.25%, respectively, effective February 28, 1996. Accordingly, the Term Loan has been presented as a current liability until replacement financing is finalized.

      In December 1995, Oakhurst initiated negotiations with several lenders to obtain replacement financing and on January 8, 1996 accepted a letter of intent for financing from an institutional lender which is expected to provide a significant increase in the level of financing available to Oakhurst and its subsidiaries based upon essentially similar collateral as provided under the existing bank financing.

      Each of Oakhurst's subsidiaries encounters periodic fluctuations in its working capital requirements, resulting principally from the need to increase inventory to anticipate seasonal changes in demand, and also from changes in the levels of accounts receivable and accounts payable. Management believes that the Credit Agreement is currently adequate for the seasonal needs of Oakhurst's businesses and that Oakhurst and SCPI will secure a commitment on and close a refinancing before February 29, 1996 to replace the existing bank financing.


The Creditor Notes


      The creditor notes that were issued by SCPI in connection with the Retail Acquisition Corp. bankruptcy (the "Creditor Notes") (see Note 8 to the Consolidated Financial Statements) are payable in six equal annual installments through July 1998, subject to a prepayment provision whereby if defined SCPI cash flow exceeds $900,000, $1,000,000 and $1,100,000 in each of fiscal 1995,
1996 and 1997, respectively, holders of the Creditor Notes may tender for prepayment a portion thereof in the amount of the excess defined cash flow, but not to exceed approximately $400,000 per year. SCPI did not meet the prepayment threshold in fiscal 1995 nor does it expect to meet the 1996 threshold. The Creditor Notes were discounted using an imputed interest rate of 7.5% and are included in the net obligation of the discontinued business segment.

Significant Events and Trends

      SCPI's customers are continually affected by changes in the retail environment, including the recent competitive pressures facing regional mass merchandisers and the growing influence of automotive specialty chains. These have led to fluctuations in the level of business that SCPI enjoys with individual customers. In recent years, SCPI has lost several significant customers and has suffered reductions in business as certain customers have closed stores in the face of competition, have been forced into bankruptcy, or have reduced their automotive merchandise selection. Furthermore, some customers have changed their buying practices to acquire certain merchandise direct from manufacturers rather than through distributors such as SCPI. In its efforts to offset these trends, SCPI has strengthened its sales team to help identify new customers and better serve existing customers, expanded its product offerings to certain customers and enlarged the territory that it serves. SCPI has recently begun offering "hard parts" such as brake rotors.


      SCPI's management became aware in June 1993 that two of its largest customers were experiencing serious liquidity problems. These customers became past due in their payments to SCPI and in July 1993 both customers filed for protection under Chapter 11 of the United States Bankruptcy Code. At that time, receivables from these customers totaled approximately $1.2 million. As a result, SCPI ultimately wrote off approximately $879,000 of these customers' uncollectible accounts receivable. To ease the negative impact on working capital arising from the non-collection of these accounts receivable, management negotiated extended payment terms in 1993 with a number of vendors, more closely controlled inventory levels and instituted several expense reduction measures.

      One of these customers, Fisher Big Wheel, was unable to formulate a viable reorganization plan and it closed its stores in December 1993. Although sales to this customer declined in each of fiscal 1993 and 1994, this customer represented an important proportion of SCPI's revenues (10% and 17% in fiscal 1994 and 1993, respectively).


      The other large customer, Jamesway, emerged from bankruptcy in January 1995. However, sales to this customer decreased by 29% in fiscal 1995 compared with fiscal 1994, as this customer closed certain locations and began buying certain products on a factory direct basis as a part of its restructuring strategy. In October 1995 Jamesway once again filed for Chapter 11 bankruptcy protection and announced that all its stores would be closed. SCPI immediately terminated shipments and provided $150,000 for the doubtful debt relating to this customer. Also in October 1995 another large customer, Forest City Auto Products Inc., advised the Company of its intention to change its source of supply during the succeeding months. In the nine month period ended November 30, 1995 sales by SCPI to these two customers amounted to $8.2 million, approximately 22% of the Company's consolidated sales.


      During fiscal 1996, two new customers were added by SCPI which management believes will partially offset the negative impact of these sales reductions. However, while management continually attempts to identify new customers, there can be no assurance that further customers will be secured to replace all of this lost business. Based on present information, management estimates that SCPI's revenues in fiscal 1996 will be less than $25 million, compared with $27.3 million in the prior year and that sales in fiscal 1997 will be lower than in fiscal 1996. In reaction to the declining sales trend, SCPI's management has reduced SCPI's inventory levels, and has eliminated certain operating, selling and administrative costs, and has intensified its efforts to add new customers or expand business with existing customers. In addition, a strategic evaluation of SCPI's existing operating structure is being undertaken. SCPI has recently decided to add non-food pet supplies to its merchandise offering, in an effort to increase sales to existing customers that also sell pet supplies, and to add new customers.


     Despite the opening of a new facility in September 1994, sales at H&H have generally not maintained the levels of the prior year, due to reduced demand for car accessories and increased competition in the cellular phone business, combined with a decrease in the rate of cellular phone activation commissions. These factors have placed pressure on gross margins, although some improvement in margins has been seen in the third quarter. Management has increased advertising and promotions for car accessories and has introduced new accessories to help improve sales.


     During the first half of the current year, Dowling's was faced with intense competitive pressures in one of its markets. Management's efforts to overcome this competition succeeded in returning sales levels in the second quarter to within 7% of prior year levels that were achieved by Dowling's before its acquisition by Oakhurst, and sales results for third quarter of the current fiscal year exceeded those in the prior year third quarter. This situation placed pressure on Dowling's gross margins throughout the current fiscal year, but margins began to improve during the third quarter, when monthly results demonstrated an upward trend in gross margins earned by Dowling's. Nevertheless, management does not expect that Dowling's will realize its full profit potential in fiscal 1996 as a result of this situation.


     Beginning in the first quarter of fiscal 1996, the strong retail demand for light trucks and sport utility vehicles had an adverse impact on sales by Puma, because vehicle manufacturers sought to satisfy dealer demand at the expense of converters, which represent an important segment of Puma's customers. During the second and third quarters of the current fiscal year, Puma's sales continued at lower levels than in the prior year. In reaction to this situation, and in furtherance of Oakhurst's plans to develop the long-term potential of Puma, management opened a second facility (in Elkhart, Indiana, center of the vehicle conversion industry) during the second quarter of fiscal 1996, continued to strengthen its management team, especially its sales department, and has enlarged its product offering and introduced an extensive catalog. However, management expects that Puma's profits in fiscal 1996 will be much lower than in the prior year.


Tax Loss Carryforwards


      At December 31, 1994, SCPI had net operating loss carryforwards (the "Tax Benefits") of approximately $148 million, which expire in the years 2001 through 2005. A change in control of SCPI or Oakhurst in any three-year period exceeding 50% may lead to the loss of the majority of the Tax Benefits. In order to reduce the likelihood of such a change of control occurring, SCPI's and Oakhurst's Certificates of Incorporation include restrictions on the registration on either company's books of transfers of stock resulting in, or increasing, individual holdings exceeding 4.5% of each corporation's common stock.


      Since the regulations governing the Tax Benefits are highly complex and may be changed from time to time, and since SCPI's and Oakhurst's attempts to reduce the likelihood of a change of control occurring may not be successful, management is unable to determine the likelihood of the continued availability of the Tax Benefits. However, management believes that the Tax Benefits are currently available in full and intends to take all appropriate steps to help ensure that they remain fully available. Should the Tax Benefits become unavailable to SCPI or Oakhurst, most future income of SCPI and any consolidated affiliate would not be shielded from federal taxation, thus reducing funds otherwise available for corporate purposes.

      Under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Oakhurst is required to recognize currently the estimated realizable value of the future benefit of the Tax Benefits along with other tax benefits. The initial adoption of SFAS 109 resulted in the recognition of a deferred tax asset of $51 million less a valuation allowance of $49.5 million, and a corresponding increase of $1.5 million in additional paid-in capital as of the beginning of fiscal 1994. The accounting treatment to increase additional paid-in capital results from SCPI's quasi-reorganization accounting in fiscal 1990. The amount of the valuation allowance was determined by, among other things, management's estimate of Oakhurst's ability to utilize the net operating tax loss carryforwards prior to their expiration based on business conditions at that time. Management re-evaluated the allowance as of February 26, 1994 in light of SCPI's earnings trends and the then current business conditions and because the Company was able to utilize a significant portion of the recorded deferred tax asset during fiscal 1994, and also to reflect Oakhurst's acquisition of H&H. As a result, management determined that a reduction in the valuation allowance and a corresponding increase in additional paid-in capital as of February 26, 1994 of approximately $3.7 million was appropriate. Management re-evaluated the allowance as of February 28, 1995 because of Oakhurst's acquisitions of Dowling's and Puma and in light of the performance of SCPI and H&H and determined that a further reduction in the valuation allowance and a corresponding increase in additional paid-in capital of $1.6 million was appropriate.



      Management is currently evaluating the impact of recent trends affecting the Company's subsidiaries (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Significant Events and Trends"). This analysis is being undertaken to determine the likely future level of SCPI's revenues, to evaluate future customer and product opportunities to project whether, and if so when, SCPI may expect a return to its historical levels of sales. Management is also undertaking a strategic evaluation of SCPI's operations to determine how they may be restructured to reflect the current level of SCPI's sales, and is currently analyzing Oakhurst's other subsidiaries' businesses to better estimate the future revenue and profit levels that are likely to be realized by such subsidiaries.

       While these evaluations are expected to be completed during the fourth quarter of the current fiscal year, management's initial estimate of the current impact of these events on the deferred tax asset valuation allowance resulted in an increase of $2 million in such allowance, with a corresponding charge to deferred tax expense in the third quarter of the current fiscal year. If future profit levels exceed current expectations, the consequent reduction in the valuation allowance would result in a corresponding deferred tax benefit in future results of operations to the extent of the aforementioned charge to deferred tax expense.

      As of November 30, 1995, Oakhurst is required to earn approximately $12 million of consolidated taxable income primarily through fiscal 2007 to realize the net deferred tax asset included in the November 30, 1995 consolidated balance sheet.


Capital Expenditures

      The Company has no outstanding commitments for significant capital expenditures.


Recently Issued Accounting Standard

       In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No., 123, "Accounting for Stock-Based Compensation," which requires adoption no later than fiscal years beginning after December 15, 1995. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

       Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting.

       The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has not yet determined if it will elect to change to the fair value method, however, it has determined that should it elect to make such a change, the effect of the new standard will not have a material impact on net income and earnings per share in the year of adoption, nor would it have any effect on the Company's cash flows.


Results of Operations

      Operations in fiscal 1994 include the results of SCPI's operating division, Steel City Products, and the administrative costs of SCPI and Oakhurst and also include one month of operations for H&H. In fiscal 1995 and the nine months ended November 30, 1995 operations include Steel City Products and H&H, together with Dowling's and Puma for the respective periods of ownership, and the administrative costs of SCPI and Oakhurst.


Fiscal Year Ended February 28, 1995 Compared with Fiscal Year Ended February 26, 1994

      Compared with fiscal 1994, sales increased by 33%, or $10.8 million in fiscal 1995. Increased sales of $15.5 million resulted from the acquisitions; $5.1 million, $7.1 million and $3.3 million for H&H, Dowling's and Puma, respectively, for the periods of ownership. These increases were offset by a decrease of $4.7 million in sales by SCPI.

      SCPI faced a difficult year in fiscal 1995, as it was unable to fully replace the sales to a large customer that was liquidated in fiscal 1994 and as another of its large customers closed stores and bought more products on a factory-direct basis. Sales decreases attributable to these two customers were approximately $5.1 million. There was a net increase of approximately $400,000 in sales by SCPI to all other customers following intensive efforts to replace the lost business.

      Other income increased by $287,000. Of the increase, $175,000 is attributable to the recovery by SCPI of amounts placed in escrow in prior years as part of SCPI's predecessor's bankruptcy.

      Gross profits increased by $4.2 million, or by 65%, and as a percentage of sales, increased from 20.2% to 24.9% during fiscal 1995. The increase is entirely due to the acquisitions, with increased gross profits of approximately $2.7 million earned by H&H (twelve months in fiscal 1995 compared with one month in fiscal 1994) and gross profits of approximately $1.5 million and $740,000 earned by Dowling's and Puma, respectively. Gross margin earned by H&H, at approximately 55%, is at a much higher rate than traditionally earned by the Company; however, this is offset by higher operating, selling and administrative expenses which approximate 45% of H&H's sales.

      These increases in gross profits were partially offset by a decrease in gross profits attributable to SCPI of approximately $750,000 compared with fiscal 1994. The decrease resulted from the reduction in SCPI's sales, combined with an addition to the LIFO reserve of $25,000 compared with a reduction in the reserve in fiscal 1994 of $70,000.

      Operating, selling and administrative expenses reflected an increase of 82%, or $4.2 million in fiscal 1995, primarily as a result of the acquisitions, with $2.2 million, $940,000 and $510,000 attributable to H&H, Dowling's and Puma, respectively. SCPI's fiscal 1995 results also included an increase of $210,000, primarily due to increased sales expenses that were necessary to maintain the changing customer base and identify new customers. Oakhurst's overhead expenses increased as a result of the business growth. These factors, together with the higher percentage of H&H's operating, selling and administrative expenses to H&H's sales, explain the increase in overhead expenses from 15.6% of sales in fiscal 1994 to 21.4% in fiscal 1995.

      Amortization of the excess of costs over net assets acquired ("goodwill") was $290,000 in fiscal 1995, compared with $11,000 in fiscal 1994, as a result of the acquisitions.

      The provision for doubtful accounts decreased by $852,000 in fiscal 1995 compared with fiscal 1994, when SCPI required a significant provision for doubtful accounts related to two of its largest customers that filed for Chapter 11 bankruptcy protection.

      Interest expense increased by $255,000 in fiscal 1995 compared with fiscal 1994, reflecting interest on the new debt that was issued in connection with the acquisitions, and on higher average working capital borrowings to support the newly acquired businesses.

      In fiscal 1995, pre-tax operating profits of approximately $1.3 million were contributed by the newly acquired businesses ($525,000 by H&H, $570,000 by Dowling's and $250,000 by Puma).

      Income from discontinued operations for fiscal 1995 of $90,000 reflected decreases in SCPI's reserve for contingent liabilities relating to its former retail division, net of an income tax provision of $46,000.

      The Company incurred a loss during the fourth quarter of fiscal 1995 as a result of decreased sales levels and higher expense due to increased sales efforts. Also, corporate expenses increased during the quarter as a result of the acquisitions of Dowling's and Puma.

Fiscal Year Ended February 26, 1994 Compared with Fiscal Year Ended February 27, 1993

      Sales by H&H were approximately $382,000 from the date of the acquisition through the end of fiscal 1994. After excluding these sales, compared with fiscal 1993, SCPI's sales decreased by 4.7%, or by $1.6 million. A decrease of approximately $2.5 million was attributable to reduced shipments to one of SCPI's largest customers as a result of its bankruptcy; sales to this customer were suspended in the third quarter of fiscal 1994. Other decreases totaling $2.2 million resulted from reduced sales to several independent distributors as a consequence of increased competition, and from the downsizing of its automotive departments by one customer. These decreases were offset by sales increases of approximately $2.1 million to one large customer obtained in May 1992, and by increased sales to another large customer resulting from its store openings and its expanded product mix. Geographic expansion produced further sales gains.

      Other income increased by approximately $98,000 due to higher revenues associated with the SCPI auto show, together with higher interest income resulting from higher average invested cash levels.

      Although SCPI's sales decreased in fiscal 1994 compared with fiscal 1993, gross profit dollars attributable to SCPI increased 3.3% as a result of improvements in the gross margin percentage combined with reduced buying and occupancy expenses. The higher gross margin was in part attributable to a reduction in the LIFO reserve of $70,000 in fiscal 1994; there was no LIFO effect in fiscal 1993. Other increases in the gross margin percentage were achieved as a result of certain customers' temporary needs for rapidly shipped goods, a trend that did not continue into fiscal 1995. Gross profits attributable to H&H in fiscal 1994 from the date of acquisition totaled approximately $220,000.

      Operating, selling and administrative expenses decreased by $115,000 compared with fiscal 1993, despite the inclusion of administrative costs of $192,000 related to H&H. Excluding such costs, the decrease in expenses in fiscal 1994 was $307,000. These decreases were primarily achieved through management's efforts to control costs and partially offset the negative impact of the bankruptcy filings of two customers. Cost reductions of approximately $90,000 were achieved at the operating level, and significant additional savings resulted from the implementation of a corporate overhead reduction program, which included the termination of a financial advisory agreement. As a result, despite the decline in sales and after excluding costs related to H&H, the percentage of operating, selling and administrative expenses decreased from 14.8% of SCPI's sales to 14.5%.

      The provision for doubtful accounts increased by $828,000 in fiscal 1994. As previously discussed, two of SCPI's largest customers filed for Chapter 11 bankruptcy protection in July 1993. At that time, approximately $1.2 million was outstanding from the two customers. As a result, SCPI ultimately wrote off $879,000 of these uncollectible accounts receivable.

      Interest expense increased by $28,000 in fiscal 1994 compared with fiscal 1993, primarily as a result of imputed interest on the Creditor Notes, which were issued during fiscal 1993 to satisfy liabilities related to SCPI's former Retail Division.

      The effective tax rate decreased in fiscal 1994 from 55.7% to 44.1% due to a lower effective state income tax rate as a consequence of the merger of a subsidiary with SCPI in December 1992. Because of the adoption of SFAS 109, the 34% federal income tax expense is accounted for as a reduction of the deferred tax benefit.


Nine Months Ended November 30, 1995 Compared with Thirty-nine Weeks Ended November 26, 1994

       Compared with the prior year, sales increased by approximately $7 million, or 22.6%. Increased sales of about $8.2 million resulted from the acquisitions by Oakhurst during fiscal 1995 of Dowling's ($4.5 million) and of Puma ($3.7 million). Sales by existing businesses decreased by approximately $1.2 million.


       Compared with the prior year, sales attributable to SCPI decreased by about $510,000. SCPI sales increases aggregating $2.9 million resulted primarily from the addition of several new customers, together with higher sales to several customers, including Jamesway, but sales to this customer ended in September 1995. These sales increases were offset by decreases by SCPI of $3.4 million, with over half of the reduction attributable to SCPI's smaller customers, and to reduced sales in the Northeast market. These reduced sales resulted from intense competitive pressures on those customers, and reduced sales of spring product lines due to a rainy spring season. The remainder of the decrease resulted from lower sales to customers that have downsized or eliminated their automotive departments, have filed bankruptcy, or that have changed their source of supply.



       Sales attributable to H&H decreased by about $650,000, despite the opening of a second location in September 1994. Approximately 60% of the decrease is attributed to reduced equipment sales and commission revenues associated with H&H's cellular phone business as a result of aggressive competition in the current year, combined with a reduced commission structure related to cellular activations. The balance of the reduction is due to lower sales of car accessories and lower installation fees earned.

       Consolidated gross profits were $8.2 million (21.5% of sales), compared with $7.8 million (25.2% of sales) last year. The increase in gross profits resulted from the acquisitions. However, the decrease in the gross margin is also attributable to profits earned by the acquired subsidiaries; such profits were at lower rates than had been earned by the Company in the prior year. Dowling's was affected by increased competition this year, and Puma lowered pricing to many of its customers, while absorbing certain manufacturers' price increases.

       Excluding the two acquisitions, gross profits on existing businesses decreased by about $700,000, due to lower sales combined with a decrease in gross margins. The decrease in gross margin largely resulted from lower margins earned by H&H, primarily because of increased promotions.

       Operating, selling and administrative expenses increased by $2.1 million. Approximately $1.6 million is attributable to the two businesses acquired in the prior year. SCPI's operating and selling expenses increased by $113,000, and resulted from SCPI's efforts to increase sales levels, but this was partially offset by lower administrative expense, reduced profit sharing contributions, and lower executive salaries attributable to SCPI. The remaining increase primarily reflects corporate overheads necessitated by the larger company.

       There was an increase in the provision for doubtful accounts of $288,000 when compared with the prior year, primarily attributable to SCPI; the provision was increased by $150,000 in connection with the balances due from Jamesway (one of SCPI's largest customers) at the end of the current year second quarter, and by $117,000 for the bankruptcies of four of SCPI's small customers that occurred during the current fiscal year.

       Amortization of the excess of costs over net assets acquired ("goodwill") increased by $219,000 compared with the prior year, as a result of the acquisitions in fiscal 1995.

      Interest expense increased by $341,000 principally as a result of the debt incurred in connection with the acquisition and higher levels of working capital borrowings.

       In summary, there was a loss before taxes of $1.1 million this year compared with income before taxes of $1.7 million in the prior year. Operating profits contributed by SCPI and H&H were about $1.4 million lower than last year, due primarily to the effect of reduced sales, reduced margins earned by H&H, increased SCPI selling expenses, and a large addition by SCPI to its provision for doubtful accounts. Dowling's incurred a small loss in the current year period, due to increased competition, compared with a profit in the prior year, adding approximately $395,000 to the profit variance. Accordingly, the results of the newly-acquired companies were more than offset by the increases in goodwill amortization, interest and overhead expense which resulted from the acquisitions, and there was a significant reduction in profit contribution by existing businesses.

       Although there was a loss from continuing operations in the current fiscal year, compared with income in the prior year, income tax expense increased by $1.3 million because of a current year charge to deferred tax expense of $2 million that resulted from an increase in the valuation allowance of the deferred tax asset.

                                    BUSINESS


      Oakhurst is a holding company which was formed as a result of a merger transaction in July 1991, in which SCPI became a majority-owned subsidiary of Oakhurst. In accordance with the merger agreement, Oakhurst owns 10% of the outstanding common stock of SCPI and all of the SCPI Series A Preferred Stock, with the result that the aggregate fair market value of SCPI's common stock and Series A Preferred Stock owned by Oakhurst is equal to approximately 90% of the aggregate fair market value of all the issued and outstanding capital stock of SCPI, and represents approximately 90% of the voting stock of SCPI.

      Pursuant to the merger, SCPI became a special, limited purpose subsidiary of Oakhurst that concentrates on its historical line of business, while any future growth and expansion opportunities will be pursued by Oakhurst or by one or more of its subsidiaries. Because Oakhurst's ownership of SCPI is primarily in the form of preferred stock, Oakhurst believes it will retain the value of SCPI, and Oakhurst's income from SCPI will be determined by the Series A Preferred Stock dividend. This form of ownership is designed to facilitate the preservation and utilization of SCPI's net operating loss carryforwards, which amounted to approximately $148 million at December 31, 1994.

      Oakhurst, through SCPI and three other subsidiaries is primarily a distributor of products to the automotive after-market. Its largest business is conducted by SCPI under the trade name "Steel City Products." SCPI is engaged in the distribution of automotive parts and accessories to independent retailers from a facility in Pittsburgh, Pennsylvania.

      In early 1994, Oakhurst adopted a program of diversification and expansion, primarily through acquisitions, intended to improve its profit potential.

      In January 1994, Oakhurst acquired all the outstanding capital stock of H&H, d/b/a Harry Survis Auto Center, a Pittsburgh-based company involved in the distribution and installation of automotive accessories, including car stereos, car alarms and cellular phones.

      In August 1994, Oakhurst acquired all the outstanding capital stock of Dowling's, a distributor of automotive radiators based in Mt. Vernon, New York that operates six facilities in New York, Connecticut and New Jersey.

      In October 1994, Oakhurst acquired all the outstanding capital stock of Puma, a distributor of accessories to the van and light truck conversion industry, based in Grand Prairie, Texas.


Steel City Products, Inc.

Background

      SCPI was incorporated in West Virginia in 1959, and in 1963 became known as Heck's, Inc. In 1969, the "Steel City Products" automotive distribution business was acquired. SCPI was reincorporated in Delaware under the name Hallwood Industries Incorporated in fiscal 1991. The name was changed to Steel City Products, Inc. in January 1993.

      For many years prior to 1990, Heck's, Inc. operated a Retail Division consisting of a chain of discount department stores. In September 1990, all of the assets of the Retail Division were sold to Retail Acquisition Corp. ("RAC"), an unrelated company.

Operations

      SCPI distributes functional and decorative car and truck accessories (such as floor mats, seat covers, mirrors, running boards and lights), car care products (including waxes and paints), chemicals (such as antifreeze, windshield washer fluid and motor oil) and car repair and maintenance items (including spark plugs, windshield wipers, brake pads and air and oil filters). Many of the products sold by SCPI are nationally-advertised brand names. For twenty-five years, SCPI's operations have been conducted from the same facility in Pittsburgh.

      Certain of SCPI's business is performed on a service basis, which involves visits by its sales personnel to customers' stores to count and re-order merchandise. Generally, these re-orders are transmitted electronically to SCPI's offices in Pittsburgh, and shipments are usually made directly to each of the customers' stores. Certain customers electronically transmit their own orders to SCPI's offices. Because many orders are generated electronically and are shipped within a few days of receipt, the size of SCPI's order backlog is not relevant to an understanding of the business. SCPI also provides price ticketing and associated services to those of its customers that request such services.

Sources of Supply

      SCPI acquires its merchandise from a large number of suppliers, none of which has accounted for more than 15% of its revenues. Because of the diversity and number of suppliers and products carried, the business is not generally dependent on the continued availability of individual products or continued dealings with existing supply sources. However, from time to time, market or seasonal conditions may affect the availability of certain merchandise, but not to the extent that SCPI believes would materially impact its business.

      SCPI generally carries in inventory only those products that its customers have identified as necessary for their own merchandising needs. SCPI does not acquire significant quantities of other merchandise.

Seasonality

      SCPI's business is seasonal, being slower in the early winter months than at other times of the year. In anticipation of higher sales volume in the spring and summer, SCPI generally carries higher inventories beginning in February. As is customary in the industry, many suppliers allow extended payment terms for such inventory build-ups and, in turn, SCPI grants extended payment terms to many of its customers to facilitate their inventory buildup in the spring.

      SCPI's needs for working capital are affected by these seasonal fluctuations (see "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources - Line of Credit").

Customer Base

      SCPI's customers include general merchandise retail chains, automotive specialty stores, grocery chains, drug stores, hardware stores and other automotive accessory retailers. Most customers are based in the northeastern United States, although stores operated by some customers are located as far west as Michigan, and as far south as Florida. There are no foreign sales.

      SCPI's customers are continually affected by changes in the retail environment, including the recent competitive pressures facing regional mass merchandisers and the growing influence of automotive specialty chains. These changes have led to fluctuations in the level of business that SCPI enjoys with individual customers. In recent years, SCPI has lost some significant customers and has suffered reductions in business as certain customers have closed stores in the face of competition, have been forced into bankruptcy, or have reduced their automotive merchandise selection. Furthermore, some customers have changed their buying practices to acquire certain merchandise direct from manufacturers rather than through distributors such as SCPI. In its effort to offset these trends, SCPI has added new customers, expanded its product offerings to certain customers and enlarged the territory that it serves. In addition, SCPI has recently begun offering some "hard parts," such as brake rotors.

      Examples of the changes discussed above include the fact that SCPI's largest customer in fiscal 1992, Fisher Big Wheel, represented a diminishing percentage of its total revenues in each subsequent fiscal year and then closed all of its stores in 1993 following a bankruptcy filing, and that one of SCPI's largest customers in fiscal 1996, Jamesway, filed for bankruptcy in October 1995 and is expected to close all its stores (see table below).

      Because SCPI provides services as well as goods to most of its larger customers, any such customer would need to replace those services if it decided to terminate business with SCPI. Historically, SCPI has not lost customers to competitive distributors, however in October 1995 a large customer advised SCPI that it intends, over a period of several months, to change to another distributor, so that sales to this customer will be eliminated.


      During fiscal 1995, a significant new customer was added, and in the second quarter of fiscal 1996, two significant new customers were added. The Company believes these customers will partially offset the negative impact of recent sales reductions. However, while management of SCPI continually attempts to identify new customers, there can be no assurance that further customers will be secured to replace lost business.


      SCPI is currently investigating an opportunity to manage and supply an automotive accessory department for a national retail chain which is not currently a customer. Testing of this new concept began in September 1995, and if the concept proves successful, SCPI anticipates that it could service and supply a substantial number of this retailer's outlets. However, there can be no assurance that this future business opportunity will prove successful.


      SCPI has recently decided to add non-food pet supplies to its merchandise offering, in an effort to increase sales to existing customers that also sell pet supplies, and to add new customers. There can be no assurance that these efforts will be successful.

      Sales attributable to SCPI in fiscal 1995 were approximately $27.3 million, or 63% of Oakhurst's consolidated sales in fiscal 1995. Based on present information, management estimates that SCPI's revenues in fiscal 1996 will be less than $25 million compared with $27.3 million in fiscal 1995, and that sales in fiscal 1997 will be lower than in fiscal 1996.


      The following table shows sales to each of SCPI's customers that individually accounted for more than 10% of SCPI's sales for the fiscal years shown below (in thousands):



                       Fiscal Year Ended        Fiscal Year Ended        Fiscal Year Ended
                       February 28, 1995        February 26, 1994        February 27, 1993
                       -----------------        -----------------        -----------------


                                  % of                    % of                       % of
                               Consolidated             Consolidated              Consolidated
                      Sales      Sales         Sales      Sales         Sales       Sales
                      ------     -----         -----      -----         -----       -----
Fisher Big Wheel          -         -        $3,198        10%          $5,738       17%
Forest City          $6,046       14%        $6,250        19%          $5,461       16%
Jamesway             $4,465       10%        $6,332        20%          $4,159       12%



      Fisher Big Wheel and Jamesway both filed for Chapter 11 bankruptcy protection in July 1993, and Fisher Big Wheel closed all of its stores in December 1993. Jamesway emerged from bankruptcy in January 1995; however, sales to this customer diminished in fiscal 1995 compared with fiscal 1994 since this customer closed certain locations as part of its restructuring strategy and began to buy certain products on a factory-direct basis. In October 1995 Jamesway again filed for bankruptcy protection and announced that it will close all of its stores. In October 1995 Forest City advised SCPI that it intends, over a period of several months, to change to another distributor so that SCPI's sales to this customer will be eliminated.

      None of SCPI's business is based on government contracts, and there are no long-term sales contracts with any customers.

Competition

      The automotive parts and accessories distribution industry is highly competitive, with several similar companies operating in SCPI's marketplace. In addition, many of SCPI's suppliers also offer their products directly to retailers and therefore compete directly with SCPI. Management is unable to quantify SCPI's relative size in its industry or in relation to its competitors. SCPI competes on the basis of the breadth of merchandise offered, price, level of service, order fill rates and order turn-around times. Management believes that SCPI's long history, good reputation, experienced management, product variety and high order fill rates enable it to compete favorably with other distributors.

Regulation

      SCPI's management does not anticipate existing or known pending environmental legislation or other regulations will require major capital expenditures or will affect its operations.

Employees

      SCPI employs approximately ninety persons, of whom about seventy are employed in the headquarters office and distribution facility in Pittsburgh. Most of the others are sales people. The October 1995 loss of two large customers is expected to result in a reduction in the number of SCPI employees. Senior executives, including Bernard Frank (a founder of SCPI in 1947), have many years of service with SCPI and each is employed under a long-term contract.


      All warehouse and certain office employees are represented by Local 636 of the International Brotherhood of Teamsters. SCPI believes that it has experienced generally good labor relations, and no significant labor disputes have affected its business in recent years. Renewal negotiations related to the union agreement have continued beyond its expiration on November 30, 1995.




H&H Distributors, Inc.

Background and Customer Base

      The business operated by H&H was founded about sixty years ago and operates under the name "Harry Survis Auto Center." Oakhurst acquired all the capital stock of H&H in January 1994 from Harold Garfinkel, who owned and has managed the business for many years. Mr. Garfinkel continues as President of H&H under a long-term employment agreement.

      The Company believes that the "Harry Survis" name is well known in the Pittsburgh market due to its long history of use and H&H's extensive ongoing advertising campaign. H&H sells and installs products for the automotive aftermarket, including automobile sound and alarm systems, sun roofs and other accessories. In September 1994, H&H opened a second location in the greater-Pittsburgh area.

      In recent years H&H has expanded its involvement in the cellular phone business, and is currently one of the largest agents for Bell Atlantic Mobile Systems ("BAMS") in the Pittsburgh market, selling portable cellular phones as well as installing phones in cars, and earning commissions on the introduction of new cellular subscribers to BAMS.

      In addition to selling direct to the general public and to businesses, H&H supplies accessories to many automotive dealers and provides installation services for such products. H&H also uses a number of sub-agents in its cellular phone business. There are no foreign sales.

      The cellular phone industry has recorded significant growth over the past decade, with large numbers of new subscribers being added each year. The Company believes that this growth environment and continued pattern of change within the industry present opportunities for H&H, but in fiscal 1996 H&H experienced increased competition as the number of retailers selling cellular phones increased significantly. Sales attributable to H&H were approximately $5.4 million in fiscal 1995 and accounted for approximately 13% of Oakhurst's consolidated sales in fiscal 1995. H&H has a broad customer base, with no one customer representing a material proportion of consolidated sales.

Sources of Supply

      H&H acquires its accessory products from many well known manufacturers, and acquires its cellular phones from BAMS and direct from manufacturers and other suppliers. In some cases, inventory is held on consignment and not paid for until sold.

      H&H has been an agent for BAMS since the Pittsburgh area cellular system was established in 1984. Prior to its acquisition by Oakhurst, H&H entered into a new five year agency agreement with BAMS.

Seasonality

      The business conducted by H&H is seasonal, with higher revenues in the summer months than at other times of the year. The cellular phone business also experiences strong sales during the Christmas period.

Competition

      In its automotive accessories business, H&H competes with other distributors of such products and with manufacturers that offer their products directly to H&H's customer base. The Company believes that H&H differentiates itself from such competition by its strong name recognition ("Harry Survis") which the Company believes has been synonymous with quality automotive products and installation for over sixty years, supported by a wide selection of premium brand accessories, and by experienced sales staff and installation technicians. However, there can be no assurance that H&H will be able to continue to retain its market position. In its cellular phone business, in which H&H acts as an agent for BAMS, H&H competes with other agents for BAMS, with direct sales by BAMS salespeople and retail outlets operated by BAMS, and with sales by AT&T Wireless Communications (formerly "Cellular One") and its agents. As a BAMS agent since the inception of cellular phone service in the Pittsburgh market in 1984, the Company believes that H&H's experience and competitive position is enhanced by the recognition of the "Harry Survis" name supported by a professional sales and installation staff. However, the significant growth in the cellular phone industry has resulted in a proliferation of retailers attempting to satisfy customers for these services, and although the Company believes that such outlets generally fail to provide services comparable to those which H&H delivers, there can be no assurance that H&H will be able to maintain its competitive position.

Regulation

      While the cellular phone industry is regulated by the federal government, such regulation has to date had no material adverse effect on the business of H&H. It is anticipated that wireless communications activities will be subject to some deregulation in the future, the effect of which on H&H's cellular phone business cannot be predicted.

Employees

      H&H employs an aggregate of approximately forty-five persons at its two facilities in Pittsburgh, none of whom are represented by a labor union. H&H believes that its relationship with its employees is generally good and that H&H enjoys a high average length of service among its employees.





Dowling's Fleet Service Co., Inc.

Background

      Dowling's was established in 1933. It operates six facilities which are located in New York, Connecticut and New Jersey and is one of the largest distributors of automotive radiators and related products in the northeastern United States. Oakhurst acquired the company in August 1994 from James Dowling, who owned and managed the business for many years and who is the son of the founder.

      Two other long-service employees of Dowling's now manage the business as President and Vice President under long-term employment agreements.

      Most of Dowling's customers are radiator repair shops, which perform repairs for car dealers, service stations and retail customers. Dowling's has avoided a multi-level sales approach, so as to build strong allegiance from its radiator repair shop customers, and has achieved a high market share in its markets. Dowling's has a broad customer base, with no one customer representing a material percentage of consolidated sales. There are no foreign sales.

      The radiator replacement market has undergone important changes in recent years. As manufacturers sought to reduce automobile weight, aluminum/plastic radiators tended to replace the traditional copper/brass models as original equipment. Initially, this product changeover extended radiator lives, so that the replacement market experienced a decrease in replacement demand. This trend is now reversing, as the aluminum/plastic products are beginning to reach replacement age. Furthermore, these new radiators are more difficult to repair than copper/brass, so that the proportion of replacement to repair has increased. In addition, the range of replacement radiator models has increased in recent years. For these reasons, the Company believes that repair shops have become more dependent on distributors for both selection and service.

      Dowling's is exploring expansion opportunities in markets contiguous with the area currently served, and in connection therewith entered into a non-binding Letter of Intent in October 1995 to acquire a radiator distribution business in Philadelphia, Pennsylvania.

      Fiscal 1995 sales attributable to Dowling's for the period following acquisition were approximately $7.1 million, or 16% of Oakhurst's consolidated sales.

Sources of Supply

      Dowling's acquires its products from several well known manufacturers and carries both name-brand and generic products. Dowling's concentrates on offering high quality products and it purchases over sixty percent of the products it sells from a major United States radiator manufacturer, Modine Manufacturing Company ("Modine"). Dowling's is one of Modine's largest United States after-market customers. Because of its buying position and storage facilities, Dowling's is able to obtain competitive pricing from its suppliers.

Seasonality

      Dowling's business is seasonal, with higher revenues in hot summer months and very cold winter months when automobile radiators are most affected by the extreme temperatures. Changes in weather patterns in Dowling's market area may therefore affect its sales levels.

Competition

      Dowling's competes with many other radiator distributors. Demand in the radiator market was very strong in 1993 and 1994, which led to an increase in the number of radiator distributors in Dowling's markets. Dowling's reputation is based on its competitive pricing, quality products, and service consisting of twice daily delivery to all customers. Because of this, Oakhurst believes that Dowling's is positioned to withstand such competition and to build upon its historic sales and profits. However, there can be no assurance that past levels of sales and profitability can be maintained. In fact, in the first quarter of fiscal 1996 one of Dowling's locations suffered a significant decline in sales due to the nearby opening of a competitor. See "Employees" below.

Regulation

      Dowling's management does not anticipate that any major capital expenditures will be required by existing or known pending environmental legislation or other regulations.

Employees

      Dowling's employs approximately 40 persons. No employees are represented by a labor union.

      In March 1995 Dowling's suffered the loss of all five of its employees at one major location to a new competitor with a resulting significant loss of business. Most of these employees were re-hired in July 1995, and sales from this location subsequently returned close to previous levels. To the Company's knowledge, none of the other Dowling's locations has encountered significant difficulties in its employee relations.

Puma Products, Inc.

Background and Customer Base

      Puma was founded in 1988 by Anthony N. Puma, from whom Oakhurst acquired the business in October 1994. Mr. Puma continues as President of Puma under a long-term employment agreement. Puma distributes accessories to automotive and truck converters and restylers and to retail automotive accessory stores throughout the United States, with a market concentration in the five states around its base in Grand Prairie, Texas and in Elkhart, Indiana, where a new facility was opened in September 1995. Puma's products include high quality wood interior finishes for light trucks and sport utility vehicles and other auto accessories including spoilers, running boards, and exterior trim.

      Puma grew very rapidly since its founding, by adding customers, enlarging its market territory, and expanding its range of products. While the Company believes that opportunities for expansion for Puma still exist, there can be no assurance that Puma's past growth and profitability levels can be maintained or increased. Geographic expansion opportunities and new product lines are currently under consideration. In November 1995 Puma developed a catalog to support its efforts to enlarge its customer base. There are no foreign sales.


      A large proportion of Puma's business is with vehicle converters who, in turn, are dependent upon the availability of new vehicles from the "Big Three" United States automobile manufacturers. In fiscal 1996, shortages of such vehicles have led to limits on the number of vehicles available to converters and to a consequent reduction in Puma's sales to these customers.


      Fiscal 1995 sales attributable to Puma for the period following the acquisition in October 1994 were approximately $3.3 million, or about eight percent of Oakhurst's consolidated sales.

Sources of Supply

      Puma's wood products are developed to its own specifications for sale to converters of most domestic pickup trucks and sport-utility vehicles. Wood products, which account for more than half of Puma's sales, are mostly manufactured in Mexico. Puma's non-wood products are acquired from established United States suppliers and from importers and many carry brand names recognized in the industry.

      Although from time to time Puma has experienced rapid growth in demand for its wood products, the Company believes that Puma's supply sources are adequate for its needs.

Seasonality

      Puma's sales generally encounter seasonal fluctuations related to the introduction of each new vehicle model, with the summer and early fall months being slower than at other times of the year.

Competition

      Puma competes with many distributors and with manufacturers of automotive interior wood products. Puma competes by offering high quality products at competitive prices, enhanced by its volume purchasing ability and ample storage facilities. Puma competes on a combination of price, quality and its rapid order turnaround time. The shortage of vehicles attributable to Puma's converter customers in fiscal 1996 has led to increased competition and price pressures in this segment of its business.

Regulation

      Puma's management does not anticipate that any major capital expenditures will be required by existing or known pending environmental legislation or other regulation.

Employees

      Puma Products employs approximately thirty persons, none of whom is represented by a union. Many of its key employees have been with Puma since its inception, and Puma believes that its relationship with its employees is generally good.

Properties

      SCPI operates its business from an approximately 100,000 square-foot building which it owns in an industrial park in Pittsburgh, Pennsylvania. The original building was constructed in 1970 and it has been expanded several times.


      H&H is headquartered in and operates from an approximately 25,000 square foot building near the downtown area of Pittsburgh, Pennsylvania, which is leased from Harold Garfinkel, President and former owner of the business. (See "Certain Transactions.") In 1994, H&H opened a second facility comprised of approximately 1,100 square feet, which is located in a shopping center in McMurray, Pennsylvania, and is leased from an independent landlord.



      Dowling's conducts its business from six leased facilities aggregating approximately 72,000 square feet, which are located in Mt. Vernon and Hempstead, New York, in Bridgeport and Hartford, Connecticut and in Hillside and Lodi, New Jersey. Two of the facilities are leased from James Dowling, the former owner of Dowling's. (See "Certain Transactions") Dowling's main offices are located at the Mt. Vernon location.

      Following Oakhurst's acquisition of Puma, its operations were moved to a substantially larger facility of approximately 27,000 square feet located in Grand Prairie, Texas which is leased from Anthony N. Puma, President and former owner of Puma. (See "Certain Transactions.")

      In February 1995, Oakhurst also moved certain of its corporate personnel to the Grand Prairie facility.

Legal Proceedings


      On July 26, 1995 the Company initiated an arbitration proceeding with the American Arbitration Association in connection with the Company's August 1994 acquisition of Dowling's, seeking rescission of the acquisition, or in the alternative, damages and indemnification in excess of $1.6 million. The proceeding was based, among other things, on the Company's belief that the seller, James Dowling, breached certain provisions of the purchase and sale agreement covering the acquisition by furnishing to the Company financial information that was materially inaccurate. The Company exercised its right of set-off pending resolution of this matter, against approximately $1,000,000 of the purchase price. The seller denied the Company's allegations and sought payment of amounts due under the purchase and sale agreement. Pursuant to the Settlement Agreement entered into between Oakhurst, Dowling's and Mr. Dowling on February 5, 1996, the arbitration proceeding was settled by a payment of $175,000 by Oakhurst in full satisfaction of the unpaid portion of the purchase price, accrued interest thereon and accrued salary (aggregating approximately $1,100,000), and the elimination of future salary obligations to Mr. Dowling.


      There are otherwise no material legal proceedings known by the Company to be pending against the Company or any of its subsidiaries.

                                   MANAGEMENT

      The names of the directors and executive officers of the Company and their respective ages and positions with the Company are as follows:


Executive                                                           Director or
Name                   Age      Position(s) with the Company        Officer Since
----                   ---      ----------------------------        -------------
Mark Auerbach          57       Chairman of the Board of            1991
                                Directors, President, Chief
                                Executive Officer,
                                Chief Financial Officer, Director



Bernard H. Frank       74       Executive Vice President            1994*
                                and Chief Operating Officer,
                                Director

Roger M. Barzun        53       Senior Vice President,              1991
                                Secretary and General
                                Counsel

Richard Randolph       70       Senior Vice President, Director     1991*

John R. Ruda           54       Senior Vice President-Marketing     1995*

Laurence D. Finman     34       Vice President                      1995*

John D. Abernathy      58       Director                            1994

Robert M. Davies       45       Director                            1991*

Joel S. Lever          42       Director                            1994

Anthony N. Puma        31       Director                            1995*


      * These persons have been associated with the Company's subsidiaries since earlier dates, as described below.

Mark Auerbach. Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer, Director. Mr. Auerbach has been Chairman of the Board, Chief Executive Officer and Chief Financial Officer since December 18, 1995 succeeding Mr. Maarten Hemsley who resigned from these positions effective as of such date. Mr. Auerbach has been Senior Vice President and Chief Financial Officer since April 1993 of Central Lewmar, L.P., a fine paper merchant. From September 1992 until April 1993, he was a partner of Marron Capital, L.P., an investment banking company. From 1990 to 1992, he was President, Chief Executive Officer and Chairman of the Board of Implant Technology, Inc., a manufacturer of artificial hip systems. He is a director of Pharmaceutical Resources, Inc., a generic drug manufacturer, and Acorn Venture Capital Corporation. Mr. Auerbach is a certified public accountant, and has been a director of the Company since 1991. He was previously a director of SCPI from September 1993 until March 1994.

Bernard H. Frank. Executive Vice President and Chief Operating Officer. Mr. Frank was appointed to these positions in May 1994. Mr. Frank was a founder of the Steel City Products business which the Company's predecessor acquired in 1969; he has been associated with its business for approximately forty-eight years. He is a director of SCPI and assumed the title of Chief Executive Officer of SCPI in January 1993 and was appointed Chairman of SCPI in March 1994. Oakhurst's Nominating Committee selected Mr. Frank to serve as a director following the resignation of Joseph Jacobs in May 1995.

Roger M. Barzun. Senior Vice President, Secretary and General Counsel. Mr. Barzun has been Secretary and General Counsel of Oakhurst since August 1991 and a Senior Vice President since May 1994. He is also Secretary and General Counsel of SCPI. Mr. Barzun has been a lawyer since 1968 and is a member of the New York and Massachusetts bars.

Richard Randolph. Senior Vice President, Director. Mr. Randolph was a Vice President of the Company from 1991 to May 1994, when he became a Senior Vice President. Mr. Randolph has been President of Dick Randolph Associates, a consulting firm, since 1988. Before that, he was credit manager of Mattel Toys, Inc. for many years. Mr. Randolph has also been a director of SCPI since 1989.

John R. Ruda. Senior Vice President-Marketing. Mr. Ruda was a director and an executive officer (most recently as President) of SCPI for more than five years until his resignation in December 1995, when he was elected to his current position with the Company.

Laurence D. Finman. Vice President. Mr. Finman has been Vice President and Chief Operating Officer of the Company's Puma Products subsidiary since its acquisition in October 1994 and was elected a Vice President of the Company in December 1995. Prior to that Mr. Finman held senior management positions in a family-owned automobile tire distribution business.

John D. Abernathy. Director. Mr. Abernathy has been Executive Director of Patton & Boggs, L.L.P., a Washington, D.C. law firm, since January 1995 and is a certified public accountant. From February 1994 to January 1995 he was a financial and management consultant and from March 1991 to February 1994, Mr. Abernathy was the Managing Director of Summit, Solomon & Feldesman, a law firm in dissolution since March 1993. From July 1983 until June 1990 he was Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm. Mr. Abernathy is a director of Barringer Technologies, Inc., a manufacturer of high sensitivity analytical instruments for chemical sensing and of Wahlco Environmental Systems, Inc., an environmental equipment and services company. Mr. Abernathy has been a Director of the Company since 1994.

Robert M. Davies. Director. Since 1994 Mr. Davies has been a Vice President of Wexford Capital Corporation, which acts as the investment manager to several private investment funds. Since November 1, 1995, Mr. Davies has served as Executive Vice President of Wexford Management Corporation, a private investment company. From September 1993 to May 1994 he was a Managing Partner of Steinhardt Enterprises, Inc., an investment banking company, and from 1987 to August 1993, Mr. Davies was Executive Vice President of The Hallwood Group Incorporated, a merchant banking firm. Mr. Davies has been a director of the Company since 1991 and a director of SCPI since 1989 and is a director of Wahlco Environmental Systems, Inc., a publicly-traded environmental equipment and services company.

Joel S. Lever. Director. Mr. Lever has been associated with the law firm of Kurzman & Eisenberg or its predecessor since 1980, and became a member of that firm in 1984. Mr. Lever specializes in transactional business matters with particular emphasis on fine arts publishing, distribution and investment, and the sale and acquisition of commercial real estate entities. Prior to 1980, Mr. Lever was an Assistant District Attorney for Kings County, New York. Mr. Lever has been a director of the Company since 1994.

Anthony N. Puma. Director. Mr. Puma was the founder (in 1988) of Puma, which was acquired by the Company in October 1994 and has been President of Puma from 1988 to the present. Before 1988, Mr. Puma held various positions with SDI Corporation, a distributor of accessories to the small truck and van conversion markets. Mr. Puma was elected as a director of the Company in August 1995.

                             EXECUTIVE COMPENSATION


        The Summary Compensation Table below sets forth all compensation paid to the Chief Executive Officer and the other most highly paid executive officers of the Company who earned in excess of $100,000 for services rendered to the Company during the fiscal years ended February 28, 1995, February 26, 1994 and February 27, 1993. Also included is compensation paid to the two executive officers of SCPI who are not also executive officers of the Company.

                                  Summary Compensation Table


                                       Annual Compensation                      Long-Term
                                       -------------------                      Compensation
                                                                                Awards
                                                                                ------------
                                                                  Other
                                                                  Annual        Securities
        Name and                                                  Compen-       Underlying     All Other
   Principal Position       Year       Salary($)       Bonus($)   sation($)     Options (#)    Compensation($)
   ------------------       ----       ---------       --------   ---------     -----------    --------------
  Maarten D. Hemsley (1)    1995       135,105         97,366     27,466(3)     100,000         6,021 (4)
  Chairman, President,      1994       174,980                                                  3,993
  Chief Executive           1993       159,796
  Officer and Chief
  Financial Officer

  Bernard H. Frank (2)      1995       100,100         55,779                    27,500        21,029 (5)
  Executive Vice            1994        80,340         51,000                                  23,212
  President and             1993        80,774         86,175                                  29,157
  Chief Operating Officer

  John R. Ruda (2)          1995       151,525         73,632                    15,000         9,103 (6)
  President and Chief       1994       141,340         69,727                                  12,723
  Executive Officer -       1993       133,760        102,703                                   9,714
  SCPI

  Terrance W. Allan (2)     1995       110,855         21,746                                   6,498 (6)
  Executive  Vice           1994       109,913         19,600                                   7,067
  President-SCPI            1993        90,964         52,000                                   5,980



(1) In fiscal 1995, of Mr. Hemsley's total salary, $25,000 was paid by the Company and $110,105 was paid by SCPI (of which he is Chief Financial Officer). Of his total bonus, $45,366 was paid by the Company and $52,000 was paid by SCPI. In December 1995, Mr. Hemsley resigned from all his positions with the Company and as a director. He will remain, however, as a consultant to the Company.

(2) Mr. Frank, who is also Chairman and Chief Executive Officer of SCPI, and Messrs. Ruda and Allan were compensated only by SCPI, except with respect to stock options and stock awards. In December 1995, Mr. Ruda resigned as President of SCPI and as a director, and was elected Senior Vice President
     - Marketing of the Company.

(3) This amount consists of a stock award of 5,909 shares of Common Stock valued at $3.125 per share, the closing price of the Common Stock on the date of award, and $9,000 representing a car allowance made available to him under his employment agreement with SCPI (see "Employment Agreements," below.)

(4) This amount consists of (i) $1,810 paid by SCPI into its 401(k) plan for the account of Mr. Hemsley, an amount equal to 25% of his contributions, and (ii) $4,211 representing long term disability insurance premiums paid by the Company.

(5) This amount consists of (i) $9,304 paid by SCPI into its 401(k) plan for the account of Mr. Frank, an amount equal to 25% of his contributions, together with a discretionary year-end contribution that is allocated to employees according to a point system based on years of service, salary, bonus and commissions earned; and (ii) $6,504, $5,508 and $1,896 that Mr. Frank received under three substantially identical agreements amended in 1987 in consideration of the waiver by Mr. Frank of his bankruptcy claims for annuity rights in SCPI's predecessor's bankruptcy.

(6) This amount represents a contribution by SCPI to its 401(k) plan for the account of this executive, an amount equal to 25% of his contributions, and a discretionary year-end contribution that is allocated as described in footnote (5), above.


Executive Employment and Other Related Agreements.

        Maarten D. Hemsley. Under an employment agreement with the Company effective March 1, 1994 and which terminated on August 31, 1995, Mr. Hemsley was paid a salary at the annual rate of $58,333 through August 1994 and thereafter at the annual rate of $30,000. The agreement required Mr. Hemsley to devote, on average, fifty percent of his working time to the affairs of the Company and SCPI and entitled him to an annual bonus equal to 10% of the defined profits of the Company on a consolidated basis exceeding $1,250,000; to a stock option, that vests over a four-year period, to purchase 100,000 shares of the Company's Common Stock; and five annual awards of stock consisting of 5,909 shares each, commencing in April 1994.

        Mr. Hemsley had a similar agreement with SCPI that provided for an annual salary of $116,667 through August 1994 and thereafter at $60,000 per year.

        From August 31, 1995 until December 31, 1995 Mr. Hemsley continued to be employed by the Company and SCPI on similar terms to the expired employment agreements. Effective January 1, 1996, when Mr. Hemsley ceased to be employed by either company, Oakhurst entered into a consulting agreement with Bryanston Management, Ltd., of which Mr. Hemsley is owner and president, pursuant to which Mr. Hemsley will provide consulting services to Oakhurst and its subsidiaries. The agreement provides for monthly fees of $7,083 and is terminable by either party on six months notice. During the term of the consulting agreement, Oakhurst will also provide Mr. Hemsley with similar benefits as provided to him during his prior employment by the companies. See "Certain Transactions."

        Mr. Frank and SCPI Executives. SCPI has three-year employment agreements with each of Messrs. Frank, Ruda and Allan (each sometimes hereinafter referred to as the "executive") commencing September 1, 1993 that provide for base salaries of $100,000 (Mr. Frank); $140,060 increasing over the term of the agreement to $163,020 (Mr. Ruda); and $96,200 increasing to $115,050 (Mr. Allan). The agreements provide for the payment of annual management bonuses based upon the defined profits of SCPI's operating division, with Messrs. Frank and Ruda entitled to a minimum bonus of fifteen percent and ten percent, respectively, of base salary. The aggregate amount of such management bonuses payable each year to these executives and to all other SCPI executives is not to exceed 8% of such defined profits and the allocation thereof is made by the Compensation Committee of SCPI based on recommendations of Mr. Frank as Chief Executive Officer of SCPI. Messrs. Ruda and Allan are also each entitled to an executive bonus calculated as a percentage of defined annual profits of SCPI that exceed $2,000,000.

        Following the loss in October of two of SCPI's largest customers, each of Messrs. Frank, Ruda and Allan has agreed to salary reductions and/or deferral of contractual increases.

        In the event of non-renewal of the agreements, the executive is entitled to an aliquot portion of the bonuses he would have earned during the year of non-renewal, since the contract year does not coincide with the fiscal year of SCPI. The agreements also provide that if the executive's employment terminates by reason of his death or disability, he is entitled to the greater of two years' salary (one year for Mr. Allan) or the salary for the balance of the term of the agreements and the minimum bonus for such period in the case of Messrs. Frank and Ruda and the management bonus that would otherwise have been paid in the case of Mr. Allan. If the executive's employment is otherwise terminated without cause, he is entitled to his salary and bonuses for the greater of one year or the balance of the term of the agreement.

        The agreements with Messrs. Frank, Ruda and Allan provide for car allowances, and the executives are eligible to participate in all defined contribution plans, survivor and supplemental benefits, short and long-term disability benefits, and all other benefit plants and perquisites available now or in the future to the senior executives of SCPI.

        The agreements also provide for certain termination rights in the event of a change in control of SCPI. Change in control is defined to include certain changes in the make-up of the SCPI board of directors or a sale of SCPI's assets or business. Each executive has the right to terminate his employment within a defined period (ranging up to one year) following a change in control and to (i) be paid his base salary for a period of up to twenty-four months following such termination; (ii) continue to receive for a like period the benefits that he is entitled to receive under his agreement; and (iii) be paid twenty-five percent of his base salary in lieu of all bonus entitlement. The agreements also provide for substantially the same payments and benefits in the event the executive's employment is terminated by SCPI without cause as a result of a change in control. In the event of any termination other than for cause, or voluntary resignation in the absence of a change in control, the executive's options become fully exercisable for a period of seven months following termination. If a change in control had occurred on June 1, 1995, and if each of Messrs. Frank, Ruda and Allan had exercised his rights of termination, payments by SCPI would have been approximately $910,000 in the aggregate.


        In December 1995, Mr. Ruda resigned as President of SCPI and as a director, and was elected Senior Vice President - Marketing of the Company. The Company anticipates entering into an agreement with Mr. Ruda in his new position to replace his SCPI agreement.


Other Compensation Agreement

        Mr. Frank also receives compensation of $13,908 per year, in the aggregate, under three substantially identical agreements amended in 1987 in consideration of the waiver by Mr. Frank of his bankruptcy claims for annuity rights in SCPI's predecessor's bankruptcy. The amended agreements provide for payments to be made for a period of fifteen years subsequent to January 1988 of $6,504, $5,508 and $1,896 per year for the three agreements, respectively. Payments commenced in January 1987 and will continue until January 2003.

Retirement Plans

        SCPI maintains a defined contribution profit-sharing plan qualified under Section 401(k) of the Internal Revenue Code of 1986 (the "Code") covering substantially all of its employees including the executives, whereby employees with six months of service may contribute a percentage of compensation, limited to maximum allowed amounts under the Code. The plan provides for a 25% matching employer contribution (which was suspended following the loss by SCPI of two major customers in October 1995) and an annual discretionary contribution determined by SCPI's Board of Directors. Retirement plan costs are funded on a current basis and the plan has no independent trustees.

        Dowling's has a profit-sharing plan for all employees, including executives, over the age of twenty-one with 1,000 hours of defined service. Employer contributions to the plan are made on an annual basis at the discretion of management.

        H&H maintains a defined contribution profit-sharing plan for all employees, including executives, over the age of twenty-one who have met the requirement of one year of defined eligibility service. Employer contributions to the plan are made on an annual basis at the discretion of management.

Stock Option Plans

        The 1994 Omnibus Stock Option Plan. On July 19, 1994, the Company's stockholders approved the adoption of the 1994 Omnibus Stock Option Plan (the "Plan"). The Plan provides for the issuance of a maximum of 350,000 shares of Common Stock pursuant to the grant of incentive stock options to employees and the grant of non-qualified stock options, stock or restricted stock to employees, consultants, directors and officers of the Company and its subsidiaries. Any employee of the Company or its subsidiaries who is considered a key contributor to the overall success of the consolidated enterprise is an eligible participant in the Plan. Grants and awards are made based on the recommendation of senior management and in the case of executive officers, based on the evaluation of the Stock Plans Committee (the "Committee") of the Board of Directors of the Company.

        Under the Plan, the exercise price of incentive options must be not less than 100% (or 110% with respect to any optionee owning more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the Common Stock at the date of grant, and the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to such options which first became exercisable in any calendar year by an employee or officer, may not exceed $100,000. The term of such options may not exceed ten years (except that with respect to any optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company, the term may not exceed five years). The corresponding provisions of any non-qualified stock options granted under the Plan are not similarly limited by the Plan terms.

        The Plan is administered by the Stock Plans Committee, none of whose members is eligible to receive options or awards under the Plan. Subject to the provisions of the Plan itself, the Committee has the authority to select the optionees or Stock award recipients and determine the terms of the options or stock granted, including: (i) the number of Shares; (ii) the term of the option (which may not exceed ten years); (iii) the exercise or purchase price (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of the grant); (iv) the type an duration of any transfer or other restrictions; and (v) the time and form of payment for stock and upon exercise of options. Options granted are not transferable by the option holder except by will or by the laws of descent and distribution. Also, generally, no incentive stock option may be exercised more than 60 days following termination of employment. However, in the event that termination is due to death or disability, an incentive stock option is exercisable for a maximum of 180 days after such termination.


        As of November 30, 1995, options for the purchase of 333,652 shares of Common Stock were outstanding under the Plan (of which options covering 192,834 shares were exercisable); 14,318 shares of Common Stock have been awarded under the Plan; and an additional 16,348 shares remained available for grants or awards under the Plan.


        The 1994 Non-Employee Director Stock Option Plan. The stockholders of the Company on July 19, 1994 approved the adoption of the 1994 Non-Employee Director Stock Option Plan (the "Director Plan"). Up to 100,000 shares of Common Stock are authorized for issuance under the Director Plan to directors who are not employees of the Company (currently five persons). The Director Plan is administered by the Committee. Pursuant to the provisions of the Director Plan, in April 1994 non-employee directors were each granted a fully-vested option to purchase 3,000 shares of Common Stock at the market value of a share on that date ($2.75). On May 1 of each subsequent year, each non-employee director holding office on such date will receive a fully-exercisable option to purchase 3,000 shares of Common Stock at the market value of a share of Common Stock on that date. Pursuant to such provision, on May 1, 1995, the non-employee directors were each granted a fully exercisable option to purchase 3,000 shares of Common Stock (aggregating 24,000 shares) at the market value of a share on that date ($3.375). No consideration is payable by recipients with respect to the option grants. The options expire ten years from the date of grant. Options under the Director Plan may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable only while the optionee is serving as a director of the Company or within 180 days after the optionee ceases to serve as a director of the Company, except that if a director dies or becomes disabled while he or she is serving as a director of the Company, the option is exercisable until the scheduled expiration date of the option.


        As of November 30, 1995, options for the purchase of 48,000 shares of Common Stock were outstanding and exercisable under the Director Plan, and an additional 52,000 shares remained available for grants or awards under the Plan.


        Option Grants and Exercises in the Last Fiscal Year. Options covering 24,000 shares were granted to non-employee directors during fiscal 1995, none of which were exercised during such year.

                        OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth certain information with respect to stock options granted to the executive officers of the Company named in the Summary Compensation Table during the fiscal year ended February 28, 1995.

                                                                                Potential
                                                                                Realizable
                                                                                Value at Assumed
                                                                                Annual Rates of
                                      Percent of                                Stock Price
                                      Total        Per                          Appreciation for
                                      Grants       Share                        Option Term (5)
                        Options       To All       Exercise    Expiration       ----------------
Name                    Granted       Employees    Price(4)    Date       5%             10%
----                    -------       ---------    --------    ----       --             ---
Maarten D. Hemsley      100,000(1)      39.0%      $2.750       2004      $172,946        $438,279
Bernard H. Frank         27,500(2)      11.0%       2.750       2004        47,560         120,527
John R. Ruda             15,000(3)       5.8%       2.750       2004        25,942          65,742
Terrance W. Allan         5,000(3)       1.9%       2.750       2004         8,647          21,914
"     "                   1,000(3)       0.4%       3.375       2004         2,123           5,379


(1)This option becomes exercisable at the rate of one-fifth of the shares subject to the option on the grant date and an additional one-fifth on each of the next four anniversaries of the date of grant.

(2)This option became exercisable in full on the grant date.

(3)These options become exercisable as to one-third of the shares on the grant date and an additional one-third on each of the next two anniversaries of the date of grant.

(4)This exercise price is the fair market value of the Common Stock on the date of grant.

(5)The "potential realizable value" is calculated based on the term of the option (ten years) at its date of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option. However, the optionee will not actually be able to realize any benefit from the option unless the market value of the Common Stock in fact increases over the option price.

                          FISCAL YEAR END OPTION VALUES


        During fiscal 1995, there were no options exercised by any of the executive officers of the Company named in the Summary Compensation Table. However, Maarten Hemsley exercised warrants issued in 1989 for 62,500 shares at $1.00 per share. The following table sets forth certain information based upon the fair market value per share of the Common Stock as of February 28, 1995 ($3.375), with respect to stock options held by each of the Company's named executive officers as of that date. The "value" of unexercised in-the-money options is the difference between the market value of the Common Stock subject to the options at February 28, 1995 and the exercise (purchase) price of the option shares, assuming the option were exercised and the shares sold on that date for such market value.



                             Number of Shares
                              of Common Stock
                          Underlying Unexercised               Value of Unexercised
                         Options at Fiscal Year End         Options at Fiscal Year End
                         ---------------------------        --------------------------
Name                   Exercisable       Unexercisable     Exercisable        Unexercisable
----                   -----------       -------------     -----------        -------------
Maarten D. Hemsley       89,424             80,000           $43,390             $50,000
Bernard H. Frank         48,327                  -            30,204                   -
John R. Ruda             25,827             10,000            16,141               6,250
Terrance W. Allan        10,248              4,083             6,249               2,083

                             PRINCIPAL STOCKHOLDERS


        The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock at December 1, 1995 and the offering hereby by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes, the Company believes, based on information furnished by such owners, that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the 5% stockholders named below is the Company's principal executive office.


                                           Shares Beneficially Owned
                                           Prior to Offering(1)
                                           --------------------------
       Name and Address of
         Beneficial Owner              Number        Percentage
       -------------------             ------        ----------
   Fidelity Capital Trust:
   Fidelity Capital Appreciation
   Fund(2)                                289,000         9%

   Special Situations Fund III,
   L.P.(3)(4)                             289,000         9%

   Maarten D. Hemsley                   189,903(5)        6%
   John D. Abernathy                     20,996(6)         *
   Mark Auerbach                         20,996(6)         *
   Robert M. Davies                     103,992(7)        4%
   Bernard H. Frank                      80,334(8)        3%
   Joel S. Lever                         61,815(9)        2%
   Richard Randolph                      20,996(6)         *
   Anthony N. Puma                     266,667(10)        8%
   Terrance W. Allan                    12,665(11)         *
   John R. Ruda                         39,327(12)        1%

   All directors and executive
   officers as a group, 10
   persons                             817,691(13)       26%


*       Less than 1%.

(1) Shares of Common Stock subject to options exercisable as of December 1, 1995 (or exercisable within 60 days after such date), are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in these footnotes, each stockholder listed above has sole voting and investment power with respect to the shares beneficially owned.


(2) The business address of the Fidelity Capital Appreciation Fund (the "Fund") is 82 Devonshire Street, Boston, Massachusetts 02109. The Fund is a portfolio of the Fidelity Capital Trust, an investment company registered under the Investment Company Act of 1940, as amended. Fidelity Management and Research Company, a management corporation and an investment advisor registered under Section 201 of the Investment Advisors Act of 1940, as amended ("FMRC"), provides investment advisory services to the Fund and to certain other registered investment companies. FMRC is a wholly-owned subsidiary of FMR Corp., a Massachusetts corporation.

(3) The address of Special Situations Fund III, L.P. is 153 E. 53rd Street, New York, New York.

(4) Pursuant to an agreement dated as of June 11, 1991 among The Hallwood Group Incorporated ("HGI") Special Situations Funds, L.P. (formerly Prudential-Bache Special Situations Fund, L.P. ("SSF")), SCPI and the Company, SSF agreed to vote its shares in favor of a proposed merger in which SCPI became a subsidiary of the Company. In exchange, SCPI, HGI and the Company agreed to cause Mark Auerbach, a nominee of SSF, to be appointed to the Board of Directors of the Company. During the term of the agreement, SSF has the right to nominate Mr. Auerbach or another designee as a nominee for election as a Director of the Company and HGI is required to vote its shares in favor of such nominee. The obligations of HGI are binding on the transferees of the shares formerly owned by HGI including certain of the directors and officers of the Company (see "Security Ownership of Management" below). By agreement with the Company dated June 25, 1990, as amended, SSF agreed not to increase its beneficial ownership of the Common Stock of the Company or SCPI above 8.2% of the then outstanding shares except in transactions to which the Company or SCPI, as the case may be, is a party or under certain other circumstances.

(5) Includes 109,424 shares issuable upon the exercise of options that are presently exercisable at $2.75 per share.

(6) Includes 20,996 shares issuable upon the exercise of vested options, 17,996 at $2.75 per share, and the balance at $3.375 per share.

(7) Includes 38,992 shares issuable under outstanding stock options that are presently exercisable; 35,992 at $2.75 per share and the balance at $3.375 per share.

(8) Includes 48,327 shares issuable upon the exercise of vested options at $2.75 per share.

(9) Includes 20,996 shares issuable under outstanding stock options that are presently exercisable; 17,996 at $2.75 per share and the balance at $3.375 per share.

(10) One-half of these shares may not be sold by Mr. Puma prior to October 1996 and the other one-half may not be sold prior to October 1997.

(11) Includes 12,165 shares issuable under outstanding options that are presently exercisable; 11,665 at $2.75 per share and the balance at $3.375 per share. Mr. Allan is an executive officer of the Company's subsidiary, SCPI.

(12) Includes 30,827 shares issuable upon the exercise of stock options that are presently exercisable at $2.75 per share.

(13) Includes 280,727 shares issuable under vested options at prices ranging from $2.75 to $3.375 per share, and 12,665 shares held or presently purchasable under outstanding stock options by Mr. Allan, who is not an executive officer or director of the Company.

                              SELLING STOCKHOLDERS


        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 1, 1995 and as adjusted to reflect the sale of the Common Stock offered hereby, by each of the Selling Stockholders.

        Except as indicated below, none of the Selling Stockholders has had any position, office or other material relationship within the past three years with the Company or its affiliates.

                                                                 Shares To Be
                                                              Beneficially Owned
                                                 Shares          After Sales
                                Shares         Covered By      Pursuant Hereto
       Name of Selling       Beneficially         this     ------------------------
         Stockholder            Owned(1)       Prospectus   Number        Percentage
       ---------------      ----------------   ----------  -------        ----------
   Roger M. Barzun (3)           12,160         6,160           6,000         *
   Norman Berke                  10,000        10,000               0         -
   Chelverton Fund               40,000        20,000          20,000         *
   Ruth S. Cohen                 10,000        10,000               0         -
   Robert M. Davies(4)          103,992        75,000          28,992         1%
   Fidelity Capital Trust:
     Fidelity Capital
     Appreciation Fund (2)      289,000       174,000         115,000         4%
   Bernard H. Frank (5)          80,334        32,007          48,327         2%
   Harold Garfinkel (6)          22,000        12,000          10,000         *
   Maarten D. Hemsley (7)       189,903        80,479         109,424         3%
   Robert Holtz                   5,000         5,000               0         -
   Joseph M. Jacobs (8)          25,819        25,819               0         -
   Michelle Jacobs               20,000        20,000               0         -
   Joel S. Lever (9)             61,815        40,819          20,996         *
   Anthony N. Puma(10)(11)      266,667       266,667               0         -
   John R. Ruda (12)             39,327         7,500          31,827         1%
   Special  Situations Fund
     III, L.P.                  289,000        89,000         200,000         6%
   David R.A. Steadman           15,000        10,000           5,000         *
   James B. Stein(6)              5,500         3,000           2,500         *
   William Witter, Inc.         126,729       100,000          26,729         *
                            -----------     ---------      ----------  --------
           Totals             1,612,246       987,451         624,795        16%
                            ===========     =========      ==========  ========


*   Less than 1%.

(1) Except as provided herein, the Company believes, based on information provided by the Selling Shareholders, that each Selling Stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) The business address of the Fidelity Capital Appreciation Fund (the "Fund") is 82 Devonshire Street, Boston, Massachusetts 02109. The Fund is a portfolio of the Fidelity Capital Trust, an investment company registered under the Investment Company Act of 1940, as amended. Fidelity Management and Research Company, a management corporation and an investment advisor registered under Section 201 of the Investment Advisors Act of 1940, as amended ("FMRC"), provides investment advisory services to the Fund and to certain other registered investment companies. FMRC is a wholly-owned subsidiary of FMR Corp., a Massachusetts corporation.

(3) Roger M. Barzun is Senior Vice President, Secretary and General Counsel of the Company.

(4)  Robert M. Davies has been a director of the Company since 1991.

(5) Bernard H. Frank is Executive Vice President, Chief Operating Officer and a Director of the Company.

(6)  Harold Garfinkel is President and Chief Executive Officer of H&H and James
     B. Stein is General Manager of H&H.

(7) Maarten D. Hemsley, until his resignation on December 18, 1995, was a Director, Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer of the Company. Mr. Hemsley will remain a consultant to the Company, however.

(8) Joseph M. Jacobs is a former Director of the Company, who resigned from the Board in May 1995.

(9)  Joel S. Lever is a Director of the Company.

(10) Anthony N. Puma is President of Puma and was elected as a Director of the Company at the August 10, 1995 Annual Meeting of Stockholders.

(11) All of the 266,667 shares of Common Stock being sold by Anthony N. Puma are subject to restrictions on transfer and sale for the period from October 20, 1994 to October 19, 1996 and 133,334 of such shares are subject to restrictions on transfer and sale until October 19, 1997, all pursuant to a Stock Agreement, dated as of October 20, 1994, between the Company and Anthony N. Puma. See "Plan of Distribution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(12) John R. Ruda was the President of SCPI until December 1995 when he was elected Senior Vice President - Marketing of the Company.

                          DESCRIPTION OF CAPITAL STOCK

Description of Oakhurst Common Stock


        At November 30, 1995 Oakhurst's authorized capital stock consisted of 14,000,000 shares of Common Stock with a par value of $0.01 per share and 1,000,000 shares of Preferred Stock with a par value of $0.01 per share, in one or more series, and with such designations, powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors of Oakhurst shall by resolution establish. At November 30, 1995 there were 3,195,235 shares of Common Stock issued and outstanding, options to purchase 383,402 shares of Common Stock and Convertible Debt convertible into 120,346 shares of Common Stock.


        The following statements relating to Oakhurst Common Stock constitute a brief description of its material attributes but do not purport to be complete. They are qualified in their entirety by reference to Oakhurst's Certificate of Incorporation and the laws of the State of Delaware. Oakhurst's Common Stock is listed on the Nasdaq Small-Cap Market under the trading symbol OAKC.

Common Stock

        Dividend Rights. Oakhurst's Common Stock is entitled to all dividends if, when and as declared from funds legally available therefor by resolution of the Board of Directors of Oakhurst, after full provision for Preferred Stock of Oakhurst, if and when any Preferred Stock is issued by Oakhurst.

        Voting Rights.    Owners of record of Oakhurst Common Stock are
entitled to notice of and to vote at any meeting of stockholders of Oakhurst. Each share of Oakhurst Common Stock is entitled to one vote.

        Liquidation Rights. After satisfaction of creditors and of preferential liquidation rights of Preferred Stock of Oakhurst, if and when any shall be issued and outstanding, holders of Oakhurst Common Stock are entitled to share ratably in the distribution of the remaining assets of Oakhurst.

Preferred Stock

        The Board of Directors of Oakhurst is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such series. Any such series of Preferred Stock, if so determined by the Board of Directors, may have full voting rights with the Common Stock or superior or limited voting rights, and may be convertible into Common Stock or another security of the Company.

        The Company has granted to the Board of Directors the authority to issue Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors - Effect of Certain Charter and By-law Provisions."

Delaware Law and Certain Charter and By-Law Provisions

        Certain anti-takeover provisions. The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. The statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's Certificate of Incorporation or By-Laws.

        The Certificate of Incorporation of the Company provides that the directors of the corporation shall be divided into three classes, with the terms of each class to expire on different years.

        Certain Restrictions on Transfer. The Certificate of Incorporation of the Company provides for certain restrictions on the transfer of shares of the capital stock of the Company. The restrictions are designed to preserve the Tax Benefits. The provisions provide that no person other than the Company may transfer, without the advance approval of the Board of Directors, any shares of the capital stock of the Company to any person to the extent that such transfer would cause the percentage ownership interest in the Company of the transferee to exceed 4.5% or would cause any increase in the percentage ownership interest in a transferee whose percentage ownership interest in the Company already exceeded 4.5% prior to the transfer.

        The Certificate of Incorporation of the Company contains a provision authorizing a class of Preferred Stock, the terms of which may be fixed from time to time by the Board of Directors without further stockholder approval. See "Preferred Stock."

        Reference is made to the full text of the foregoing statutes, the Company's Certificate of Incorporation, as amended, and By-Laws for their entire terms. The partial summary contained in this Prospectus is not intended to be complete.

        See "Risk Factors - Effect of Certain Charter and By-Law Provisions."

        Elimination of Monetary Liability for Officers and Directors. The Company's Certificate of Incorporation incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Directors' duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws. The Company's Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors.

        Indemnification of Officers and Directors. The Company's Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors.


Transfer Agent and Registrar

        The Transfer Agent and Registrar for the Common Stock of the Company is American Stock Transfer & Trust Company.

                              CERTAIN TRANSACTIONS

        In fiscal 1994, H&H entered into a seven year lease with Harold Garfinkel, the President and former owner of H&H, for the principal property from which it conducts its business. The lease has an option to renew for an additional five years, and requires annual lease payments of $144,000. H&H paid Mr. Garfinkel $144,000 in fiscal 1995 and $12,000 in fiscal 1994 under this lease.

        In fiscal 1995, Dowling's entered into two five-year leases with James Dowling, the Vice Chairman of the Board of Directors of Dowling's and former owner of Dowling's for a facility in New York in which Dowling's is headquartered and operates a warehouse, and for a facility in Connecticut where Dowling's operates a warehouse. Both leases have an option to renew for an additional five years and require aggregate annual rent payments of $211,000. Dowling's paid Mr. Dowling approximately $122,000 in fiscal 1995 under these leases.

        In fiscal 1995, Puma entered into a six year lease with Anthony Puma for the facility in which Puma conducts its business. The lease has an option to renew for an additional four years, contains an option to rent additional space that is exercisable every two years, and requires annual lease payments of $133,000. Puma paid Mr. Puma approximately $20,000 in fiscal 1995 under this lease.

        The Company has recently negotiated the terms of a consulting agreement with Mark Auerbach, a director of the Company and, as of December 18, 1995, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company (See "Management"). The currently negotiated terms of the consulting agreement provide that Mr. Auerbach will receive $10,000 per month as a consulting fee for a term of one year and will also receive options to purchase up to 100,000 shares of the Company's Common Stock, with options to purchase up to 50,000 of such shares exercisable upon the effective date of the agreement at an exercise price of $1.25 per share, with the remaining options exercisable one year from the effective date of the agreement at an exercise price of $2.00 per share. It is currently contemplated that the Company will have the right to renew the agreement at its expiration for an additional one year term.

Effective January 1, 1996, when Mr. Hemsley ceased to be employed by Oakhurst, Oakhurst entered into a consulting agreement with Bryanston Management, Ltd., of which Mr. Hemsley is owner and president, pursuant to which Mr. Hemsley will provide consulting services to Oakhurst and its subsidiaries. The agreement provides for monthly fees of $7,083 and is terminable by either party on six months notice. During the term of the consulting agreement, Oakhurst will also provide Mr. Hemsley with similar benefits as provided to him during his prior employment by the companies.

                              PLAN OF DISTRIBUTION

     The sale or distribution of the Shares may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) or (i) on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

      All of the 266,667 shares of Common Stock being sold by Anthony N. Puma are subject to restrictions on transfer and sale for the period from October 20, 1994 to October 19, 1996 and 133,334 of such shares are subject to restrictions on transfer and sale until October 19, 1997, all pursuant to a Stock Agreement, dated as of October 20, 1994, between the Company and Anthony N. Puma. See "Selling Stockholders" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

      Certain of the underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course.


                                  LEGAL MATTERS


   The validity of the Common Stock to be sold in this offering is being passed upon for the Company by Roger M. Barzun, Esq., General Counsel to the Company. Mr. Barzun is also Senior Vice President and Secretary of the Company and owns a total of 6,160 shares of the Common Stock and has options covering 16,000 shares of Common Stock of which 8,000 shares are exercisable within sixty days of the date hereof. See "Management" and "Selling Stockholders."

                                     EXPERTS


        The financial statements of Oakhurst as of February 28, 1995 and February 26, 1994 and for each of the three fiscal years in the period ended February 28, 1995, of Dowling's as of July 31, 1994 and September 30, 1993 and for the ten months ended July 31, 1994 and the year ended September 30, 1993, and of Puma as of September 30, 1994 and for the nine months then ended and the related financial statement schedule of Oakhurst, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated April 28, 1995, December 20, 1994 and February 10, 1995, respectively, appearing herein. Their report on Oakhurst expressed an unqualified opinion and included an explanatory paragraph referring to the Company's change in its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109. Because they were unable to satisfy themselves concerning the inventory quantities as of September 30, 1991, Deloitte & Touche LLP has disclaimed an opinion on the statements of income, stockholders' equity and cash flows of Dowling's for the year ended September 30, 1992. Such financial statements of Oakhurst, Dowling's and Puma are included herein in reliance upon the respective reports of such firm given upon their authority as experts in accounting and auditing.



        The financial statements of Puma as of December 31, 1993 and for the year then ended have been audited by Podsednik & Company, independent auditors, as stated in their report dated February 10, 1995 appearing herein. Such financial statements of Puma are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                             ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock being offered hereby. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of the fees prescribed by the Commission.

                          INDEX TO FINANCIAL STATEMENTS



                                                      Page

OAKHURST COMPANY, INC. & SUBSIDIARIES

Independent Auditors' Report .......................   F-3

Consolidated Balance Sheets as of November 30, 1995*,
  February 28, 1995 and February 26, 1994 ..........   F-4

Consolidated Statements of Operations for the nine
  months ended November 30, 1995*, the thirty-nine
  weeks ended November 26, 1994* and each of the three
  fiscal years in the period ended February 28, 1995   F-5

Consolidated Statements of Stockholders' Equity
  for each of the three fiscal years in the period
  ended February 28, 1995 and the nine months ended
  November 30, 1995* ...............................   F-6

Consolidated Statements of Cash Flows for the nine
  months ended November 30, 1995*, the thirty-nine
  weeks ended November 26, 1994* and each of the
  three years in the period ended February 28, 1995    F-7

Notes to Consolidated Financial Statements .........   F-8

Schedule II - Valuation and Qualifying Accounts
  for each of the three fiscal years in the period
  ended February 28, 1995 ..........................   F-21

-------------
* The financial statements as of and for the nine months ended November 30, 1995 and the thirty-nine weeks ended November 26, 1994 are unaudited.

DOWLING'S FLEET SERVICE CO., INC.

Independent Auditors' Report .......................   F-22

Balance Sheets as of July 31, 1994 and
  September 30, 1993 ...............................   F-23

Statements of Income for the ten months ended
  July 31, 1994 and the years ended
  September 30, 1993 (as restated)
  and 1992 (unaudited) .............................   F-24

Statements of Stockholder's Equity for the
  ten months ended July 31, 1994 and the
  years ended September 30, 1993 (as restated)
  and 1992 (as restated) (unaudited) ...............   F-25

Statements of Cash Flows for the ten months
  ended July 31, 1994 and the years
  ended September 30, 1993 (as restated)
  and 1992 (as restated) (unaudited) ...............   F-26

Notes to Financial Statements ......................   F-27


LBI CORP. d/b/a PUMA PRODUCTS

Independent Auditors' Reports ......................   F-31

Balance Sheets as of September 30, 1994 and
  December 31, 1993 ................................   F-33

Statements of Income for the nine months ended
  September 30, 1994 and the year ended
  December 31, 1993 ................................   F-34

Statements of Stockholder's Equity for the
  nine months ended September 30, 1994 and
  the year ended December 31, 1993 .................   F-35

Statements of Cash Flows for the nine months
  ended September 30, 1994 and the
  year ended December 31, 1993 .....................   F-36

Notes to Financial Statements ......................   F-37


PRO FORMA CONDENSED CONSOLIDATED (UNAUDITED)
  FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Statement
  of Income (unaudited) ............................   F-41

Notes to Pro Forma Condensed Consolidated
  Statement of Income ..............................   F-42

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Oakhurst Company, Inc.:



We have audited the accompanying consolidated balance sheets of Oakhurst Company, Inc. (formerly Oakhurst Capital, Inc.) and subsidiaries as of
February 28, 1995 and February 26, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended February 28, 1995, February 26, 1994 and February 27, 1993. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oakhurst Company, Inc. and subsidiaries as of February 28, 1995 and February 26, 1994, and the results of their operations and their cash flows for the years ended February 28, 1995, February 26, 1994 and February 27, 1993 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for income taxes effective February 28, 1993 to conform with Statement of Financial Accounting Standards No. 109.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Pittsburgh, Pennsylvania
April 28, 1995

                      OAKHURST COMPANY, INC. & SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (Dollar amounts in thousands except per share data)



                                                             Pro Forma
                                                             November 30,  November 30, February 28,  February 26,
                                                                1995          1995         1995           1994
                                                            -------------  ----------  ------------  ------------
                                                             (Unaudited)  (Unaudited)
                                                            (See Note 18)
ASSETS
Current assets:
     Cash and cash equivalents ............................ $      311    $    311      $   314         $ 1,071
     Trade accounts receivable, less allowance
      of $477, $477, $282 and $320, respectively ..........      4,584       4,584        5,760           3,728
     Commissions receivable ...............................        209         209          226             228
     Other receivables ....................................        347         347          498              --
     Inventories ..........................................      8,380       8,380       10,400           6,295
     Deferred tax asset ...................................         --          --          620             237
     Other ................................................        470         543          280             202
                                                             ---------     -------      -------         -------
                              Total current assets ........     14,301      14,374       18,098          11,761
                                                             ---------      ------      -------         -------
Property and equipment, at cost............................      3,121       3,121        2,993           1,825
     Less accumulated depreciation.........................       (968)       (968)        (921)           (623)
                                                             ---------     -------       ------          ------
                                                                 2,153       2,153        2,072           1,202
                                                             ---------     -------       ------          ------
Deferred tax asset.........................................      4,086       4,086        5,466           4,763
Excess of cost over net assets acquired, net...............      6,538       7,135        7,399             965
Other assets...............................................        175         175          266              76
                                                             ---------     -------       ------          ------
                                                                10,799      11,396       13,131           5,804
                                                             ---------     -------       ------          ------
                                                               $27,253     $27,923      $33,301         $18,767
                                                             =========     =======       ======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current maturities of revolving
      credit agreement ....................................     $2,500   $  2,500       $    --         $    --
     Term loan, current ...................................      1,814      1,814           585              --
     Note payable, related party ..........................         90         90           532             165
     Accounts payable .....................................      5,986      5,986         8,066           4,880
     Accrued compensation .................................        526        536           757             264
     Accrued interest .....................................        135        217            85              --
     Income taxes payable .................................        --          --           109             116
     Current maturities of long-term
       obligations ........................................         56         56            32              57
     Current maturities of long-term obligations,
       related parties ....................................        205      1,360           800              --
     Net obligation of discontinued business
       segment-current portion ............................        558        558           505             397
     Other ................................................        507        507           383             115
                                                               -------    -------       -------         -------
                               Total current liabilities        12,377     13,624        11,854           5,994
                                                               -------    -------       -------         -------
Long-term obligations:
     Net obligation of discontinued business segment ......        637        637           985           1,344
     Long-term debt .......................................         83         83         3,237              --
     Long-term debt, related parties ......................      1,670      1,185         1,800              --
     Convertible debt, related parties ....................        540        540           517              --
     Other long-term obligations ..........................         61         61            73              85
                                                                ------      -----         -----           -----
                                                                 2,991      2,506         6,612           1,429
                                                                ------      -----         -----           -----

Commitments and contingencies .............................         --         --            --              --
Stockholders' equity:
     Preferred stock, par value $0.01 per share;
       authorized 1,000,000 shares, none issued ...........         --         --            --             --
     Common stock, par value $0.01 per share;
       authorized 14,000,000 shares; issued
       3,195,235, 3,195,235, 3,189,326 and 2,582,689
       shares, respectively ...............................         32         32            32              26
     Additional paid-in capital ...........................     46,522     46,522        46,480          43,904
     Deficit (Reorganized on August 26, 1989) .............    (34,668)   (34,760)      (31,676)        (32,585)
     Treasury stock, at cost, 207 common shares ...........        (1)         (1)           (1)             (1)
                                                               -------    --------      --------        --------
                               Total stockholders' equity       11,885     11,793        14,835          11,344
                                                               -------   --------      --------        --------
                                                               $27,253   $ 27,923      $ 33,301        $ 18,767
                                                               =======   ========      ========        ========


                  The accompanying notes are an integral part of these consolidated financial statements.

                      OAKHURST COMPANY, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars amounts in thousands, except per share data)


                                                              Thirty-nine
                                                Nine Months     Weeks         Fiscal      Fiscal        Fiscal
                                                   Ended        Ended       Year Ended  Year Ended    Year Ended
                                               November 30,  November 26,   February 28, February 26, February 27,
                                                   1995         1994           1995       1994         1993
                                                ----------    ----------    --------   -----------   -----------
                                                 (Unaudited) (Unaudited)

Sales .........................................   $ 38,122    $   31,089    $  43,142      $ 32,386      $ 33,584
Other income ..................................        256           474          655           368           270
                                                  --------    ----------    ---------      --------      --------
                                                    38,378        31,563       43,797        32,754        33,854
                                                  --------    ----------    ---------      --------      --------

Cost of goods sold, including occupancy and
   buying expenses ............................     29,929        23,259       32,384        25,849        27,472
Operating, selling and administrative expenses       8,336         6,203        9,243         5,073         5,193
Provision for doubtful accounts ...............        288            --           27           879            51
Amortization of excess of cost over net assets
  acquired ....................................        379           160          290            11             6
Interest expense ..............................        567           226          411           156           128
Write-off of deferred financing costs (Note 15)        --             --           --            --           532
                                                  --------    ----------    ---------      --------      --------
                                                    39,499        29,848       42,355        31,968        33,382
                                                  --------    ----------    ---------      --------      --------

Income (loss) from continuing operations before
  income taxes and minority interest ..........     (1,121)        1,715        1,442           786           472

Income taxes:
  Current tax benefit (expense) ...............         37           (82)        (155)         (112)         (148)
  Deferred tax expense ........................     (2,000)         (575)        (468)         (235)         (115)

Income from minority interest in Steel City
  Products, Inc.'s loss attributable
  to common stockholders
  (Notes 1 and 2) .............................         --            --           --           --            533
                                                  --------      --------    ---------     --------       --------

Income (loss) from continuing operations ....       (3,084)        1,058          819           439           742

Discontinued operations:
  Income (loss) on disposal, less applicable
  income tax expense (benefit) of $46 in the
  thirty-nine weeks ended November 26, 1994
  and in 1995 and ($23) in 1993..............           --            90           90            --           (44)
                                                ----------    ----------   ----------   -----------   -----------
Net (loss) income ...........................   $   (3,084)   $    1,148   $      909   $       439   $       698
                                                ==========    ==========   ==========   ===========   ===========

Per share amounts:
  Income (loss) from continuing
    operations ..............................   $    (0.97)   $     0.34   $     0.27   $      0.16   $      0.27
  Income (loss) from discontinued
    operations ..............................           --          0.03         0.03            --         (0.02)
                                                ----------    ----------   ----------   -----------   -----------
  Net (loss) income .........................   $    (0.97)   $     0.37   $     0.30   $      0.16   $      0.25
                                                ==========    ==========   ==========   ===========   ===========

Weighted average number of shares outstanding
  used in computing per share amounts .......    3,193,633     3,064,085    3,076,801     2,788,812     2,768,667
                                                ==========    ==========   ==========   ===========   ===========




                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      OAKHURST COMPANY, INC. & SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          (Dollar amounts in thousands)


                                                       Additional  Retained
                                              Common     Paid-in   Earnings  Treasury
                                              Stock      Capital  (Deficit)   Stock        Total
                                              ------   ---------- ---------  --------     ------
Balance at February 29, 1992 ............   $     26   $ 38,559   $(33,722)   $     (1)   $  4,862
Net income ..............................                              698                     698
Addition to paid-in capital resulting
     from utilization of tax loss
     carryforwards ......................                    87                                 87
Exercise of warrants ....................          *                                             *
Other ...................................                    23                                 23
                                            --------   --------   --------    --------    --------

Balance at February 27, 1993 ............         26     38,669    (33,024)         (1)      5,670
Net income ..............................                              439                     439
Cumulative effect of the adoption
     of SFAS 109 resulting in a
     net deferred tax asset .............                 1,500                              1,500
Deferred tax benefit resulting from a
     reduction in the valuation allowance
     of the deferred tax asset ..........                 3,735                              3,735
                                            --------   --------   --------    --------    --------

Balance at February 26, 1994 ............         26     43,904    (32,585)         (1)     11,344
Net income ..............................                              909                     909
Deferred tax benefit resulting
     from a reduction in the
     valuation allowance of the
     deferred tax asset .................                 1,600                              1,600
Exercise of warrants ....................          3        329                                332
Issuance of Common Stock in
     connection with the
     acquisition of Puma
     Products, Inc. ....................           3        647                                650
                                            --------    -------     --------    --------    --------

Balance at February 28, 1995 ...........          32     46,480    (31,676)         (1)     14,835
Net loss (unaudited) ...................                            (3,084)                 (3,084)
Employee stock award (unaudited) .......          *          19                                 19
Other (unaudited) ......................                     23                                 23
                                            --------    -------     --------    --------    --------

Balance at November 30, 1995
     (unaudited)........................    $     32   $ 46,522   $(34,760)   $     (1)   $ 11,762
                                            ========    =======    =========    ========    ========

*Rounds to less than $1



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      OAKHURST COMPANY, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (Dollar amounts in thousands)

                                                                               Thirty-nine
                                                                   Nine Months    Weeks        Fiscal         Fiscal      Fiscal
                                                                      Ended       Ended       Year Ended    Year Ended   Year Ended
                                                                  November 30,  November 26,  February 28, February 26, February 27,
                                                                      1995        1994          1995           1994         1993
                                                                  ------------  -----------  ------------   -----------  ---------
                                                                   (Unaudited) (Unaudited)
Cash flows from operating activities:
     Income (loss) from continuing operations ....................  $(3,084)     $ 1,058       $   819       $   439      $   742
     Adjustments to reconcile income (loss) from
          continuing operations  to net cash provided by (used in)
            operating activities:
          Depreciation and amortization ..........................      676          379           596           153          151
          Addition to paid-in capital resulting from utilization
            of tax loss carryforwards ............................       --           --            --            --          110
          Deferred tax expense ...................................    2,000          592           514           235           --
          Minority interest in Steel City Products, Inc. .........       --           --            --            --         (533)
          Loss on retirement of asset ............................       28           --            --            --           --
          Employee stock award ...................................       19           --            --            --           --
          Write-off of deferred financing costs ..................       --           --            --            --          532
          Other ..................................................       23           --            --            --           --
     Other changes in operating assets and liabilities:
          Accounts receivable ....................................    1,176          347         (213)        1,112         (243)
          Inventories ............................................    2,020            2        (1,051)          851       (1,205)
          Accounts payable .......................................   (2,080)      (1,148)        1,759        (1,754)         440
          Other ..................................................      (55)         231            68           (75)        (273)
                                                                    -------      -------       -------       -------      -------
Net cash provided by (used in) operating activities of:
     Continuing operations .......................................      723        1,461         2,492           961         (279)
     Discontinued operations .....................................     (295)        (116)         (161)         (296)         (99)
                                                                      ------       ------        ------        ------       ------
Net cash provided by (used in) operating activities ..............      428        1,345         2,331           665         (378)
                                                                     ------        ------        ------        ------       ------

Cash flows from investing activities:
     Additions to property and equipment .........................     (330)        (386)         (633)          (36)         (81)
     Acquisition of subsidiaries, net of cash acquired ...........       --       (5,082)       (5,208)         (873)          --
     Net change in the excess of cost over net assets acquired....     (154)          --            --            --           --
     Other .......................................................       --           --           (35)          (28)         (61)
                                                                      ------       ------        ------        ------       ------
Net cash used in investing activities ............................     (484)      (5,468)       (5,876)         (937)        (142)
                                                                      ------       ------        ------        ------       ------

Cash flows from financing activities:
     Exercise of warrants ........................................       --          331           332            --           --
     Net borrowings under revolving credit agreement .............      975        1,800         1,360            --           --
     Proceeds from issuance of long-term debt ....................       --        2,560         2,560            --           --
     Repayment of note payable ...................................     (458)        (165)         (406)           --           --
     Principal payments on long-term obligations & term loan .....     (464)        (205)       (1,058)         (176)        (169)
     Repayment of distribution payable ...........................       --         (500)           --            --           --
     Deferred financing costs ....................................       --          (58)           --            --           --
                                                                    -------      -------       -------       -------      -------
Net cash provided by (used in) financing activities ..............       53        3,763         2,788          (176)        (169)
                                                                    -------      -------       -------       -------      -------
Net decrease in cash and cash equivalents ........................       (3)        (360)         (757)         (448)        (689)
Cash and cash equivalents at beginning of period .................      314        1,071         1,071         1,519        2,208
                                                                    -------      -------       -------       -------      -------
Cash and cash equivalents at end of period .......................  $   311      $   711       $   314       $ 1,071      $ 1,519
                                                                    =======      =======       =======       =======      =======

Supplemental disclosures of cash flow information:
     Cash paid during the period for:
          Interest ...............................................  $   445      $   228       $   334       $   154      $    34
                                                                    =======      =======       =======       =======      =======
          Income taxes ...........................................  $   133      $    54       $    20       $   227      $   152
                                                                    =======      =======       =======       =======      =======

Supplemental schedule of non-cash investing and financing activities:

  Nine months ended November 30, 1995:

    Capital lease obligations of $76 were incurred when the Company entered into three leases for new computer and warehouse equipment.

 Thirty-nine weeks ended November 26, 1994 and fiscal year ended February 28, 1995:

   Convertible debt of $500, notes and earn-outs payable totaling $3,600 and common stock of $1,000 were issued in connection with the acquisition of subsidiaries.




                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      OAKHURST COMPANY, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information as of and for the Nine Months Ended November 30, 1995
           and Thirty-nine Weeks Ended November 26, 1994 is Unaudited)


1. Summary of Significant Accounting Policies

     Basis of Presentation

     Oakhurst Company, Inc., formerly Oakhurst Capital, Inc. ("Oakhurst" or the "Company"), was formed as a result of a merger transaction (the "merger") in fiscal 1992 between Steel City Products, Inc. ("SCPI") and an Oakhurst subsidiary. The merger resulted in a restructuring of SCPI such that it became a majority-owned subsidiary of Oakhurst. In accordance with the merger, Oakhurst owns 10% of the outstanding common stock of SCPI and all of SCPI's Series A Preferred Stock. The merger was structured such that the aggregate fair market value of SCPI's common stock and Series A Preferred Stock owned by Oakhurst would be approximately 90% of the aggregate fair market value of the issued and outstanding common and voting preferred stock of SCPI. Accordingly, Oakhurst controls approximately 90% of the voting power of SCPI. The accompanying consolidated financial statements reflect this control and include the accounts of SCPI.

     The merger transaction was accounted for as a corporate reorganization of entities under common control. This method of accounting is similar to a pooling of interests in which the assets, liabilities and stockholders' equity of both companies are combined and are reflected in the consolidated financial statements based upon their historical cost.

     Oakhurst acquired all of the outstanding capital stock of H&H Distributors, Inc. d/b/a Harry Survis Auto Center ("H&H"), of Dowling's Fleet Service Co., Inc. ("Dowling's") and of Puma Products, Inc. (formerly LBI Corp.) ("Puma") in January 1994, August 1994 and October 1994, respectively; accordingly, the accompanying consolidated financial statements include the accounts of these subsidiaries for the respective periods of ownership.

     All significant intercompany accounts and transactions have been eliminated in consolidation.


      The accompanying unaudited historical consolidated financial statements of Oakhurst have been prepared in accordance with generally accepted accounting principles for interim financial information. They do not include all footnotes which would be required by generally accepted accounting principles. In the opinion of management of Oakhurst, these financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented. Operating results for the nine months ended November 30, 1995 are not necessarily indicative of the results that may be expected for the year ending February 29, 1996.


     Business Activities

     The Company's operations at this time consist of four subsidiaries primarily engaged in the wholesale distribution trade to the automotive aftermarket. SCPI is a wholesale distributor operating under the trade name Steel City Products selling primarily to discount retail chains and other segments of the mass market, hardware, drug and grocery retail industries and to automotive specialty stores, based primarily in the Northeastern United States. H&H is involved in the retail and wholesale distribution and installation of automotive accessories, including stereos, alarms and cellular phones, primarily in Pennsylvania. Dowling's is a wholesale distributor of automotive radiators and related parts serving primarily radiator repair shops in New York, Connecticut and New Jersey. Puma is a wholesale distributor of high quality truck and van conversion products that are sold to automotive and truck converters and restylers throughout the United States, with a market concentration around its base in Grand Prairie, Texas (see Note 3).

     Fiscal Year

     In fiscal 1995, the Company has changed its fiscal year end to the last day of February. Previously, the Company's fiscal year end was the Saturday closest to the end of February. The effect of the change on the consolidated financial statements was not material.

     Cash and Cash Equivalents

     For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories

     The Company's inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out method ("LIFO") for 61% and 95% of the Company's inventories at February 28, 1995 and February 26, 1994, respectively, and by the first-in, first-out ("FIFO") method for the remaining inventories.

     Property and Equipment

     Depreciation and amortization are computed using the straight-line method. Estimated useful lives used for computing depreciation and amortization are: buildings, 15-40 years; leasehold improvements, 3-25 years; and office furniture, equipment and vehicles, 3-10 years.

     Excess of Costs Over Net Assets Acquired

     The excess of cost over net assets acquired of $7.4 million as of February 28, 1995 is associated with the acquisition of Oakhurst's subsidiaries and is amortized over periods ranging from 15 to 40 years, net of accumulated amortization of $377,000. As of February 26, 1994, the balance of $965,000 related to the acquisitions of SCPI and H&H, net of accumulated amortization of $81,000.

     Oakhurst assesses whether its excess of costs over net assets acquired is impaired at each balance sheet date based upon an evaluation of undiscounted projected cash flows through the remaining amortization period. If an impairment is determined, the amount of such impairment is calculated based upon the estimated fair value of the asset.

     Revenue Recognition

     Revenues are recognized at the time products are shipped or installation occurs.

     Federal Income Taxes

     Oakhurst adopted Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes", effective at the beginning of fiscal 1994. Prior period financial statements were not restated. The effect of the accounting change on the results of operations for fiscal 1994 was not material. Oakhurst previously accounted for income taxes in accordance with Accounting Principles Board Opinion No. 11. The new standard requires an asset and liability approach to accounting for income taxes. Deferred tax liabilities and assets are recognized for the future tax consequences of events that have already been recognized in the financial statements or tax returns. Net deferred tax assets are recognized to the extent that realization of such benefits is considered more likely than not. Changes in enacted tax rates or laws will result in adjustments to the recorded deferred tax assets or liabilities in the period that the tax law is enacted (see Note 7).

     Computation of Per Share Amounts

     Income and loss per share amounts attributable to common stockholders are computed on the basis of the weighted average number of outstanding common shares and common stock equivalents determined by applying the treasury stock method to stock options and warrants outstanding.

2.   Corporate Reorganization

     Under the merger (see Note 1), SCPI is required for a period of five years following the merger to issue to Oakhurst (or cancel) such number of shares of Series A Preferred Stock and/or common stock as shall be necessary, in accordance with periodic determinations, to maintain Oakhurst's aggregate stock ownership of SCPI at 90%. Accordingly, a revaluation of the Company as of February 27, 1993 was completed in May 1994 resulting in an adjustment of the Series A Preferred Stock face value to $11.4 million, requiring the cancellation of 119,176 shares that had previously been issued to Oakhurst. The cumulative effect of the cancellation of shares on net income attributable to common stockholders was reflected in the fourth quarter of fiscal 1994. A valuation of the Company as of February 26, 1994 was also completed in May 1994, reflecting a decrease in the valuation to $10.1 million that resulted in the cancellation of a further 237,940 shares. The decrease in the valuation as of February 26, 1994 was primarily attributable to the abandonment of a proposed Oakhurst financing transaction that would have resulted in significant future tax sharing payments by Oakhurst to SCPI.

     The Series A Preferred Stock carries a dividend rate of $0.5228 per share and has a redemption price and liquidation preference of $5.2282 per share plus any accumulated dividends in arrears. Approximately $586,000 of undeclared dividends in arrears were outstanding as of February 28, 1995. In fiscal 1993, the cumulative dividends on SCPI's Series A Preferred Stock exceeded SCPI's net income for that year, thus creating a loss attributable to SCPI's common stockholders in excess of Oakhurst's minority interest and, accordingly, Oakhurst reduced to zero the minority interest liability related to SCPI. At such time as SCPI's cumulative net income attributable to common stockholders from the effective date of the merger exceeds the cumulative Series A Preferred Stock dividends in arrears, Oakhurst will again reflect the appropriate minority interest in liability.

3.   Acquisitions

     In January 1994, Oakhurst acquired all of the outstanding capital stock of H&H. The purchase price of approximately $1.4 million consisted of approximately $1.2 million in cash (funded by a loan from SCPI) and a note payable to the seller for the balance, which was paid in July 1994. In addition, Oakhurst incurred acquisition costs of approximately $50,000.


     In August 1994, Oakhurst acquired all of the outstanding capital stock of Dowling's. The purchase price of approximately $5.5 million consisted of $4 million in cash, a note payable to the seller of $700,000 which bears interest at prime and is due in two annual installments commencing with the first anniversary of the closing date, earn-out payments estimated at $300,000, convertible debt of $500,000 that was issued to certain executives of Dowling's, which accrues interest at 6% and is convertible at the executives' option to 120,346 shares of Oakhurst common stock on August 1, 1997, and acquisition costs of approximately $260,000 (See Note 18).


     The cash portion of the purchase price of Dowling's was funded by Series A Preferred stock dividends of $4.8 million from SCPI (funded by the Term Loan), by advances from SCPI and by advances under the Credit Agreement (see Note 6).

     In October 1994, Oakhurst acquired all of the outstanding capital stock of Puma. The purchase price of approximately $4.2 million consisted of $1.2 million in cash, a note payable to the seller of $600,000 which bears interest at prime plus 1%, and is due in two annual installments commencing with the first anniversary of the closing date, a 120-day note payable to the seller of approximately $737,000 which bears interest at prime plus 1% and which was subsequently amended to be payable in fiscal 1996, earn-out payments currently estimated at $1,000,000 and the issuance of 266,667 shares of Oakhurst's common stock valued at $650,000 which is restricted for up to a three year period and acquisition costs of approximately $175,000. The purchase agreement provides for bonus earn-out payments to be made to the former shareholder over five years in the event that earnings exceed historical levels, to a maximum additional payment of $500,000. If such payment is ultimately made, the purchase price will be adjusted accordingly (See Note 18).

     The cash portion of the acquisition price of Puma was funded by available cash and by borrowings under the Credit Agreement.

     The former owners and certain senior executives of these acquisitions continue with Oakhurst under long-term employment contracts. Accordingly, amounts payable to them with respect to the acquisitions have been classified as related party obligations.

     The acquisitions were accounted for using the purchase method of accounting. The excess of approximately $839,000, $3.4 million and $3.4 million, respectively, of the purchase prices over the fair values allocated to H&H's, Dowling's and Puma's net assets, respectively, is being amortized over 15 years.

     In connection with the acquisitions, assets were acquired and liabilities were assumed as follows (in thousands):


                                        H&H      Dowling's    Puma
                                       ------    ---------   ------
     Fair value of assets acquired ... $2,075     $7,689     $5,035
     Liabilities assumed .............    640      1,927        675
                                       ------     ------     ------
       Net assets acquired ........... $1,435     $5,762     $4,360
                                       ======     ======     ======



     The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the above acquisitions had occurred at the beginning of the fiscal years ended February 28, 1995 and February 26, 1994 (in thousands, except per share date):

                                     Fiscal Year         Fiscal Year
                                        Ended               Ended
                                  February 28, 1995   February 26, 1994
                                  -----------------   -----------------
   Net sales ..................         $53,219            $54,719
   Net income .................           1,157              1,028
   Earnings per share .........            0.36               0.32

     The above pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would actually have resulted had the acquisitions been in effect on the dates indicated or that may result in the future. Specifically, these amounts do not reflect the benefit of reductions in executive compensation and certain other administrative expenses which may be realized in subsequent years following the acquisitions.

4.   Inventories

     The Company's inventories are stated at the lower of cost or market. Cost is determined by the LIFO method for 61% and 95% of the Company's inventories at February 28, 1995 and February 26, 1994, respectively, and by the FIFO method for the remaining inventories. Had all the Company's inventories been valued using the FIFO method, they would have been approximately $437,000 and $413,000 higher than reported at February 28, 1995 and February 26, 1994, respectively.

5.   Property and Equipment

     Property and equipment are summarized as follows (in thousands):

                                                     February 28,  February 26,
                                                        1995           1994
                                                     -----------   -----------
Land...............................................   $  170         $  170
Buildings .........................................      830            830
Leasehold improvements ............................      452            134
Office furniture, equipment and vehicles ..........    1,541            691
                                                      ------         ------
                                                       2,993          1,825
Less accumulated depreciation .....................      921            623
                                                      ------         ------
                                                      $2,072         $1,202
                                                      ======         ======


6.   Line of Credit and Long-Term Obligations

     Long-term obligations consist of the
        following (in thousands):


                                                    February 28,   February 26,
                                                       1995          1994
                                                    -----------    -----------
Term Loan, due monthly through
      July 1998 at an interest rate of 9.25% ......   $2,245         $   --
Revolving Credit Agreement through August 1996
      bearing interest at prime plus 1% ...........    1,525             --
Dowling's acquisition note due in two annual
      installments through August 1996 bearing
      interest at prime (See Note 18)..............      700             --
Puma acquisition note due in two annual
      installments through October 1996 bearing
      interest at prime plus 1% (See Note 18)......      600             --
Dowling's estimated earn-out, payable in two
      annual installments beginning in
      November 1995 (See Note 18)..................      300             --
Puma estimated earn-out, payable in five annual
      installments beginning in May 1996 ..........    1,000             --
Convertible debt payable in August 1997
      bearing interest at 6% ......................      517             --
Capital lease obligation for computer equipment,
      paid in full in January 1995 ................     --               57
Other .............................................      157             85
                                                      ------         ------
                                                       7,044            142
Less current portion ..............................    1,417             57
                                                      ------         ------
                                                      $5,627         $   85
                                                      ======         ======


     In August 1994, Oakhurst entered into a two year revolving credit agreement (the "Credit Agreement") that, until its amendment, provided for maximum borrowings of $3 million and carried a floating interest rate of prime plus 1%. Borrowings may be limited by the borrowing base, as defined in the Credit Agreement. Oakhurst has agreed to pay a quarterly facility fee equal to one-half of one percent of the average daily unborrowed amount.

     In August 1994, SCPI obtained a four year term loan in the amount of $2,560,000 (the "Term Loan"), in connection with Oakhurst's acquisition of Dowling's. The Term Loan is secured by a mortgage on SCPI's real estate, is guaranteed by Oakhurst and its subsidiaries, supported by a pledge of the capital stock of Oakhurst's subsidiaries. The Term Loan provides for monthly repayments beginning in September 1994 and bears interest at a fixed rate of 9.25% and includes certain prepayment penalties.

     The Term Loan and the Credit Agreement are cross-collateralized, and contain various financial covenants. At the end of the current year second quarter, August 31, 1995, SCPI and Oakhurst were in the process of finalizing replacement covenants with the bank to reflect an acquisition by Oakhurst that was completed in the latter part of fiscal 1995, and received waivers in respect of those covenants as to which the companies were not in compliance at the end of the second quarter.

     The Credit Agreement was amended during the third quarter of the current fiscal year to provide for maximum borrowings of $4 million, subject to the borrowing base that is calculated according to the level of the subsidiaries' accounts receivable, and to eliminate all of the financial covenants, except for certain amended subsidiary and consolidated net worth covenants. The Term Loan was also amended to reflect such revised covenants. Borrowings under the amended Credit Agreement bear interest at prime plus 1.5%, and are secured by the accounts receivable, inventory and capital stock of Oakhurst's subsidiaries.


      At November 30, 1995, Oakhurst did not meet the consolidated net worth covenant, as amended, and requested a modification of such covenant. The modification was granted by the bank on January 3, 1996, in exchange for Oakhurst's and SCPI's agreement to accelerate the maturity date of the Term Loan to July 31, 1996, and to increase the interest rates on borrowings under the Credit Agreement and the Term Loan by 1% and 1.25%, respectively, effective February 28, 1996. Accordingly, the long-term portion of the Term Loan has been presented as a current liability until replacement financing is finalized.


     In December 1995, Oakhurst initiated negotiations with several lenders to obtain replacement financing and on January 8, 1996 accepted a letter of intent for new financing from an institutional lender which is expected to provide a significant increase in the level of financing available to Oakhurst and its subsidiaries based upon essentially similar collateral as provided under the existing bank financing. Management expects that Oakhurst and SCPI will secure a commitment on and close such refinancing before February 29, 1996.


     Long-term obligations at February 28, 1995, including the present value of the Creditor Notes (see Note 8), mature during each fiscal year as follows
(in thousands):




                            Long-Term    Creditor
            Fiscal         Obligations     Notes        Total
            ------         -----------   --------      ------
            1996.........    $1,417        $  337      $1,754
            1997.........     3,197           305       3,502
            1998.........     1,445           328       1,773
            1999.........       535           353         888
            2000.........       209             -         209
            Thereafter...       241             -         241
                             ------        ------      ------
                             $7,044        $1,323      $8,367
                             ======        ======      ======



7.   Income Taxes and Deferred Tax Asset


     As of December 31, 1994, Oakhurst had, for tax reporting purposes, net operating tax loss carryforwards of approximately $148 million which expire in the years 2001 through 2005. Under SFAS 109, Oakhurst is required to recognize currently the estimated realizable value of the future benefit of its net operating tax loss carryforwards along with other tax benefits. The initial adoption of SFAS 109 resulted in the recognition of a deferred tax asset of $51 million less a valuation allowance of $49.5 million, and a corresponding increase of $1.5 million in additional paid-in-capital as of the beginning of fiscal 1994. The accounting treatment to increase additional paid-in-capital results from SCPI's quasi-reorganization accounting in fiscal 1990. The amount of the valuation allowance was determined by, among other things, management's estimate of Oakhurst's ability to utilize the net operating tax loss carryforwards prior to their expiration based on business conditions at that time. Management re-evaluated the allowance as of February 26, 1994 in light of SCPI's earnings trends and the then current business conditions and because the Company was able to utilize a significant portion of the recorded deferred tax asset during fiscal 1994, and also to reflect Oakhurst's acquisition of H&H (see
Note 3). As a result, management determined that a reduction in the valuation allowance and a corresponding increase in additional paid-in capital as of February 26, 1994 of approximately $3.7 million was appropriate. Management re-evaluated the allowance as of February 28, 1995 because of Oakhurst's acquisitions of Dowling's and of Puma and in light of the performance of SCPI and H&H, and determined that a further reduction in the valuation allowance and a corresponding increase in additional paid-in capital of $1.6 million was appropriate.



     During fiscal 1996, one of the Company's subsidiaries, SCPI, has begun to experience significant changes in its customer base. In October 1995, SCPI lost one of its largest customers to bankruptcy, and was informed by another of its largest customers that it had decided to change its source of supply, with such change expected to be phased in over the next several months. SCPI has not yet identified replacement customers sufficient to offset the lost business. In addition, the Company's other operating subsidiaries have encountered lower sales and profits in the current fiscal year than had been anticipated.

     Management is currently determining the impact of the lost business on SCPI's future levels of revenues, and is evaluating future customer and product opportunities to project whether, and if so when, SCPI may expect a return to its historical levels of sales. Management is also undertaking a strategic evaluation of SCPI's operations to determine how they may be restructured to reflect the current level of SCPI's sales. In addition, management is currently analyzing its other subsidiaries' businesses to better anticipate the future revenue and profit levels that are likely to be realized by such subsidiaries.

     While this analysis is expected to be completed during the fourth quarter of the current fiscal year, management's initial estimate of the current impact of these events on the deferred tax asset valuation allowance resulted in an increase of $2 million in such allowance with a corresponding charge to deferred tax expense in the third quarter of the current fiscal year. If future profit levels exceed current expectations, the consequent reduction in the valuation allowance would result in a corresponding deferred tax benefit in future results of operations to the extent of the aforementioned charge to deferred tax expense.

     As of November 30, 1995, Oakhurst is required to earn approximately $12 million of consolidated taxable income primarily through fiscal 2007 to realize the net deferred tax asset, as adjusted.



     The deferred tax effects of temporary differences are not significant.

     Current income taxes payable represent state income taxes.

     Income taxes consist of the following (in thousands):

                                    Fiscal            Fiscal           Fiscal
                                  Year Ended        Year Ended       Year Ended
                                 February 28,      February 26,     February 27,
                                     1995              1994             1993
                                --------------     ------------      ----------

     Current tax expense.......      $ 623            $ 347              $ 263
     Current tax benefit from
       utilization of net
       operating loss
       carryforward............       (468)            (235)              (115)
                                     -----            -----              -----
                                       155              112                148
     Deferred tax expense......        468              235                115
                                     -----            -----              -----
     Income tax expense........      $ 623            $ 347              $ 263
                                     =====            =====              =====


     The federal income tax benefit resulting from Oakhurst's utilization of tax loss carryforwards through fiscal 1993 was accounted for as an addition to paid-in capital. In accordance with SFAS 109, Oakhurst recognized a deferred tax benefit as of the beginning of fiscal 1994 and accordingly, any subsequent utilization will be accounted for as a reduction in the deferred tax asset.


     A reconciliation of the income tax provision and the amount computed by applying the statutory rate to income before income taxes is as follows:

                                       Fiscal          Fiscal         Fiscal
                                     Year Ended      Year Ended     Year Ended
                                    February 28,    February 26,   February 27,
                                        1995            1994           1993
                                    ------------    ------------   -----------

     Federal statutory rate..........   34.0%          34.0%          34.0%
     State income taxes, net
       of federal benefit............    6.6            7.4            21.8
     Amortization of the excess
       of costs over net assets
       acquired......................    6.8             --             --
     Non-taxable escrow refund.......   (4.2)            --             --
     Other...........................     --            2.7             --
                                        ----           ---            -----
          Effective tax rate.........   43.2%          44.1%          55.8%
                                        ====           ====           ====

     In March 1991, the net assets of the Company's Steel City Products' operating division were sold to a wholly owned subsidiary. The consolidated tax provision for the year ended February 27, 1993 included approximately $148,000 in state income taxes relating to the taxable income of this subsidiary which for tax purposes could not be reduced by SCPI's overhead expenses. As a result, Oakhurst's consolidated operating results reflect a disproportionately high tax provision in fiscal 1993. However, on December 31, 1992, the subsidiary merged into SCPI such that separate tax treatment of the subsidiary is no longer required.

     The availability of the operating tax loss carryforwards may be adversely affected by future ownership changes of SCPI or Oakhurst; at this time, such changes cannot be predicted. The operating tax loss carryforwards at February 28, 1995 expire as follows (in thousands):


                         2001.....  $ 12,000
                         2002.....    52,000
                         2003.....    22,000
                         2004.....    49,000
                         2005.....    13,000
                                    --------
                                    $148,000
                                    ========


8.   Discontinued Operations

     SCPI disposed of its former retail division to an unrelated company, Retail Acquisition Corp. ("RAC") in September 1990, when RAC acquired substantially all the assets of the former division and assumed substantially all its liabilities. SCPI remained contingently liable for certain of these liabilities. In early 1991, SCPI received notices of default in respect of the leased properties that SCPI had transferred to RAC. In March 1991, RAC was forced into bankruptcy by a group of creditors which included SCPI. Pursuant to RAC's bankruptcy reorganization plan (the "RAC Plan"), which became effective in September 1992, SCPI participated in a global settlement pursuant to which SCPI issued $2.5 million of non-interest bearing notes (the "Creditor Notes") solely for the benefit of contingent creditors. In return, SCPI and Oakhurst were relieved of any further obligations to contingent creditors, except for payment on the Creditor Notes.

     The Creditor Notes, which are non-interest bearing, are payable in equal annual installments through July 1998, subject to a prepayment provision whereby if defined cash flow exceeds $900,000, $1,000,000 and $1,100,000 in fiscal 1995, 1996 and 1997, respectively, holders of Creditor Notes may tender for prepayment a portion thereof in the amount of the defined excess cash flow, but not to exceed approximately $400,000 per annum. In fiscal 1995, SCPI did not meet the defined criteria for such prepayment. The Creditor Notes have been discounted using an imputed interest rate of 7.5% and, together with accrued interest thereon, principally comprise the net obligation of the discontinued business segment. Imputed interest expense of approximately $96,000, $128,000 and $95,000 is included in results of continuing operations for fiscal 1995, 1994 and 1993, respectively.

     The accompanying consolidated statements of operations and cash flows reflect any income or loss associated with the disposal of the former retail division as discontinued operations. Income from discontinued operations for fiscal 1995 of $90,000 reflected decreases in SCPI's reserve for contingent liabilities relating to the former retail division, net of an income tax provision of $46,000. The loss from discontinued operations for fiscal 1993 of $44,000 represented an increase in the contingent reserve, net of income tax benefit of $23,000.

9.   Stock Options

     In fiscal 1995, the Board of Directors and shareholders approved two stock option plans, the 1994 Omnibus Stock Option Plan (the "Omnibus Plan") and the 1994 Non-Employee Director Stock Option Plan (the "Director Plan"). Under both plans, the exercise price of the option granted may not be less than the fair market value of the common stock on the date of the grant, and the term of the grant may not exceed ten years.

     The Omnibus Plan provides for the issuance of a maximum of 350,000 shares of Oakhurst's common stock pursuant to the grant of incentive stock options to employees of Oakhurst and its subsidiaries, and the grant of non-qualified stock options, stock or restricted stock to employees, consultants, directors and officers of Oakhurst and its subsidiaries. In fiscal 1995, options covering 313,084 shares were granted at prices ranging from $2.75 to $3.875 and there was one stock award of 5,909 shares of Oakhurst common stock. The options vest over a four year period and expire ten years from the date of the grant. At February 28, 1995, no options had been exercised and options covering 134,034 shares were exercisable.

     The Director Plan (a "formula plan" under rule 16.3-3 of the Securities Exchange Act of 1934) provides for the issuance of up to 100,000 shares of common stock pursuant to options granted to directors who are not employees of the Company. In April 1994, pursuant to the terms of the plan, eight non-employee directors were each granted a fully-vested option to purchase 3,000 shares (24,000 shares in the aggregate) of common stock at $2.75 per share, the market value on the date of the grant. These options remain exercisable for ten years. On May 1 of each subsequent year, each non-employee director holding office on such date will receive a fully-exercisable option to purchase an additional 3,000 shares. At February 28, 1995, none of these options had been exercised.

     In fiscal 1992, the Board of Directors granted options to purchase 194,388 shares of Oakhurst's common stock to key employees and to certain members of the Board of Directors. The exercise price of the options, which was equal to the market value of the stock at the date of the grant, is $2.75. At February 28, 1995, no options had been exercised and options for 14,996 shares had been forfeited. At February 26, 1994 and February 27, 1993, no options had been exercised. All 179,392 options outstanding are fully vested and will remain exercisable through 2001.

     In connection with SCPI's predecessor's emergence in fiscal 1990 from Chapter 11 bankruptcy proceedings, warrants to purchase 366,837 shares of stock were issued and were exercisable at a price of $1.00 per share through September 28, 1994. As a result of the merger (see Note 1), the warrant holders, upon exercise, were entitled to one share each of SCPI's and Oakhurst's common stock for the aggregate purchase price of $1.00. During fiscal 1995, 331,622 shares were purchased pursuant to these warrants and 35,215 warrants expired. During fiscal 1994, no shares were purchased pursuant to these warrants. During fiscal 1993, 92 shares were purchased pursuant to these warrants.

10.  Employee Pension Plan

     Steel City Products maintains a defined contribution profit-sharing retirement plan covering substantially all its employees, whereby employees may contribute a percentage of compensation, limited to maximum allowed amounts under the Internal Revenue Code. The plan provides for a 25% matching employer contribution and an annual discretionary contribution determined by SCPI's Board of Directors. Total annual expense was $150,000 for each of fiscal 1995, 1994 and 1993. Retirement plan costs are funded on a current basis and the plan has independent trustees.

     Dowling's has a profit-sharing plan for all employees over the age of twenty-one with 1,000 hours of defined service. Employer contributions to the plan are made on an annual basis at the discretion of management. Total expense was $8,000 in fiscal 1995.

     H&H maintains a defined contribution profit-sharing retirement plan for all employees over the age of twenty-one who have met one year of defined eligibility service. Employer contributions to the plan are made on an annual basis at the discretion of management. Total expense was approximately $12,000 in fiscal 1995.

11.  Leases

     The Company leases its corporate office and certain of its subsidiaries' offices and warehouses under operating leases which expire over the next six years. Generally, leases are net leases that require the payment of executory expenses such as real estate taxes, insurance, maintenance and other operating costs. The leases generally provide for renewal options. Certain of these leases are with related parties (see Note 14).

     Minimum annual rentals for all operating leases having initial noncancelable lease terms in excess of one year after February 28, 1995 are as follows (in thousands):


     Fiscal
     ------
     1996.................................. $  863
     1997..................................    853
     1998..................................    804
     1999..................................    762
     2000..................................    394
     Thereafter ...........................    111
                                            ------

     Total future minimum rental payments   $3,787
                                            ======


     Total rent expense for all operating leases amounted to approximately $420,000 for fiscal 1995. There were no material operating leases prior to fiscal 1995.

12.  Commitments and Contingencies

     SCPI has employment agreements with certain senior executives that provide termination rights in the event of a change in control of SCPI, as defined. The rights include payments ranging from six to twenty-four months of the executives' base salaries, along with continuation of benefits and certain other payments to each executive. Each agreement also provides for substantially the same provisions in the event that the executive's employment were to be terminated by SCPI without cause.

     In fiscal 1994 and 1995, Oakhurst entered into employment agreements with certain senior executives of Oakhurst, H&H, Dowling's and Puma that provide for certain termination rights in the event that the executive's employment were to be terminated by Oakhurst without cause. The employment agreements expire between August 1995 and October 1999.

     Management is unaware of any other significant contingencies.

13.  Major Customers

     Sales to each of those major customers representing individually more than 10% of the Oakhurst's consolidated sales were as follows (in thousands):

                   Fiscal Year Ended   Fiscal Year Ended    Fiscal Year Ended
                   February 28, 1995   February 26, 1994    February 27, 1993
                   -----------------   -----------------    -----------------
                              % of               % of                 % of
                              Total              Total                Total
                     Sales    Sales     Sales    Sales      Sales     Sales
                     -----    -----     -----    -----      -----     -----
     Customer "A"   $   --     --       $3,198     10%      $5,738     17%
     Customer "B"   $6,046     14%      $6,250     19%      $5,461     16%
     Customer "C"   $4,465     10%      $6,332     20%      $4,159     12%

     All of the above customers were attributable to SCPI. SCPI's management became aware in June 1993 that two of its largest customers were experiencing serious liquidity problems. These customers became past due in their payments to SCPI and in July 1993 both customers filed for protection under Chapter 11 of the United States Bankruptcy Code, at which time approximately $1.2 million was outstanding from them to SCPI. As a result, SCPI ultimately wrote off approximately $879,000 of these customer's receivables.

     One of these customers was unable to formulate a viable reorganization plan and closed all its stores in December 1993. Although sales to this customer declined in each of the last two fiscal years, this customer represented an important proportion of consolidated revenues (10% and 17% in fiscal 1994 and in fiscal 1993, respectively).

     The other large customer emerged from bankruptcy in January 1995. However, sales to this customer decreased by 29% in fiscal 1995 compared with fiscal 1994, as this customer closed certain locations as a part of its restructuring strategy.

14.  Related Party Transactions

     From November 1989 until June 1993, SCPI engaged The Hallwood Group Incorporated ("Hallwood"), a principal stockholder of Oakhurst until February 1994, under a financial advisory agreement. SCPI paid Hallwood approximately $83,000 in fiscal 1994 and $250,000 in fiscal 1993 in connection with this agreement.


     SCPI and Oakhurst entered into agreements, effective August 1, 1991, with Integra Management Company ("IMC") to provide corporate office administrative functions. SCPI and Oakhurst entered into similar agreements with IMC, effective March 1, 1992, to provide certain tax services. IMC was a wholly owned subsidiary of Hallwood until October 1992, when it became a wholly owned subsidiary of Integra Hotels, Inc., formerly Integra - A Hotel and Restaurant Company. Mr. Hemsley, then Oakhurst's President, was President of both IMC and Integra until March 1994. The agreements were approved by the Company's Board of Directors, and were terminated in May 1994. SCPI paid IMC $11,000 in fiscal 1995 and $60,000 in each of fiscal 1994 and 1993 pursuant to these agreements. Oakhurst paid IMC $6,750 in fiscal 1995 and $36,000 in each of fiscal 1994 and 1993 pursuant to these agreements.


     In fiscal 1994, H&H entered into a seven-year lease with Harold Garfinkel, the President and former owner of H&H, for the principal property from which it conducts its business. The lease has one option to renew for an additional five years, and requires annual lease payments of $144,000. H&H paid Mr. Garfinkel $144,000 in fiscal 1995 and $12,000 in fiscal 1994 under this lease.

     In fiscal 1995, Dowling's entered into two five-year leases with James Dowling, the Vice Chairman and former owner of Dowling's for a facility in New York in which Dowling's is headquartered and operates a warehouse, and for a facility in Connecticut where Dowling's operates a warehouse. Both leases have one option to renew for an additional five years and require aggregate annual rent payments of $211,000. Dowling's paid Mr. Dowling approximately $122,000 in fiscal 1995 under these leases.

     In fiscal 1995, Puma entered into a six year lease with Anthony Puma for the facility in which it conducts its business. The lease has one option to renew for an additional four years, contains an option to rent additional space that is exercisable every two years, and requires annual lease payments of $133,000. Puma paid Mr. Puma approximately $20,000 in fiscal 1995 under these leases.

15.  Deferred Financing Costs

     During the fourth quarter of fiscal 1993, deferred costs of approximately $532,000 relating to a proposed financing transaction were written off. Efforts by Oakhurst's management to complete the proposed financing transaction were delayed by the uncertainties created by the RAC bankruptcy, as described in Note
8. Following settlement of the RAC matter, Oakhurst's management resumed its efforts in respect of the proposed financing transaction. However, management determined that the delays encountered in completing such transaction did not enable a conclusion to be reached, with significant certainty, that the transaction would ultimately be consummated.

16.  Predecessor Bankruptcy

            During fiscal 1995, SCPI recovered funds placed into escrow in prior years as a part of SCPI's predecessor's bankruptcy in the amount of approximately $175,000, that is included in other income. SCPI's predecessor emerged from bankruptcy in 1990.

17.  Selected Quarterly Financial Data (Unaudited)
     (Dollar amounts in thousands, except per share data)


Fiscal 1995                             First         Second         Third        Fourth
-----------                       -----------    -----------   -----------   -----------
Sales .........................   $     9,869    $     9,891   $    11,329   $    12,053
Gross profit ..................         2,418          2,467         2,946         2,927
Income (loss) from
  continuing operations .......           294            403           379          (257)
Income from discontinued
  operations ..................            --             66             6            18
Net income (loss) .............           294            469           385          (239)

Per Share:
  Income (loss) from continuing
    operations ................           .10    $       .13   $       .11   $      (.08)
  Net income (loss) ...........           .10            .15           .12          (.08)
Average number of shares
  outstanding .................     2,866,277      3,034,650     3,318,073     3,182,734

Fiscal 1994                             First         Second         Third        Fourth
-----------                       -----------    -----------   -----------   -----------

Sales .........................   $     9,620    $     7,434   $     8,881   $     6,451
Gross profit ..................         1,602          1,611         1,838         1,486
Net income (loss) .............          (602)           316           371           354

Per Share:
  Net income (loss) ...........   $      (.23)   $       .11   $       .13   $       .13
  Average number of shares
    outstanding ...............     2,582,689      2,794,196     2,792,621     2,788,476


     During fiscal 1995, the previous estimate to provide for the disposal of the discontinued Retail Division was reduced.

     The Company incurred a loss during the fourth quarter of fiscal 1995 as a result of decreased sales levels and higher expenses due to increased sales efforts. Also, corporate expenses increased during the quarter as a result of the acquisition of Puma near the end of the third quarter.

     A reclassification of approximately $115,000 was made from discontinued operations to continuing operations in the third quarter of fiscal 1995 results of operations, which related to the recovery of escrowed funds associated with SCPI's predecessor's bankruptcy.


18.  Subsequent Events (Unaudited)

      On July 26, 1995 the Company initiated an arbitration proceeding with the American Arbitration Association in connection with the Company's August 1994 acquisition of Dowling's, seeking rescission of the acquisition, or in the alternative, damages and indemnification in excess of $1.6 million. The proceeding was based, among other things, on the Company's belief that the seller, breached certain provisions of the purchase and sale agreement covering the acquisition by furnishing to the Company financial information that was materially inaccurate. The Company exercised its right of set-off pending resolution of this matter, against approximately $1,000,000 of the purchase price. The seller denied the Company's allegations and sought payment of amounts due under the purchase and sale agreement. Pursuant to a Settlement Agreement entered into between Oakhurst, Dowling's and the seller on February 5, 1996, the arbitration proceeding was settled by a payment of $175,000 by Oakhurst in full satisfaction of the unpaid portion of the purchase price, accrued interest thereon and accrued salary (aggregating approximately $1,100,000), and the elimination of future salary obligations to the seller.

      In January 1996 the payment terms relating to both installments of the $600,000 note issued in connection with the acquisition of Puma Products were modified to provide for five annual installments of $120,000 each, payable in March 1998 through March 2002, and the interest rate through March 1998 was reduced to prime minus 1%.

      The unaudited pro forma balance sheet information as of November 30, 1995 reflects the above changes to liabilities in respect of the Dowling's and Puma acquisitions, and the related effect on excess of cost over net assets acquired in respect of Dowling's.

      During the second quarter of the 1996 fiscal year, management curtailed the level of credit allowed to Jamesway Corporation ("Jamesway"), one of SCPI's largest customers, after becoming aware that Jamesway was experiencing financial difficulties. Although Jamesway had emerged from bankruptcy in January 1995, on October 6, 1995 Jamesway announced that it is again considering filing for bankruptcy's protection. Pending a further announcement by Jamesway, SCPI suspended shipments to this customer in October 1995, and Oakhurst's consolidated second quarter results included a provision of $150,000 in relation to the balances due from Jamesway. Subsequently, Jamesway announced that it would close all its stores. In October 1995 another of SCPI's large customers, Forest City Auto Parts Inc., advised the Company of its intention to change its source of supply during the succeeding months. Based on present information, management estimates that SCPI's revenues in fiscal 1996 will be less than $25 million, compared with $27.3 million in the prior year, and that revenues in fiscal 1997 will be lower than in fiscal 1996.


19. Recently Issued Accounting Standard

       In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No., 123, "Accounting for Stock-Based Compensation," which requires adoption no later than fiscal years beginning after December 15, 1995. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

       Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting.

       The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has not yet determined if it will elect to change to the fair value method, however, it has determined that should it elect to make such a change, the effect of the new standard will not have a material impact on net income and earnings per share in the year of adoption, nor would it have any effect on the Company's cash flows.

                                                                     SCHEDULE II


                     OAKHURST COMPANY, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)

-------------------- ---------------- -----------------------  -----------   -----------
       Column A          Column B             Column C           Column D     Column E
-------------------- ---------------- -----------------------  -----------   -----------
                                                    Charges
                        Balance at    Charged       to other                   Balance
                        beginning     to costs      accounts     Deductions     at end
   Description          of Period   and expenses   - describe    - describe    of Period
=========================================================================================
Allowance for doubtful
accounts deducted from
trade accounts
receivable for the
fiscal year ended:

February 28, 1995...      $320          $  27        $ --         $   65(A)      $ 282
                           ===           ====         ===          =======        ===
February 26, 1994...      $304          $ 879        $ --         $  863(A)      $ 320
                           ===            ===         ===          =======        ===
February 27, 1993...      $309          $  51        $ --         $   56(A)      $ 304
                           ===           ====         ===          =======        ===

(A) Amounts were deemed uncollectible and written off.

[Deloitte & Touche LLP logo]

2500 One PPG Place                        Telephone: (412) 338-7200
Pittsburgh, Pennsylvania 15222-5401       Facsimile: (412) 338-7380

INDEPENDENT AUDITORS' REPORT

To the Stockholder of
 Dowling's Fleet Service Co., Inc.:

We have audited the accompanying balance sheets of Dowling's Fleet Service
Co., Inc. as of July 31, 1994 and September 30, 1993, and the related statements of income, stockholder's equity, and cash flows for the ten months ended July 31, 1994 and the year ended September 30, 1993. We were also engaged to audit the statements of income, stockholder's equity and cash flows for the year ended September 30, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express (or disclaim) an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our report dated September 16, 1994, we disclaimed an opinion on the balance sheet as of September 30, 1993, and the statements of income, stockholder's equity and cash flows for the ten months ended July 31, 1994 and the years ended September 30, 1993 and 1992 because we were engaged as auditors after September 30, 1993, and we were not present to observe the taking of the physical inventories as of September 30, 1993, 1992 or 1991; nor had we been able to satisfy ourselves concerning the inventory quantities at those dates by means of other auditing procedures. Subsequently, we have been able to satisfy ourselves as to the inventory quantities as of September 30, 1993 and 1992 by means of other auditing procedures. Accordingly, our present opinion on the balance sheet as of September 30, 1993, and the statements of income, stockholder's equity and cash flows for the ten months ended July 31, 1994 and the year ended September 30, 1993, as expressed herein, is different from our prior report.

Because we have been unable to satisfy ourselves concerning the inventory quantities as of September 30, 1991 by means of other auditing procedures, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion on the results of operations and cash flows for the year ended September 30, 1992.

As described in Note 2 to the accompanying financial statements, the Company has restated its financial statements for the years ended September 30, 1993 and 1992 to reflect adjustments made for cut-off and other errors related to inventory purchases and related account balances as of the beginning of such fiscal years.

[Deloitte Touche LLP logo]

     In our opinion, the accompanying 1994 and 1993 financial statements present fairly, in all material respects, the financial position of the Company at July 31, 1994 and September 30, 1993, and the results of its operations and its cash flows for the ten months ended July 31, 1994 and the year ended September 30, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 7 to the accompanying financial statements, the amount recorded as stockholder distribution payable at July 31, 1994, which was being disputed, was resolved during December 1994.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Pittsburgh, Pennsylvania
December 20, 1994

DOWLING'S FLEET SERVICE CO., INC.

BALANCE SHEETS
 -----------------------------------------------------------------------------

                                               July 31     September 30
ASSETS                                           1994          1993
CURRENT ASSETS:
 Cash                                        $  108,456     $  302,538
 Trade accounts receivable                    1,366,318      1,227,921
 Inventory                                    2,193,281      1,910,762
 Other                                           --             21,521
                                             ----------    -----------
  Total current assets                        3,668,055      3,462,742
                                             ----------    -----------
PROPERTY AND EQUIPMENT                        1,022,863      1,008,896
 Less accumulated depreciation                 (684,159)      (613,882)
                                             ----------    -----------
  Property and equipment -- net                 338,704        395,014
                                             ----------    -----------
OTHER ASSETS                                    148,865        186,681
                                             ----------    -----------
                                             $4,155,624     $4,044,437
                                             ==========    ===========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
 Accounts payable                            $1,095,096     $  739,843
 Stockholder distribution payable               943,481         --
 Accrued compensation                            75,251         86,042
 Accrued expenses                               120,776        175,117
                                              ---------   ------------
  Total current liabilities                   2,234,604      1,001,002
                                              ---------   ------------

COMMITMENTS AND CONTINGENCIES (Notes 4, 7 and 8)

STOCKHOLDER'S EQUITY:
 Common stock, $10 par value,
 authorized 2,000 shares; issued 100 shares       1,000          1,000
 Retained earnings                            1,920,020      3,042,435
                                              ---------   ------------
  Total stockholder's equity                  1,921,020      3,043,435
                                              ---------   ------------
                                             $4,155,624     $4,044,437
                                             ==========   ============

The accompanying notes are an integral part of these financial statements.

DOWLING'S FLEET SERVICE CO., INC.

STATEMENTS OF INCOME
 -----------------------------------------------------------------------------

                                                                Year
                                                Year           Ended
                                     Ten        Ended        September 30
                                   Months    September 30       1992
                                    Ended       1993         (Unaudited)
                                   July 31   (As Restated,   (As Restated,
                                    1994      See Note 2)     See Note 2)
SALES                           $10,047,371   $11,458,193     $9,517,817
OTHER INCOME                         22,483        16,964         18,431
                                -----------   -----------     ----------
                                 10,069,854    11,475,157      9,536,248
                                -----------   -----------     ----------
COST OF SALES, INCLUDING
 OCCUPANCY AND BUYING
 EXPENSES                         7,882,642     8,959,476      7,332,544

OPERATING, SELLING AND
 ADMINISTRATIVE EXPENSES          1,797,147     1,946,734      1,785,438
                                -----------   -----------     ----------
                                  9,679,789    10,906,210      9,117,982
                                -----------   -----------     ----------
NET INCOME                      $   390,065   $   568,947     $  418,266
                                ===========   ===========     ==========
EARNINGS PER SHARE              $     3,901   $     5,689     $    4,183
                                ===========   ===========     ==========

The accompanying notes are an integral part of these financial statements.

DOWLING'S FLEET SERVICE CO., INC.

STATEMENTS OF STOCKHOLDER'S EQUITY
 -----------------------------------------------------------------------------

                                          Common     Retained
                                           Stock     Earnings        Total
BALANCE, OCTOBER 1, 1991 (unaudited),
 as previously reported                   $1,000   $ 2,372,471    $ 2,373,471

 Adjustment for errors (see Note 2)         --         451,253        451,253
                                          ------    ----------    -----------

BALANCE, OCTOBER 1, 1991 (unaudited),
 as restated                               1,000     2,824,724      2,824,724

 Net income (unaudited)                     --         418,266        418,266

 Distribution to stockholder (unaudited)    --         (27,800)       (27,800)
                                          ------    ----------    -----------

BALANCE, SEPTEMBER 30, 1992 (unaudited)    1,000     3,214,190      3,215,190

 Net income                                 --         568,947        568,947

 Distribution to stockholder                --        (740,702)      (740,702)
                                          ------    ----------    -----------

BALANCE, SEPTEMBER 30, 1993                1,000     3,042,435      3,043,435

 Net income                                 --         390,065        390,065

 Distribution to stockholder                --      (1,512,480)    (1,512,480)
                                          ------    ----------    -----------
BALANCE, JULY 31, 1994                    $1,000   $ 1,920,020    $ 1,921,020
                                          ======    ==========    ===========

The accompanying notes are an integral part of these financial statements.

DOWLING'S FLEET SERVICE CO., INC.

STATEMENTS OF CASH FLOWS
 -----------------------------------------------------------------------------


                                                                      Year          Year
                                                                      Ended         Ended
                                                          Ten       September    September 30
                                                        Months         30            1992
                                                         Ended        1993       (Unaudited)
                                                        July 31   (As Restated, (As Restated,
                                                         1994      See Note 2)   See Note 2)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                           $ 390,065     $ 568,947     $ 418,266
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                        129,990       152,967       148,724
   Loss on sale of property and equipment                17,292         7,733         4,809
  Other changes in operating assets and liabilities:
   Trade accounts receivable                           (138,397)     (167,881)      (29,468)
   Inventory                                           (282,519)     (286,561)     (101,803)
   Accounts payable                                     355,253       506,416      (323,115)
   Other                                                (43,611)       56,077       290,524
                                                      ---------     ---------     ----------
    Net cash provided by operating activities           428,073       837,698       407,937
                                                      ---------     ---------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment                   (106,407)     (192,531)      (72,788)
 Proceeds from sale of property and equipment             1,552        13,080         --
 Other                                                   (9,617)       (8,011)       (1,675)
                                                      ---------     ---------     ----------
    Net cash used in investing activities              (114,472)     (187,462)      (74,463)
                                                      ---------     ---------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to stockholder                          (507,683)     (740,702)      (27,800)
                                                      ---------     ---------     ----------
    Cash used in financing activities                  (507,683)     (740,702)      (27,800)
                                                      ---------     ---------     ----------
NET (DECREASE) INCREASE IN CASH                        (194,082)      (90,466)      305,674

CASH, BEGINNING OF PERIOD                               302,538       393,004        87,330
                                                      ---------     ---------     ----------

CASH, END OF PERIOD                                   $ 108,456     $ 302,538     $ 393,004
                                                      =========     =========     ==========

The accompanying notes are an integral part of these financial statements.

DOWLING'S FLEET SERVICE CO., INC.

NOTES TO FINANCIAL STATEMENTS
 -----------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Business Activities -- Dowling's Fleet Service Co., Inc. (the Company) is a wholesale distributor of car and truck radiators, air conditioning units and related parts, primarily in the Northeastern United States.

b. Fiscal Year -- The Company's fiscal year end is September 30. The accompanying financial statements as of July 31, 1994 and the ten month period then ended are presented as a result of the sale of all of the Company's common stock on August 1, 1994 to an unrelated party (see Note
   7).

c. Inventory -- The Company's inventory is stated at the lower of cost or market. Cost is determined by use of the average cost method.

d. Property and Equipment -- Property and equipment are stated at cost. Depreciation and amortization are computed generally by the declining-balance method and the straight-line method, over the estimated useful lives of such assets, as follows: leasehold improvements, 5-35 years; vehicles, 3-5 years; and computer, furniture and equipment, 5-10 years.

e. Covenants not to Compete -- Covenants not to compete are amortized on the straight-line method over the term of the related agreements and are included in other assets.

f. Revenue Recognition -- Revenues are recognized at the time products are shipped.

g. Tax Status -- The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal income tax purposes. The Company has also elected to be taxed under similar provisions for state income tax purposes. Under the provisions of Subchapter S, the stockholder, rather than the Company, has the responsibility for the payment of federal and state income taxes. Accordingly, no provision for federal and state income taxes has been recorded in these financial statements. However, payments of stockholder income taxes, recorded as distributions, have been reflected through charges to stockholder's equity.

2. RESTATEMENT

   Subsequent to the original issuance of the September 30, 1993 and 1992 financial statements, management of the Company determined that such previously issued financial statements did not include the effects of cut-off and other errors related to inventory purchases and related account balances as of September 30, 1992 and 1991. Accordingly, beginning retained earnings as of October 1, 1991 have been increased by $451,253 and such financial statements have been restated as follows:

   Statements of Income:                   Year Ended                  Year Ended
                                       September 30, 1993          September 30, 1992
                                    ----------------------------------------------------
                                                      As                         As
                                        As        Previously       As        Previously
                                     Restated      Reported     Restated      Reported
   Sales                           $11,458,193   $11,523,050   $9,517,817    $9,452,960
   Cost of sales, including
    occupancy and buying
    expenses                         8,959,476     8,778,960    7,332,544     7,061,807
   Net income                          568,947       814,320      418,266       624,146

3. PROPERTY AND EQUIPMENT

   Property and equipment are summarized as follows:

                                   July 31     September 30
                                     1994          1993
   Leasehold improvements        $  215,623     $  215,624
   Vehicles                         412,720        433,068
   Computer                         188,960        177,753
   Furniture and equipment          205,560        182,451
                                 ----------     ----------

                                  1,022,863      1,008,896
   Less accumulated
    depreciation                   (684,159)      (613,882)
                                 ----------     ----------

                                 $  338,704     $  395,014
                                 ==========     ==========

4. LEASES

   The Company leases its corporate office and certain warehouses under operating leases which expire over the next five years. Generally, leases are net leases which require the payment of executory expenses such as real estate taxes, insurance, maintenance and other operating costs. The leases generally provide for renewal options.

   Minimum rentals for all operating leases having initial noncancelable lease terms in excess of one year are as follows:

      Year ending September 30

        1994 (two months ending September 30)     $   58,400
        1995                                         350,500
        1996                                         347,100
        1997                                         328,800
        1998                                         301,300
        1999                                         257,300
                                                  ----------

        Total future minimum rental payment       $1,643,400
                                                  ==========

   Total rent expense for all operating leases amounted to approximately $382,900 for the ten month period ended July 31, 1994, and $432,400 and $427,800 for the years ended September 30, 1993 and 1992, respectively.

5. TRANSACTIONS WITH RELATED PARTIES

   The Company leases two warehouses from its stockholder. Rental payments amounted to approximately $275,500 for the ten month period ended July 31, 1994, and $318,000 for each of the years ended September 30, 1993 and 1992, respectively. On August 1, 1994, in connection with the sale of the common stock of the Company (see Note 7), new five year lease agreements for the two warehouses were entered into between the Company and the former stockholder. The minimum rentals for the new leases with the former stockholder are as follows:

      Year ending September 30

        1994 (two months ending September 30)    $ 35,800
        1995                                      214,700
        1996                                      214,700
        1997                                      214,700
        1998                                      214,700
        1999                                      178,900

   These amounts are included in the lease disclosure set forth in Note 4.

   The Company sold two vehicles to the stockholder during the ten month period ended July 31, 1994. The vehicles were sold at their estimated market value of $43,000 and the Company incurred a loss on disposition of the assets in the amount of $17,200. The sales of the vehicles were noncash transactions with the sales price being recorded as a distribution to stockholder in the statement of stockholder's equity.

6. PROFIT-SHARING PLAN

   The Company has a profit-sharing plan for all employees with 1,000 hours or more of annual service. Contributions to the plan are made on an annual basis at the discretion of management. The Company expensed approximately $41,700 for the ten month period ended July 31, 1994, and $50,000 and $52,000 for the years ended September 30, 1993 and 1992, respectively.

7. SUBSEQUENT EVENT

   On August 1, 1994, the stockholder entered into a Purchase and Sale Agreement under which all of the outstanding common stock of the Company was sold to an unrelated third party. The acquiror purchased the common stock in exchange for $4,000,000 of cash, a $700,000 two-year promissory note, a two-year earn out not to exceed $400,000 and the issuance of notes aggregating $500,000 to certain executives which accrue interest at 6% and are convertible at the executives' option to 120,346 shares of the acquiror's common stock on August 1, 1997.

   The stockholder distribution payable of $943,481 recorded in the accompanying balance sheet at July 31, 1994 represented management's estimate of the amount payable to the stockholder as defined by the Purchase and Sale Agreement. This amount, which was recorded in the financial statements for the ten month period ended July 31, 1994, was being disputed by the acquiror. During December 1994, an agreement was reached between the stockholder and the acquiror whereby the acquiror will pay the stockholder $659,566 in satisfaction of the obligation under the Purchase and Sale Agreement.

8. COMMITMENTS AND CONTINGENCIES

   On August 1, 1994, the Company entered into employment agreements with certain senior executives that provide for termination rights in the event that the executives' employment were to be terminated by the Company without cause. The employment agreements expire between July 31, 1997 and December 31, 1997. The rights include lump-sum payments of salary for the remainder of the term of the employment agreement. The executives' salaries under the employment agreements do not exceed $254,000 in the aggregate annually.

                                 * * * * * *

[Deloitte & Touche LLP logo]

2500 One PPG Place                              Telephone: (412) 338-7200
Pittsburgh, Pennsylvania 15222-5401             Facsimile: (412) 338-7380

INDEPENDENT AUDITORS' REPORT

To the Stockholder of
 LBI Corp. d/b/a/ Puma Products:

We have audited the accompanying balance sheet of LBI Corp. d/b/a Puma Products as of September 30, 1994, and the related statements of income, stockholder's equity and cash flows for the nine months then ended.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the year ended December 31, 1993 were audited by other auditors whose report, dated February 10, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 1994 financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1994, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
February 10, 1995

[Deloitte Touche LLP logo]

                              PODSEDNIK & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS
                          350 WESTPARK WAY, SUITE 221
                              EULESS, TEXAS 76040
                                     -----
                                 (817) 545-1847
                                 METRO 267-7388
                               FAX (817) 545-9912

                          Independent Auditor's Report

The Stockholders
LBI Corp. d/b/a Puma Products

We have audited the accompanying balance sheet of LBI Corp. d/b/a Puma Products as of December 31, 1993, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LBI Corp. d/b/a Puma Products as of December 31, 1993, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Podsednik & Company

February 10, 1995

LBI CORP. d/b/a PUMA PRODUCTS

BALANCE SHEETS
 -----------------------------------------------------------------------------

                                                         September 30,  December 31,
ASSETS                                                      1994           1993
CURRENT ASSETS:
 Cash                                                    $  367,495      $264,583
 Trade accounts receivable, less allowance of
  $44,000 and $36,000, respectively                         463,204       180,086
 Inventory                                                  904,472       526,419
 Other                                                        1,562         2,931
                                                        -----------   -----------
   Total current assets                                   1,736,733       974,019
                                                        -----------   -----------
EQUIPMENT                                                    90,626        47,491
  Less accumulated depreciation                              36,557        24,731
                                                        -----------   -----------
  Equipment -- net                                           54,069        22,760
                                                        -----------   -----------
OTHER ASSETS                                                  5,860           523
                                                        -----------   -----------
                                                         $1,796,662      $997,302
                                                        ===========   ===========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
 Accounts payable                                        $  332,390      $101,299
 Stockholder distribution payable                           232,000         --
 Accrued expenses                                            36,592       138,229
 Current portion of long-term debt                           12,110         7,503
                                                         -----------   ------------
   Total current liabilities                                613,092       247,031
                                                         -----------   ------------
LONG-TERM DEBT                                                9,288         7,018
                                                         -----------   ------------

COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)

STOCKHOLDER'S EQUITY:
 Common stock, no par value; authorized 10,000
   shares; issued 1,000 shares                                1,000         1,000
 Retained earnings                                        1,173,282       742,253
                                                         ----------    ----------
   Total stockholder's equity                             1,174,282       743,253
                                                         ----------    ----------
                                                         $1,796,662      $997,302
                                                         ==========    ==========

The accompanying notes are an integral part of these financial statements.

LBI CORP. d/b/a PUMA PRODUCTS

STATEMENTS OF INCOME
 -----------------------------------------------------------------------------

                                    Nine-
                                    Month
                                   Period          Year
                                    Ended          Ended
                                September 30,   December 31,
                                     1994          1993
SALES                            $5,667,725     $5,505,739
OTHER INCOME                         83,015         70,437
                                 ----------     ----------
                                  5,750,740      5,576,176
                                 ----------     ----------
COST OF SALES, INCLUDING
 OCCUPANCY AND BUYING EXPENSES    4,457,863      4,126,931

OPERATING, SELLING AND
 ADMINISTRATIVE EXPENSES            629,848        795,279
                                 ----------     ----------
                                  5,087,711      4,922,210
                                 ----------     ----------
NET INCOME                       $  663,029     $  653,966
                                 ==========     ==========
EARNINGS PER SHARE               $      663     $      654
                                 ==========     ==========

The accompanying notes are an integral part of these financial statements.

LBI CORP. d/b/a PUMA PRODUCTS

STATEMENTS OF STOCKHOLDER'S EQUITY
 -----------------------------------------------------------------------------

                              Common     Retained
                               Stock     Earnings      Total
BALANCE, JANUARY 1, 1993      $1,000   $  333,327    $  334,327
 Net income                     --        653,966       653,966
 Distribution to stockholder    --       (245,040)     (245,040)
                              ------    ---------   -----------
BALANCE, DECEMBER 31, 1993     1,000      742,253       743,253
 Net income                     --        663,029       663,029
 Distribution to stockholder    --       (232,000)     (232,000)
                              ------    ---------   -----------
BALANCE, SEPTEMBER 30, 1994   $1,000   $1,173,282    $1,174,282
                              ======   ==========    ==========

The accompanying notes are an integral part of these financial statements.

LBI CORP. d/b/a PUMA PRODUCTS

STATEMENTS OF CASH FLOWS
 -----------------------------------------------------------------------------

                                                          Nine-
                                                          Month
                                                         Period          Year
                                                          Ended         Ended
                                                      September 30,  December 31,
                                                          1994          1993
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                             $ 663,029      $ 653,966
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation                                             11,826          7,745
  Other changes in operating assets and liabilities:
   Trade accounts receivable                             (283,118)       (30,004)
   Inventory                                             (378,053)      (276,284)
   Accounts payable                                       231,091         41,020
   Other                                                 (105,605)         7,574
                                                        ---------      ---------
    Net cash provided by operating activities             139,170        404,017
                                                        ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment                      (43,135)        (9,250)
                                                        ---------      ---------
    Cash used in investing activities                     (43,135)        (9,250)
                                                        ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Distribution to stockholder                                --          (245,040)
 Proceeds from issuance of long-term debt                  14,879          --
 Principal payments of long-term debt                      (8,002)        (7,503)
                                                        ---------      ---------
    Net cash used in financing activities                  (6,877)      (252,543)
                                                        ---------      ---------
NET INCREASE IN CASH                                      102,912        142,224
CASH, BEGINNING OF PERIOD                                 264,583        122,359
                                                        ---------      ---------
CASH, END OF PERIOD                                     $ 367,495      $ 264,583
                                                        =========      =========

The accompanying notes are an integral part of these financial statements.

LBI CORP. d/b/a PUMA PRODUCTS

NOTES TO FINANCIAL STATEMENTS
 -----------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Business Activities -- LBI Corp. d/b/a Puma Products (the Company) is a wholesale distributor of accessories for trucks, vans and cars throughout the United States.

b. Fiscal Year -- The Company's fiscal year end is December 31. The accompanying financial statements as of September 30, 1994 and the nine-month period then ended are presented as a result of the sale of all of the Company's common stock on October 26, 1994 to an unrelated party (see Note
   6).

c. Inventory -- The Company's inventory is stated at the lower of first-in, first-out (FIFO) cost or market.

d. Equipment -- Equipment is stated at cost. Depreciation is computed by the modified accelerated cost recovery method over the estimated useful lives of such assets (five to seven years).

e. Revenue Recognition -- Revenues are recognized at the time products are shipped.

f. Tax Status -- The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal income tax purposes. Under the provisions of Subchapter S, the stockholder, rather than the Company, has the responsibility for the payment of federal income taxes. Accordingly, no provision for federal income taxes has been recorded in these financial statements. However, payments of stockholder income taxes, recorded as distributions, have been reflected through charges to stockholder's equity.

2. EQUIPMENT

   Equipment is summarized as follows:


                                       September      December 31,
                                       30, 1994          1993
   Computer                           $  18,260        $  6,601
   Vehicles                              42,604          27,725
   Furniture and equipment               29,762          13,165
                                      ---------       ---------

                                         90,626          47,491
   Less accumulated
   depreciation                         (36,557)        (24,731)
                                      ---------       ---------

                                      $  54,069       $  22,760
                                      =========       =========

3. LONG-TERM DEBT

   Long-term debt consists of various notes, payable in monthly installments through January 1997, with interest ranging from 5.75% to 6.91%.

   Interest expensed and paid was $1,262 and $1,633 during the nine-month period ended September 30, 1994 and the year ended December 31, 1993, respectively.

   Maturities of long-term debt are as follows:


      Year Ending September 30

              1995                    $12,110
              1996                      6,935
              1997                      2,353
                                      -------
                                      $21,398
                                      =======

4. LINE OF CREDIT

   The Company has a bank line of credit with a maximum borrowing limit of $100,000, at an interest rate of 1.5% above the bank's prime rate. The Company had no borrowings under lines of credit at September 30, 1994 and December 31, 1993. Upon the sale of the Company's common stock (see Note 6), the line of credit was terminated.

5. LEASES

   The Company leased its corporate office and warehouse under an operating lease which expired during December 1994. Rent expense amounted to approximately $16,875 for the nine-months ended September 30, 1994, and $22,500 for the year ended December 31, 1993.

   On December 15, 1994, the Company relocated its warehouse and offices to a facility leased from the former stockholder. The new lease expires on December 31, 2000 and provides for a four year renewal option.

   Minimum rentals under these leases having initial noncancelable lease terms in excess of one year are as follows:

      Year ending September 30

        1995                                        $ 69,200
        1996                                          78,500
        1997                                          78,500
        1998                                          78,500
        1999                                          78,500
        Thereafter                                    98,125
                                                   ---------

        Total future minimum rental payments        $481,325
                                                    ========

6. SUBSEQUENT EVENT

   On October 26, 1994, the stockholder entered into a Purchase and Sale Agreement under which all of the outstanding common stock of the Company was sold to an unrelated third-party. The acquiror purchased the common stock in exchange for $1,200,000 of cash, a 120-day promissory note for $950,000, a $600,000 two-year promissory note, 266,667 shares of the acquiror's common stock and a five-year earn-out of up to $1,000,000. The amount of the 120-day promissory note will be increased or decreased based on the final determination of the purchase price, pursuant to the terms of the Purchase and Sale Agreement. The Purchase and Sale Agreement also provides for bonus earn-out payments to be made to the stockholder in the event that earnings exceed historical levels over the five-year earn-out period, with a maximum additional payment of $500,000.

7. COMMITMENTS AND CONTINGENCIES

   On October 26, 1994, the Company entered into employment agreements with two executives that provide for termination rights in the event that the executives' employment were to be terminated by the Company without cause. The employment agreements expire on October 26, 1997 and October 26, 1999, respectively. The rights include lump-sum payments of salary for the remainder of the term of the employment agreement. The executives' annual salaries under the employment agreements do not exceed $165,000 in the aggregate.

                                 * * * * * *

                     (footnote continued from previous page)

                        (footnote continued to next page)

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma condensed consolidated statement of income is presented to reflect the acquisition of all of the outstanding common stock of Dowling's Fleet Service Co., Inc. ("Dowling's") which occurred in August 1994 and LBI Corp. d/b/a Puma Products ("Puma") which occurred in October 1994 by Oakhurst Company, Inc. ("Oakhurst"). The unaudited pro forma condensed consolidated statement of income reflects the estimated effects of the Dowling's and Puma acquisitions, assuming the acquisitions were consummated as of the beginning of the fiscal year ended February 28, 1995.

     The unaudited pro forma condensed consolidated statement of income does not purport to represent what the consolidated results of operations would actually have been if the Dowling's and Puma acquisitions in fact had occurred on February 27, 1994 or to project the results of operations of Oakhurst for any future date or period.


     The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable in the circumstances. The pro forma financial information presented and accompanying notes should be read in conjunction with the historical consolidated financial statements of Oakhurst.

                     OAKHURST COMPANY, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      For the Year Ended February 28, 1995
                  (Dollars in thousands except per share data)
                                   (Unaudited)

                                                                                    Puma
                                               Dowling's                           Products
                                               (Period                             (Period
                                               2/27/94-                   Pro       2/27/94-                   Pro
                                Historical     7/31/94)   Adjustments    Forma     10/26/94)  Adjustments     Forma
                                ----------     --------   -----------    -----     ---------  -----------     -----
Sales ......................   $    43,142   $     5,355    $   --       $48,497    $4,772     $    --       $   53,219
Other Income ...............           655            11        --           666        82          --              748
                               -----------   -----------    ------       -------    ------     -------       ----------
                                    43,797         5,366        --        49,163     4,804          --           53,967
                               -----------   -----------    ------       -------    ------     -------       ----------

Costs of goods sold,
   including occupancy
   and buying expenses .....        32,384         4,201       (25)(a)    36,560     3,732                       40,292
Operating, selling and
   administrative expenses .         9,560           958      (193)(b)    10,410       525         (58)(f)       11,023
                                                                85 (c)                             146 (c)
Interest expense ...........           411            --       100 (d)       511        --          81 (d)          592
                               -----------   -----------    ------       -------    ------     -------       ----------
                                    42,355         5,159       (33)       47,481     4,257         169           51,907
                               -----------   -----------    ------       -------    ------     -------       ----------

Income before income
   taxes ...................         1,442           207        33         1,682       547        (169)           2,060

Income tax expense .........          (623)           --      (103)(e)      (726)       --        (177)(e)         (903)
                               -----------   -----------    ------       -------    ------     -------       ----------

Net income .................   $       819   $       207    $  (70)      $   956    $  547     $  (346)      $    1,157
                               ===========   ===========    ======       =======    ======     =======       ==========

Net income per share .......   $      0.27                                                                   $     0.36
                               ===========                                                                   ==========

Weighted average number
   of shares outstanding
   used in computing per
   share amounts ...........     3,076,801                                                                    3,259,154
                               ===========                                                                    =========

(See notes to pro forma condensed consolidated statements of income.)

                          NOTES TO PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENTS OF INCOME


(a) Represents the reduction of rent expense associated with warehouse facilities leased from the former shareholder of Dowling's resulting from new lease agreements being entered into at the time of the acquisition.

(b) Represents historical administrative expenses which will be nonrecurring. These nonrecurring expenses consist primarily of the reduction of an officer's salary.

(c) Represents the amortization of excess of cost over net assets acquired which will be amortized on the straight-line basis over 15 years.

(d) Represents interest expense in connection with additional long-term obligations.

(e) Represents adjustment to reflect consolidated tax expense at Oakhurst's statutory tax rate.

(f) Represents historical administrative expenses which will be nonrecurring. These nonrecurring expenses consists primarily of administrative wages and benefits for terminated personnel and other expenses incurred by the former stockholder.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.


                      TABLE OF CONTENTS

                                            Page

Additional Information....................   5
Prospectus Summary........................   6
Risk Factors..............................   9
The Company...............................  12
Use of Proceeds...........................  12
Dividend Policy...........................  12
Price Range of Common Stock...............  13
Capitalization............................  14
Selected Consolidated Financial Data......  15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations...........................  17
Business..................................  24
Management................................  33
Principal Stockholders....................  43
Selling Stockholders......................  45
Description of Capital Stock..............  46
Certain Transactions......................  49
Plan of Distribution......................  49
Legal Matters.............................  50
Experts...................................  50
Additional Information....................  50
Index to Financial Statements.............  F-1




                                 987,451 Shares

                             Oakhurst Company, Inc.


                                  Common Stock



                                   ==========
                                   PROSPECTUS
                                   ==========
                                 February 9, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              Item 13. Other Expenses of Issuance and Distribution

     Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:


SEC Registration Fee....................... $    511
Legal Fees and Expenses....................   40,000
Accountants' Fees and Expenses.............   35,000
Expenses of Qualification Under
  State Securities Laws, Including
  Attorneys' Fees..........................   10,000
Printing and Engraving Expenses............    3,000
                                             -------
Total......................................  $88,511
                                             =======



Item 14. Indemnification of Directors, Officers and Employees

     Section 145 ("Section 145") of the Delaware General Corporation Law provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as Directors or officers. The Registrant's By-Laws provides for indemnification of Directors and officers to the full extent permitted by Section 145. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he/she is successful on the merits; (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the Director or officer is adjudged liable for negligence or misconduct in the performance of his/her duties to the corporation, unless a court determines that, despite such adjudication, but in view of all of the circumstances, he/she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard has been met. Such a determination may be made by a majority of a quorum of disinterested Directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The Board of Directors may authorize advancing litigation expenses to a Director or officer upon receipt of an undertaking by such Director or officer to repay such expenses if it is ultimately determined that he/she is not entitled to be indemnified for them.

Item 15. Recent Sales of Unregistered Securities

     Described below is information regarding all unregistered securities of the Company sold by the Company within the last three years.

     The following securities were sold and issued in reliance upon the exemption provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder:

     (1) In August 1994, Oakhurst issued, in connection with the acquisition by the Company of all of the issued and outstanding capital stock of Dowling's, convertible debt of $500,000 to certain executives of Dowling's, which is convertible at the executives' option into 120,346 shares of Oakhurst common stock on August 1, 1997.

     (2) In October 1994, Oakhurst issued 266,667 shares of the Company's common stock to the shareholders of LBI Corp., d/b/a Puma Products, as part of the consideration paid by the Company in connection with the acquisition of all of the issued and outstanding capital stock of Puma.

Item 16. Exhibits and Financial Statement Schedules


               The following is a list of exhibits filed as a part of this registration statement:

Exhibit
  No.    Description

2.1 Agreement and Plan of Merger dated as of May 20, 1991 (filed as Appendix A to the Proxy Statement/Prospectus dated April 16, 1991 of the Company and Steel City Products, Inc. ("SCPI")).

3.1      Restated Certificate of Incorporation dated August 5, 1993 (filed as
         Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended February 26, 1994).

3.2 By-laws (filed as Appendix C to the Proxy Statement/Prospectus of the Company and SCPI dated April 16, 1991).

4.1 Agreement and Plan of Merger dated as of May 20, 1991 (see Exhibit 2.1 above).


*5 Opinion of Roger M. Barzun, Esq. with respect to the legality of the shares being registered.


10.1 Form of Option Agreement dated August 29, 1991 with directors and executive officers (filed as Exhibit 10(b) to the Company's Annual Report on Form 10-K for the fiscal year ended February 26, 1994).

10.2 Agreement dated June 11, 1991 with Prudential-Bache Special Situations Fund (filed as Exhibit 10(q) to the Annual Report on Form 10-K of SCPI for the fiscal year ended March 3, 1990).

10.3 Stock Purchase Agreement with Harold Garfinkel and H&H Distributors, Inc. dated as of January 25, 1994 (filed as Exhibit 10.4 to the Company's Annual Report on Form 10-K for the fiscal year ended February 26, 1994).

10.4 Employment Agreement with Harold Garfinkel dated as of November 1, 1993 (filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended February 26, 1994).

10.5 Agreement between Harold Garfinkel and H&H Distributors, Inc. dated as of November 1, 1993 (filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended February 26, 1994).

10.6 Credit Agreement by and between SCPI and Integra Bank Pittsburgh (filed as Exhibit 10.1 to SCPI's Quarterly Report on Form 10-Q for the period ended August 27, 1994).

10.7 Mortgage and Security Agreement by and between SCPI and Integra Bank Pittsburgh (filed as Exhibit 10.2 to SCPI's Quarterly Report on Form 10-Q for the period ended August 27, 1994).

10.8 Credit Agreement by and between the Company and Integra Bank Pittsburgh (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended August 27, 1994).

10.9 Pledge and Security Agreement by and between the Company and Integra Bank Pittsburgh (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended August 27, 1994).

10.10 Purchase and Sale Agreement relating to the acquisition of Dowling's Fleet Service Co., Inc. by the Company, also containing employment agreements with James Dowling, Robert Keane and Joseph Quattrochi (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the period ended August 27, 1994).

10.11 Stock Purchase Agreement dated as of October 20, 1994 among the Company, LBI Corp. d/b/a Puma Products, Inc. and Anthony Puma also containing employment agreements with Anthony Puma and Laurence Finman (filed as an exhibit to the Company's Current Report on Form 8-K dated October 26, 1994).

10.12 Lease Agreements by and between James Dowling and Dowling's Fleet Service Co., Inc. (filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended February 28, 1995).

10.13 Lease Agreement by and between Anthony Puma and Puma Products, Inc. (filed as Exhibit 10.14 to the Company's Annual Report on Form 10-K for the year ended February 28, 1995).

10.14    The 1994 Omnibus Stock Plan with form of option agreement (filed as
         Exhibit 10.15 to the Company's Annual Report on Form 10-K for the year ended February 28, 1995).

10.15 The 1994 Non-Employee Director Stock Option Plan with form of stock option agreement (filed as Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended February 28, 1995).


*10.16 Letter Agreement dated January 3, 1996 between the Company and Integra amending the Credit Agreement dated August 1, 1994 between the Company and Integra.

*10.17 Letter Agreement dated January 3, 1996 between SCPI and Integra amending the Credit Agreement dated August 1, 1994 between SCPI and Integra.

10.18 Settlement Agreement, dated February 5, 1996, among the Registrant, Dowling Fleet Service and James Dowling.

*21      Subsidiaries of Registrant.


23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of Podsednik & Company.

23.3 Consent of Roger M. Barzun, Esq., general counsel to Registrant (included in Exhibit 5).

24       Power of Attorney (included in signature page to Registration
         Statement).

27       Financial Data Schedule


*        Previously filed.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (6) That every prospectus (i) that is filed pursuant to paragraph
         (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

              (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant, Oakhurst Company, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto
duly authorized, in the                ,                                  , on
this      day of February, 1996.


                                    Oakhurst Company, Inc.



                                    By:  /s/ Mark Auerbach
                                         -----------------
                                           Mark Auerbach
                                           Chairman of the Board,
                                           and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Roger D. Feldman and Roger M. Barzun and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                  Title                         Date



        *                  Chairman of the               February  9, 1996
------------------         Board of Directors,
Mark Auerbach              President, Chief Executive
                           Officer, Chief
                           Financial Officer
                           (principal executive,
                           financial and
                           accounting officer),
                           Director


       *                   Director                     February  9, 1996
---------------------
John D. Abernathy



       *                   Director                     February  9, 1996
--------------------
Robert M. Davies


       *                   Director                     February  9, 1996
--------------------
Joel S. Lever


       *                   Director                     February  9, 1996
-------------------
Richard Randolph


       *                   Director                     February  9, 1996
--------------------
Bernard H. Frank


       *                   Director                     February  9, 1996
-------------------
Anthony N. Puma


*By:   /s/ Roger M. Barzun
       --------------------
           Attorney-in-Fact

                               Index to Exhibits


Exhibit No.         Description                                  Page No.
-----------         ------------                                 --------

*5.0                Opinion of Roger M. Barzun, Esq.
                      with respect to the legality of the
                      shares being registered

*10.16              Letter Agreement dated January 3, 1996
                      between the Company and Integra amending the Credit Agreement dated August 1, 1994 by and between the Company and Integra Bank Pittsburgh

*10.17              Letter Agreement dated January 3, 1996
                      between SCPI and Integra amending the
                      Credit Agreement, dated August 1, 1994,
                      between SCPI and Integra

10.18               Settlement Agreement, dated February 5, 1996,
                      among the Registrant, Dowlings Fleet
                      Service and James Dowling                     108

*21                 Subsidiaries of the Registrant

23.1                Consent of Deloitte & Touche LLP                116

23.2                Consent of Podsednik & Company                  117

27                  Financial Data Schedule                         118


* Previously filed